UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Sun Communities, Inc.
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Sun Communities, Inc. 2022 Proxy Statement

SUN COMMUNITIES, INC.®

VISION
We are an inspired, engaged and collaborative team committed to providing extraordinary service to our residents, customers and each other.
CULTURE

Live the Golden Rule	Do the right thing	We over me

Treat others the way you want to be treated – we don’t just practice it, we live it. The exceptional experiences we deliver wouldn’t be possible without understanding our impact on others. We operate with respect, empathy and consideration at all times. It’s not a suggestion, it’s our moral obligation.	We choose honesty and integrity in all our actions, making the best, most educated decisions we can. Sometimes the right thing is the easy thing, or the popular thing. Other times it isn’t. We don’t get sidetracked when things go wrong, and we don’t shy away from doing what is right.	We work as a collaborative and collective unit. No one person operates alone, and we keep the wider team in mind when making decisions about individual work. We know we need each other to produce an unmatched experience for our residents and guests. What’s more, we trust each other enough to sacrifice our own goals for those of the team.

Nothing changes if nothing changes	Mindset is everything	Keep it simple

	Mindset is the guiding force behind all our actions. We can’t always decide what happens to us, but we can always decide how to handle it. Bad experiences don’t bring down our whole day. We learn, we grow and we become resilient. We are successful because we choose to be, every day and every step of the way.	Let’s not overcomplicate things. Can a clearer word explain your point? Use it. Can fewer steps streamline your work? Do it. We lead with what is most important, shedding complexity as we go. Simplicity isn’t effortless, but it does make things a bit easier.

We don’t sit still for long. We are constantly transforming both our industry and our Company. That means we are open and flexible, using what works now to develop what works next. Even if it ain’t broke, we still make it better. Lots of folks will say it hasn’t been done – we say it hasn’t been done yet.

Be yourself & thrive

Inclusion, diversity, equity and accessibility are at the heart of who we are and what we do. Our biggest competitive advantage is the variety of individual perspectives we all bring to Sun. We support and celebrate what makes us unique, creating a space where all can succeed.

Dear Fellow Shareholders,
2021 was a year of meaningful growth and evolution at Sun Communities. Sun is the largest owner and operator of Manufactured Housing communities, RV resorts and Marinas, and our strong results reflect the resilience, desirability and favorable positioning of our best-in-class portfolio. While the pandemic and its related impact brought many unprecedented challenges to the world, it also illuminated several sustaining tailwinds for us that we believe will continue for years to come. The demand for attainable housing and outdoor vacationing and leisure activities have become abundantly clear, and Sun is uniquely positioned to meet these customer needs across all of our platforms.
Our portfolio continues to deliver stable earnings growth, as demonstrated by our 11.2 percent growth in same community net operating income (NOI) in 2021. We also benefited from the contribution of our strategic acquisitions and growth initiatives. During the year, we expanded our portfolio to include more than 204,000 sites, wet slips and dry storage spaces across 602 properties, representing 9 percent growth from the end of the prior year. The net result was an incredibly strong 27.9 percent year over year increase in Core Funds from Operations (Core FFO) per share.
This performance reflects the successful execution of our investment strategy, built on our proven platform that we have continually refined and improved. Today, the number of investment opportunities available to Sun and its shareholders is more exciting than ever. Our four core investment priorities include: 1) pursuing accretive acquisitions; 2) reinvesting in our communities; 3) completing highly profitable community expansions; and 4) selective greenfield developments. During the year, we successfully executed on each of these as we completed $1.4 billion of high-quality acquisitions across our manufactured housing communities, RV resorts and marinas, as well as opening four new ground-up development properties. We also continued to grow our pipeline for future growth with land purchases for greenfield development and site expansions.
We reached another exciting milestone as we announced the acquisition of Park Holidays UK for approximately $1.3 billion which we expect to close in April 2022. Park Holidays is the second largest owner and operator of holiday parks in the UK, with 40 owned, and two managed, communities. With a nearly identical business model to Sun’s manufactured housing platform, this transaction allows us to apply our proven expertise and track record to a fragmented market, further expanding our opportunities and accelerating our growth potential.
Sun has a strong cycle-tested record of operating, expanding and acquiring MH and RV communities dating back to 1975. Throughout our history, we have maintained an unparalleled focus on delivering the best customer experience and on optimizing our operating platform. To achieve this, we have assembled an incomparable team and have established a culture of accountability and empowerment. Our team takes pride in providing the highest level of service by executing on a playbook which serves our customers, guests and residents in a way that creates a sticky customer base. Across each of our platforms, demand is at record levels from applications to live in a Sun Community to new RV bookings to marina slip and storage demand. We aspire to create additional value using our proprietary technologies and building scale with our marketing and booking platforms including Campspot. We are excited about the launch of our new branding for our RV resorts, Sun Outdoors, which invites guests to “explore their sunnier side” and encourages interactions with both returning and new Sun customers in much deeper and more engaging ways.

2022 Proxy Statement	1

Letter from the Chairman and Lead Independent Director
Our operational performance was complemented by Sun’s strategic balance sheet management. In addition to completing equity raises to secure capital to fund our growing acquisition pipeline and other opportunities, in 2021, we also completed a well-received inaugural unsecured bond issuance where we received investment grade ratings from both S&P and Moody’s. Going forward, we will look for opportunities to enhance our credit metrics. With our solid investment grade ratings, we now have greater access to the bond market, providing us with enhanced financial flexibility and an additional tool to fund our investment activities. We have a healthy pipeline of internal and external opportunities, and our priority is to maintain a strong balance sheet to support continued growth across all Sun platforms.
In 2021, we also accelerated our commitment to promoting ESG principles throughout all areas of our business. Sun’s core success attributes of Commitment, Intensity, Empowerment, Accountability and Service, have always been a foundational piece of Sun, and we are pleased with the strong steps taken to formalize this commitment. A few highlights include: the launch of a new partnership with the National Park Foundation in support of the Foundation’s Outdoor Exploration program to connect people with the social, mental, and physical health benefits of national parks and outdoor discovery; a broad assessment of the current state of inclusion, diversity, equity and accessibility at Sun and developing an organization-wide strategy to create positive change; and the enhancement of our ESG disclosures and the establishment of a baseline from which to demonstrate improvements. We recently published our annual ESG report, where we outlined three voluntary frameworks we undertook in 2021. Sun is committed to continual improvement in these areas and we look forward to providing ongoing updates on our progress.
For more than 20 years, Sun has delivered consistent and cycle-tested organic cash flow growth, supported by favorable demand drivers, high barriers to entry, and Sun’s investment and operational prowess. We are proud that, in every individual year, or rolling 4-quarter period, over this same time period, we have recorded positive same community NOI growth. This is an exceptional track record and one that could not have been achieved without the extraordinary commitment of each and every Sun team member. And finally, we, at Sun, want to thank all of our stakeholders for their ongoing support.
Sincerely,

Gary A. Shiffman Chairman and Chief Executive Officer	Clunet R. Lewis Lead Independent Director

2	Sun Communities, Inc.

Date and Time	Location	Record Date
Online Wednesday, May 17, 2022, 11:00 a.m. EDT	Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/SUI2022	Close of business March 21, 2022

Items of Business		Board Recommendation	For Further Details
1	Elect eight directors to serve until our 2023 annual meeting of shareholders or until their successors shall have been duly elected and qualified	FOR each director nominee	Page 21
2	Conduct a non-binding advisory vote on executive compensation	FOR	Page 47
3	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022	FOR	Page 90
4	Approval of first amendment to the Sun Communities Inc. 2015 Equity Incentive Plan	FOR	Page 93
Consider any other business properly brought before the Annual Meeting.
Who Can Vote
If you were a holder of record of the Company’s common stock at the close of business on March 21, 2022 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
How to Cast Your Vote
YOUR VOTE IS IMPORTANT TO US. Please vote as promptly as possible.

Internet	Call	Mail
Before the Annual Meeting - www.proxyvote.com During the Annual Meeting - www.virtualshareholdermeeting.com/SUI2022	(800) 690-6903	Mail your proxy card or voter instruction form based on the instructions provided
Thank you for your interest in Sun Communities, Inc.
By Order of the Board of Directors
Karen J. Dearing
Secretary

This Proxy Statement and our Annual Report to shareholders for the year ended December 31, 2021, are available at www.proxyvote.com.

2022 Proxy Statement	3

4	Sun Communities, Inc.

Board	Sun Communities, Inc. Board of Directors
CDC	Centers for Disease Control and Prevention
CNOI	Controllable Net Operating Income
Core FFO(1)	Core Funds From Operations
Core FFO(1) per Share	Core Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible securities Per Share Fully Diluted
DEI	Diversity, Equity, and Inclusion
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EDT	Eastern Daylight Time
ERM	Enterprise Risk Management
ESG	Environmental, Social and Governance
Exchange Act	Securities Exchange Act of 1934
FFO	Funds From Operations
GAAP	United States Generally Accepted Accounting Principles
IDEA	Inclusion, Diversity, Equity and Accessibility
MH	Manufactured Housing
MH Finance Committee	Manufactured Housing Finance Committee of the Board
NAREIT	National Association of Real Estate Investment Trusts
NCG Committee	Nominating and Corporate Governance Committee of the Board
NEO	Named Executive Officers identified in this Proxy Statement: Gary A. Shiffman, John B. McLaren, Karen J. Dearing, Bruce D. Thelen and Aaron Weiss
NOI(1)	Net Operating Income
NYSE	New York Stock Exchange
OP Unit	Unit representing an ownership interest in the Operating Partnership
Operating Partnership	Sun Communities Operating Limited Partnership
Recurring EBITDA(1)	Recurring Earnings Before Interest, Taxes, Depreciation and Amortization
REIT	Real Estate Investment Trust
RPS	Revenue Producing Site
RV	Recreational Vehicle
Same Community NOI	Net Operating Income of properties that we have owned and operated continuously since January 1, 2020
SEC	Securities and Exchange Commission
SHS	Sun Home Services, Inc.
TSR	Total Shareholder Return
UK	The United Kingdom
WHO	World Health Organization
(1)Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion in Appendix A, which also presents the reconciliation of these non-GAAP financial measures to GAAP measures.

2022 Proxy Statement	5

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Sun Communities, Inc., a Maryland corporation, and all wholly-owned or majority-owned and controlled subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”), Sun Home Services, Inc., a Michigan corporation (“SHS”) and Safe Harbor Marinas, LLC, a Delaware limited liability company (“Safe Harbor”), are referred to herein as the “Company,” “us,” “we” and “our.” We are a fully integrated real estate investment trust (“REIT”).
COMPANY OVERVIEW(1)

Sun Communities is the nation’s premier owner and operator of manufactured housing communities.	Sun Outdoors offers recreational vehicle sites, vacation rentals, and tent camping with world-class amenities throughout the U.S. and Ontario, Canada.	Safe Harbor is the largest and most diversified marina owner and operator in the United States.

33 Hybrid MH and RV properties		125 Marinas 45,155 wet slips & dry storage spaces
284 MH Communities	160 RV Resorts
98,621 MH sites	30,540 annual RV sites 29,847 transient RV sites

Property Count	Rental Revenue Breakdown(3)
602 properties across 39 states, Ontario, Canada and Puerto Rico

(1)Data as of December 31, 2021.
(2)Does not include five marinas managed for third parties.
(3)Represents percentage of rental revenue from the leasing of sites, homes, wet slips, dry storage spaces and commercial leases.

2022 Proxy Statement	7

About Sun Communities
2021 REVIEW
In 2021, despite the continued impact of COVID-19 on our people and the operations of our MH communities, RV resorts and marinas, we continued our track record of delivering industry-leading results for our shareholders. We outperformed many of the leading real estate and market indices, while further expanding our platform for growth.
Performance Highlights
During 2021, we continued our trend of outperforming many of the leading real estate and market indices. We have delivered industry-leading and sustained earnings growth as well as meaningful value creation with our strategic acquisitions. Highlights of our performance include:

27.9% Increase in Core FFO per diluted share and OP unit over 2020	11.2% 2021 Same Community NOI growth vs. 9.0% REIT average(1)	2,483 Revenue producing sites gained in 2021	42.6% Increase in home sales volume over 2020

$2.3 billion Total revenues for 2021 (an increase of 62.5% from 2020)	$1.4 billion Acquisitions of properties $173.0 million Acquisitions of land for development	$1.3 billion Announced planned acquisition of Park Holidays UK, the 2nd largest owner and operator of holiday parks in the UK	$1.1 billion equity raised, and additional +4.0 million shares under forward Sale agreements

$1.2 billion Senior unsecured notes BBB & Baa3 rating by S&P Global and Moody's	40.8% 1-year TSR vs. 28.7% 1-year TSR (S&P 500)(2)	73rd percentile 3-year TSR among MSCI US REIT Index (RMS)(3)	16.5% Safe Harbor contribution to real property NOI. Successful Integration of Safe Harbor.
(1)    Source: Citi Investment Research, December 31, 2021.
(2)    Source: S&P Global as of December 31, 2021.
(3)    Source: KeyBanc “The Leaderboard” publication.
Financial Highlights
As a reflection of our performance and our ability to generate industry-leading results, we have raised our dividend each year since 2017. Concurrently, our stock price has increased on average 38.2 percent per year over the five years ended December 31, 2021, delivering industry leading value to our shareholders as our Core FFO per Share has grown on average 12.2 percent over the same five years.

Annual Dividend Per Share*	Core FFO Per Share*	Stock Price*

5.5% AVERAGE GROWTH
$3.40
$3.30
$3.20
$3.10
$3.00
$2.90
$2.80
$2.70
$2.60
$2.50
$2.68
$2.84
$3.00
$3.16
$3.32
2017
2018
2019
2020
2021

12.2% AVERAGE GROWTH
$7.00
$6.50
$6.00
$5.50
$5.00
$4.50
$4.00
$3.50
$3.00
$4.17
$4.58
$4.92
$5.09
$6.51
2017
2018
2019
2020
2021

38.2% AVERAGE GROWTH
$225.00
$205.00
$185.00
$165.00
$145.00
$125.00
$105.00
$85.00
$65.00
$92.78
$101.71
$150.1
$151.95
$209.97
2017
2018
2019
2020
2021

*    As of December 31st of the year.

8	Sun Communities, Inc.

About Sun Communities
ENVIRONMENT, SOCIAL AND
GOVERNANCE HIGHLIGHTS
Sun Communities’ ESG Initiatives
We believe that environmental, social and governance, or ESG, initiatives are a vital part of corporate responsibility and support our goal of increasing shareholder value. For additional information, please read our third annual ESG Report on our website at https://www.suncommunities.com/investor-relations/. The following reflects some of our 2021 achievements.
We are committed to sustainable business practices to benefit all stakeholders: our continuous engagement with our team members, residents and guests, shareholders and local communities is paramount to our success.
We will continue to enhance Sun’s sustainability program through the formal adoption of additional environmental policies, establishing a data baseline for utility usage, expanding the ESG team, and consulting with vital stakeholders to identify key ESG considerations and solutions.
ESG Highlights

Environmental	Social	Governance

Climate Risk Assessment Conducted climate risk analysis on nearly 600 properties	Sun Unity Sun’s social responsibility program: Nearly 5,700 volunteer hours logged in 2021	Board Nominating and Corporate Governance Committee formally oversees all ESG initiatives

ESG Reporting Framework Voluntarily reported on three ESG frameworks: GRESB, DJSI and CDP	Sun University +100 courses offered to team members Two programs launched to support growth accelerated career experience (ACE)	Board Composition 38 percent female and 75 percent independent

Solar Project Invested $35M+ in solar energy construction projects at 32 properties	Executive Manager Certification Development program for community & resort managers to support career growth	Enterprise Risk Management Committee identifies, monitors and mitigates risks

National Park Foundation (NPF) Launched new partnership with NPF to support outdoor exploration program	IDEA Launched Inclusion, Diversity, Equity and Accessibility Initiative	Comprehensive Policies and Procedures Foster sound corporate governance

Human Capital Matters
Human capital management is key to our success and focuses on DEI, employee retention and talent development practices. We are committed to building an equitable and inclusive culture that inspires and supports the growth of our employees, serves our communities and shapes a more sustainable business. The most significant measures and objectives that we focus on in managing our business and our related human capital initiatives include the following:

Culture
We are taking deliberate actions to foster a growth culture that is grounded in our vision and culture statements. We are an inspired, engaged and collaborative team committed to providing extraordinary service to our residents, customers and team members. Together, as one team, we embrace the following seven key behaviors that make our Company a great place to work:

2022 Proxy Statement	9

About Sun Communities
•Live the Golden Rule: Treat others the way you want to be treated;
•Do the right thing;
•We over me;
•Nothing changes if nothing changes;
•Mindset is everything;
•Keep it simple; and
•Be yourself and thrive.

Leadership, Talent, Training and Development
We expect our leaders to be role models and lead in a way that enables our organization to achieve success. Our strategy is anchored in promoting the right internal talent and hiring the right external talent for career opportunities across our organization. We are focused on hiring and developing talent that mirrors the markets we serve, and investing in learning opportunities and capabilities that equip our workforce with the skills they need while improving engagement and retention.
•Our internal training program, Sun University, offers over 100 courses to our MH and RV team members on a range of topics, including leadership, communications, inclusion and diversity, software and operations. Our internal training program has led to increased knowledge and accountability for daily operations and policies and procedures. In 2021, team members logged 52,506 learning hours;
•We hold mandatory ongoing training sessions for all property management personnel to ensure that policies and procedures are executed effectively, professionally and consistently; and
•New team members are required to complete information security training, and safety and compliance-related training, with routine refreshers at least annually on critical topics.
We are dedicated to the attraction, development and retention of our talent, focusing our efforts on ensuring that the returning seasonal team member pipeline remains robust each year and our annual talent management processes focus on the professional development of salaried team members. As of December 31, 2021, nearly 10 percent of our employees had over 10 year's tenure.
Our compensation philosophy, aimed to apply merit-based, equitable compensation practices, is designed to attract and retain top talent. For eligible team members, we offer competitive salary, health, welfare, retirement and pet insurance benefits, tuition reimbursement and rent / vacation discounts at our properties.

Inclusion, Diversity, Equity and Accessibility ("IDEA")
We make it a priority to recognize and appreciate the diverse characteristics that make individuals unique in an atmosphere that promotes and celebrates individual and collective achievement. We believe it's not just about gender or race, but about being diverse in thoughts, life and work experiences. Our inclusive environment challenges, inspires, rewards and transforms our team to be the best. We do not tolerate harassing, discriminatory or retaliatory conduct, as such conduct is inconsistent with our policies, practices and philosophy. We continue to put our resources and energy into strategies and initiatives to create a more equitable environment.

10	Sun Communities, Inc.

About Sun Communities

Equity Pay

We are committed to providing a total compensation package that is market-based, performance driven, fair and internally equitable. Our goal is to be competitive both within the general employment market as well as with our competitors in the real estate industry, with our strongest performers being paid more.
•Compensation for each position is determined by utilizing reliable third-party compensation surveys to obtain current market data. Additionally, position descriptions and compensation are routinely reviewed for market competitiveness.
•On an annual basis, the performance of all team members is evaluated and merit increases are allocated based on performance. This process ensures equitable performance review and corresponding pay practices that attract, retain and reward top talent.
•In 2021, we analyzed data related to open positions, retention, market compensation pay gaps, and internal equity, and remediated any identified pay gaps. A total of 3,300 team members received some level of pay increase apart from their normal merit-based increase.
2021 Results of Pay Equity Analysis 3,300 team members received some level of pay increase apart from their normal merit-based increase.

Business Integrity
Our Code of Conduct and Business Ethics is grounded in our commitment to do the right thing. It serves as the foundation of our approach to ethics and compliance. Our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner.

Workplace Health And Safety
We actively seek opportunities to minimize health, safety and environmental risks to our team members, residents, and guests we serve in our communities and resorts by utilizing safe operating procedures and practices:
•As part of our commitment to safety, We oversee annual safety training programs for all employees to provide tools and safeguards for accident prevention. Our managers are responsible for ensuring that team members receive the appropriate training to perform their jobs safely;
•All team members participate in safety training during the onboarding process, and thereafter, team members in the field complete an annual safety training course;
•We work hard to uphold a safe workplace by complying with safety and health laws and regulations, maintaining internal requirements and remediating risks. Each community is regularly inspected to ensure safety standards are being met, with comprehensive safety inspections completed annually; and
•Our COVID-19 Response and Action Plan continues to serve as a guideline for the safe operation of our communities, resorts, marinas and main office.

2022 Proxy Statement	11

About Sun Communities
2021 NOTABLE ACCOLADES

We were certified a Great Place to Work by Great Place to Work® in 2021	We were named Central Florida Top Workplace by the Orlando Sentinel in 2021	For the eleventh consecutive year, we were named a Detroit Free Press Top Place to Work
Our people and culture agendas are also key priorities of the Board. Through the NCG Committee, the Board provides oversight of the Company’s policies and strategies relating to talent, leadership and culture, including diversity, equity and inclusion. See Role of the Board of Directors section on page 30 for information regarding the Board’s oversight of Human Capital.
Spotlight on IDEA
Inclusion, diversity, equity and accessibility is one of our Company’s shared culture statements.
Workforce Diversity
We believe we are a stronger organization when our workforce represents a diversity of ideas and experiences. We value and embrace diversity in our employee recruiting, hiring and development practices. As of December 31, 2021, 41 percent of our employees were female, 21 percent of our employees were racially or ethnically diverse, and 47 percent of our employees were aged 50 years and older, with approximately 24 percent being aged 60 years and older.
Training and Resources
We offer trainings and resources on IDEA to our employees. Diversity education and training programs for our team focus on unconscious bias, gender identity and transitions, generational differences, religion in the workplace and self-awareness and self-assessments.
•We launched our formal initiative for IDEA focused on enhancing diversity through education, awareness and outreach throughout our Company, communities and resorts;
•We engaged a third-party DEI consultant who conducted a company-wide training on DEI-related key foundational terms and helped develop a framework for an organization-wide IDEA strategy for Sun; and
•We set the foundation with senior leaders at our 2021 Elevate conference where we held break out sessions on allyship with inclusion and belonging, continuing the IDEA conversation, inclusive leadership, introduction to IDEA, and workplace microaggressions and unconscious bias.
In order to implement and sustain this initiative, in 2021:
•We created our IDEA council to help implement Sun's IDEA Strategy;
•Our Chief Executive Officer signed the CEO Action for Diversity & Inclusion pledge, a commitment to advance diversity and inclusion within the workplace;
•We made Juneteenth an annual company holiday to celebrate the end of slavery in the United States;
•We launched an anti-racism resource center for employees inclusive of videos, podcasts, articles, books, films and television series; and
•We implemented a "Job Analyzer" in our applicant tracking system to proactively identify and address gender bias in job postings.

The NCG Committee reviewed inclusivity, diversity, equity and accessibility topics at four formal meetings in 2021, effectively overseeing this important initiative.

12	Sun Communities, Inc.

About Sun Communities
Commitment To a Sustainable Future
While the pandemic has been the defining issue of the last two years, climate change is the challenge of our lifetime. Climate change poses a clear threat and challenge to the real estate sector, as buildings contribute up to 30 percent of global annual greenhouse gas (“GHG”) emissions. Climate change impacts are material to our overall value as well as our ability to serve our residents, guests, employees, investors and other stakeholders. We are committed to reducing our GHG emissions and working to improve upon the environmental performance of the communities and properties within our portfolio. We are at the very beginning of this process with a focus on expanding our climate analysis to be more comprehensive and integrated into our overall business strategy. Some of our accomplishments include:
Climate Risk Assessment
In 2021, we performed an analysis of the climate risk impact on our properties. Various models were used to determine risks related to sea-level rise, flooding, wildfire, water scarcity, cold waves and heat waves across three timeframes (2020, 2030 and 2050). We reviewed the results of this assessment and are using them to develop our risk mitigation and resilience (climate change adaptation) strategies. We are now integrating a climate risk analysis in our due diligence process during acquisitions of properties.
Greenhouse Gas Emissions
We created a framework to track the GHG emissions across our portfolio. We are implementing GHG emissions-reduction strategies where feasible to reduce emissions and their negative impact on climate change. The framework allows us to track, monitor and evaluate current performance and make adjustments to our GHG emissions-reduction strategies.
Governance
A robust governance approach reinforces our commitment and accountability for integrating inclusive diversity and equity into day-to-day operations.

2022 Proxy Statement	13

About Sun Communities
Commitment to ESG Reporting
We are committed to being open, transparent and listening to the views of our stakeholders as we move forward in sustainable development. In 2020, in partnership with a third-party consultant, we conducted an in-depth materiality assessment to determine factors of most significance to our internal and external stakeholders to implement strategies for improvement against critical reporting entities.

Materiality
A materiality assessment was conducted by the Company through multiple engagements. These engagements comprise a wide range of stakeholders that include our team members, investors, residents and guests. We also evaluated industry trends and expectations by consumers regarding housing and recreational activities.
The Company has opted to group material issues by common topic, allowing for a more strategic management approach. By looking at and addressing multiple items within the topic, we can create sustainable, integrated responses and approaches to these material issues.

Our goal is to further the Company’s commitment to our ESG initiative and continue to be more transparent about our actions.

GOVERNANCE	ENVIRONMENTAL	SOCIAL
2021 Goals
•Complete at least two voluntary Framework reports
•Increase leadership around core ESG topics (sustainability, IDEA, Safety, Supply Chain)
•Increase proactive outreach to investors surrounding ESG topics and concerns

2021 Goals
•Establish baselines for key environmental topics, including GHG emissions, energy usage, water consumption and waste
•Set quantitative targets for key environmental topics with a minimum five-year achievement period
•Evaluate climate risk impact on Sun's portfolio
2021 Goals •Continue to expand our partnerships to align with charitable organizations with shared missions for impact •Enhance education, awareness and programming around IDEA

To achieve this, we are participating in a number of voluntary ESG frameworks and initiatives. In 2021 we submitted responses to the Global ESG Benchmark for Real Assets (GRESB), Dow Jones Sustainability Index (DJSI) and Carbon Disclosure Project (CDP) for the first time. We also made public commitments to initiatives aimed at global ESG efforts. This includes alignment of our activities to the UN Sustainable Development Goals, and signing onto the CEO Action for Diversity & Inclusion. Joining these global initiatives is a way for Sun to demonstrate our commitments in these areas and become a leader within the REIT industry.

14	Sun Communities, Inc.

This Proxy Statement contains information related to the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Communities, Inc. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders, the Annual Meeting will be conducted in a virtual meeting only format on Tuesday, May 17, 2022, at 11:00 a.m. EDT. Shareholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity by logging in at www.virtualshareholdermeeting.com/SUI2022. Information on how to participate in this year’s meeting can be found on page 100.
On or about April 4, 2022 we began mailing a notice containing instructions on how to access these proxy materials to all shareholders of record at the close of business on the Record Date.
This summary highlights information contained elsewhere in the Proxy Statement. It does not contain all the information that you should consider. Please read the entire Proxy Statement carefully before voting.
PROPOSAL ROADMAP

1	Election of Eight Directors		The Board recommends a vote FOR each nominee for Director. See page 21.

At the Annual Meeting, eight directors will be elected. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the full Board for approval.
The Board, acting upon the recommendation of the NCG Committee, has nominated the eight directors currently serving for re-election to the Sun Communities Board of Directors.

Gary A. Shiffman Tonya Allen	Meghan G. Baivier Stephanie W. Bergeron	Brian M. Hermelin Ronald A. Klein	Clunet R. Lewis Arthur A. Weiss

2	Non-binding Advisory Vote on Executive Compensation	The Board recommends a vote FOR this proposal. See page 47.

Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2021 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table.
Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders, and is consistent with our commitment to high standards of corporate governance.

3	Ratification of Selection of Grant Thornton LLP	The Board recommends a vote FOR this proposal. See page 90.

The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. Grant Thornton LLP has audited our consolidated financial statements since 2003.

2022 Proxy Statement	15

Proxy Summary

4	Approval of the First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan	The Board recommends a vote FOR this proposal. See page 93.

The First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan, (the "First Incentive Plan Amendment"), amends the Company's 2015 Equity Incentive Plan to increase the aggregate number of shares of our common stock issuable under the 2015 Equity Incentive Plan from 1,750,000 to 4,750,000. As of March 21, 2022, there were 320,233 shares of common stock available for issuance under the 2015 Equity Incentive Plan. The Board believes that the First Incentive Plan Amendment will provide the flexibility that we need to keep pace with our competitors and effectively recruit, motivate and retain the caliber of employees essential for the achievement of our operational and financial goals. The 2015 Equity Incentive Plan has served a critical role in attracting and retaining valuable employees that have been, and will be, essential to our continued success.

16	Sun Communities, Inc.

Proxy Summary
BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS
Director Nominees

GARY A. SHIFFMAN, 67
Chairman, Chief Executive Officer and Director, Sun Communities, Inc.
Director Since: 1993
Committee Membership
E

ARTHUR A. WEISS, 73
Attorney and Chairman, Jaffe, Raitt, Heuer & Weiss, Professional Corporation
Director Since: 1996
Committee Membership
E M

TONYA ALLEN, 49
President of the McKnight Foundation
Director Since: 2021
N

INDEPENDENT

CLUNET R. LEWIS, 75
Lead Independent Director, Sun Communities, Inc.
Retired attorney and businessman
Director Since: 1993
Committee Membership
A C

MEGHAN G. BAIVIER, 42
Executive Vice President, Chief Financial Officer and Chief Operating Officer of Easterly Government Properties, Inc.
Director Since: 2017
Committee Membership
A N

RONALD A. KLEIN, 64
Principal of JK Ventures LLC
Director Since: 2015
Committee Membership
C N E M

STEPHANIE W. BERGERON, 68
President and Chief Executive Officer of Bluepoint Partners, LLC
Director Since: 2007
Committee Membership
A N

BRIAN M. HERMELIN, 56
Co-founder and Managing Partner of Rockbridge Growth Equity LLC
Co-founder and General Partner of Detroit Venture Partners, LLC
Director Since: 2014
Committee Membership
A C

A	Audit Committee	N	NCG Committee	M MH Finance Committee	Chair
C	Compensation Committee	E	Executive Committee		Member

2022 Proxy Statement	17

Proxy Summary
Board Snapshot

Gender Diversity	Racial / Ethnic Diversity	Age	Tenure
Average tenure was 15 years in 2021

Governance Best Practices

Processes and Policies	Shareholder Engagement

The Board is responsible to our stakeholders for the oversight of the Company. They are also involved in guiding the strategic direction, objectives, and risk management activities of the organization.
We believe in maintaining transparency and strong governance based on the highest ethical standards and have adopted the following strategies to achieve this goal:
•Our bylaws give shareholders the authority to amend our bylaws by the affirmative vote of a majority of all votes entitled to be cast on a particular matter
•Terminated our shareholder’s rights agreement (Poison Pill)
•75 percent of directors are independent
•All of our directors are elected annually
•Our Anti-Hedging Policy prohibits stock hedging by directors or executive officers
•We maintain a Code of Business Conduct and Ethics, and a Financial Code of Ethics for senior financial officers
•We maintain an executive compensation “clawback” policy

We engage with our shareholders and conduct shareholder outreach throughout the year. In 2021, key topics discussed with shareholders during outreach included:
•ESG priorities and expectations
•Diversity, equity and inclusion initiatives
•Board diversity
Our Board receives a shareholder and investor update at each regularly scheduled meeting

18	Sun Communities, Inc.

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
Philosophy and Objectives
Our executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:
•Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;
•Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;
•Create a link between the performance of our stock and executive compensation; and
•Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.
Elements of Compensation
The elements of 2021 executive compensation, as well as the compensation mix for our CEO, is shown below:

Element	CEO Compensation Mix	Form	Purpose

Base Salary		Cash	Base level of competitive cash to attract and retain executive talent.

Annual Incentive Award		Cash	Motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance.

Time Restricted Stock Units		Equity	Increase our executive officers' personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders.

Performance Restricted Stock Units		Equity

2022 Proxy Statement	19

Proxy Summary
Compensation Best Practices

What We Do	What We Don't Do

•Pay for Performance: Majority of pay is performance based and not guaranteed.
•Clawback Policy: We maintain a clawback policy that provides for recovery of incentive compensation in the event of a financial restatement due to material non-compliance with federal securities law.
•Stock Ownership Guidelines: Executives must comply with stock ownership requirements (6x multiple of salary for Chairman and CEO; 4x multiple of salary for other executives).
•Annual Compensation Risk Review: Annually assess risk in compensation programs.
•Challenging Performance Objectives: Set challenging performance objectives for annual incentives.
•Double Trigger Change of Control Agreements: An executive is entitled to severance only if, within a specified period following a change of control, he or she is terminated without cause or for good reason, or the successor company does not expressly assume his or her employment agreement.
•Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest.

•No Hedging: Directors and executive officers are prohibited from hedging their ownership of the Company's stock.
•Pledging: Directors and executive officers are prohibited from pledging any of the Company’s securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
•No Excise Tax Gross Ups: The Company will not enter into any new agreements, or materially amend any existing employment agreements, with its executives that provide excise tax gross-ups in the event of a change of control of the Company.

Additional details about each of our executive officers can be found on pages 22 and 84.
Refer to the Compensation Discussion and Analysis section beginning on page 49 for additional information regarding our executive officer compensation program.

20	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
Eight directors will be elected at the Annual Meeting. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the Board for approval. All of the nominees were elected to the Board at the 2021 annual meeting. Each of the directors has served continuously from the date of his or her election or appointment to the present time.
The term of each of our directors expires at the Annual Meeting, or when his or her successor is duly elected and qualified or upon his or her earlier resignation or removal. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2023 annual meeting of shareholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. In the absence of directions to the contrary, proxies will be voted in favor of the election of the eight nominees named below.
Vote Required
A majority of the votes cast at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

The Board unanimously recommends that you vote “FOR” each of the eight nominees.

2022 Proxy Statement	21

Proposal No. 1: Election of Directors
DIRECTOR BIOGRAPHICAL SUMMARY

Gary A. Shiffman Chairman, Chief Executive Officer and Director, Sun Communities, Inc. Age: 67 Director since: 1993 Committee: Executive

Directorship Experience

•Executive officer and director of SHS

Career Highlights and Qualifications

•Actively involved in the management, acquisition, rezoning, expansion, marketing, construction and development of MH communities and RV resorts for over 30 years
•Extensive network of industry relationships developed over the past 30 years
•Significant direct holdings through family-related interests in various real estate asset classes (office, multi-family, industrial, residential and retail)

Tonya Allen Director, Sun Communities, Inc. President of the McKnight Foundation Age: 49 Director since: 2021 Committee: NCG

Directorship Experience

•Chair Emeritus of the Board of Directors at Oakland University
•Chair of the Council on Foundations
•Board Member, Alumni Association of the University of Michigan
•Board Member, Detroit Children's Fund
•Board Member, Greater MSP

Career Highlights and Qualifications

•Institutional investment experience with public and private endowments, with large public and private equity holdings
•ESG leadership in diversity and inclusion, climate and energy and education and workforce development
•Current Advisor to General Motors on its Inclusion Advisory Board and serves or served as an advisor to Quicken Loans, CMS Energy, Huntington and PNC Banks, and DTE Energy regarding inclusion efforts
•Demonstrated track record of devising corporate responsibility strategies that have received national accolades and regulatory approvals
•Former President and CEO of The Skillman Foundation
•Founded the Detroit Parent Network
•Fellowships with the German Marshall Fund, Aspen Institute and American Enterprise Institute
•Strategic impact lauded by Detroit News (Michiganian of the Year), Crain's Detroit Business (News Makers of the Year & 100 Most Influential Women), Chronicles of Philosophy (Five Innovators to Watch) and Twin Cities Business (Top 100)
•Master’s in Public Health, Master’s in Social Work and Bachelor’s in Sociology from the University of Michigan

22	Sun Communities, Inc.

Proposal No. 1: Election of Directors

Meghan G. Baivier
Director, Sun Communities, Inc.
Executive Vice President, Chief Financial Officer and Chief Operating Officer of
Easterly Government Properties, Inc.

Age: 42
Director since: 2017
Committees: NCG Chair, Audit

Directorship Experience

•Sun Communities, Inc.

Career Highlights and Qualifications

•Financial advisory and capital markets transaction experience as former Vice President of Citigroup’s Real Estate and Lodging Investment Banking group
•Former Equity Research Associate with Chilton Investment Company and High Yield Research Associate at Fidelity Management
•MBA from Columbia Business School, awarded the prestigious Feldberg Fellowship and BA from Wellesley College

Stephanie W. Bergeron, CPA, CGMA Director, Sun Communities, Inc. President and Chief Executive Officer of Bluepoint Partners, LLC Age: 68 Director since: 2007 Committees: Audit Chair, NCG

Directorship Experience

•Serves on Henry Ford Health System Board of Trustees as member of the Finance and Audit Committees
•Served on Audit Committees of several publicly traded companies (including as chair) and a number of not for profit organizations

Career Highlights and Qualifications

•Financial consulting, accounting, treasury, investor relations and tax matters experience
•Former President and Chief Executive Officer of Walsh College and named President Emerita
•Former Senior Vice President - Corporate Financial Operations of The Goodyear Tire & Rubber Company
•Former Vice President and Assistant Treasurer of DaimlerChrysler Corporation
•Named one of Crain’s Detroit Business’ “Most Influential Women” in 1997 and in 2007
•BBA from the University of Michigan, MBA from the University of Detroit, licensed CPA in the state of Michigan

2022 Proxy Statement	23

Proposal No. 1: Election of Directors

Brian M. Hermelin
Director, Sun Communities, Inc.
Co-founder and Managing Partner of Rockbridge Growth Equity LLC
Co-founder and General Partner of Detroit Venture Partners, LLC

Age: 56
Director since: 2014
Committees: Compensation Chair, Audit

Directorship Experience

•Serves as Board Member, Compensation Committee member, and Chair of numerous private portfolio companies of Rockbridge Growth Equity, LLC
•Member of the Compensation Committee of Intersection Holdings
•Member of Audit Committee of Cranbrook Educational Community
•Former Audit committee chair of a regional gaming company
•Former Chairman of Active Aero Group / USA Jet Airlines Inc.

Career Highlights and Qualifications

•Private equity and venture capital experience focusing on companies in the business services, financial services, sports, media and entertainment and consumer direct marketing industries
•Former Chief Executive Officer of Active Aero Group / USA Jet Airlines Inc.
•MBA from the Wharton School at the University of Pennsylvania, BBA from the University of Michigan

Ronald A. Klein Director, Sun Communities, Inc. Principal of JK Ventures LLC Age: 64 Director since: 2015 Committees: MH Finance Chair, NCG, Compensation, Executive

Directorship Experience

•Chairman of Verge.io, a software defined data center company
•Former Director of TCF Financial Corporation, formerly a public traded bank holding company (Chairman of the NCG, ESG and Strategic Committees and a member of the Finance, Risk and Technology Committees)
•Actively involved with closely-held companies in the real estate industry and the technology industry and Board Member of several non-profit organizations
•Former Director of Origen Financial, Inc., formerly a publicly traded mortgage REIT that originated, securitized and serviced, and managed manufactured home loan portfolios

Career Highlights and Qualifications

•Extensive real estate acquisition, finance and capital markets experience •Former CEO of Origen Financial, Inc. •Graduate of the University of Michigan Law School

24	Sun Communities, Inc.

Proposal No. 1: Election of Directors

Clunet R. Lewis Lead Independent Director, Sun Communities, Inc. Retired attorney and businessman Age: 75 Director since: 1993 Committees: Audit, Compensation

Directorship Experience

•Served as a Board Member, General Counsel, Chief Financial Officer, President and Managing Director of other public and private companies

Career Highlights and Qualifications

•Retired commercial lawyer specializing in mergers and acquisitions, debt financings, issuances of equity and debt securities and corporate governance and control issues
•Former Chief Financial Officer and General Counsel at Eltrax Systems, Inc.
•Extensive experience working with independent auditors and the SEC

Arthur A. Weiss Director, Sun Communities, Inc. Attorney and Chairman, Jaffe, Raitt, Heuer & Weiss, Professional Corporation Age: 73 Director since: 1996 Committees: Executive, MH Finance

Directorship Experience

•Chairman of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
•Former Director of TCF Financial Corporation (Chairman of the Compensation Committee, member of the Credit Administration Committee and TCF Strategic Committee)
•Director of several closely held companies in the real estate, technology and banking industries
•Director and officer of a number of closely held public and private nonprofit corporations, including the Detroit Symphony Orchestra (Executive Committee Member, Treasurer and Board Member)
•Jewish Federation & United Jewish Foundation of Metropolitan Detroit Financial and Best Business Practice Committees member

Career Highlights and Qualifications

•Practices law in the areas of business planning, mergers and acquisitions, taxation, estate planning and real estate
•MBA in finance and a post graduate LLM degree from New York University in taxation
•Previously recognized as one of the nation’s Top 100 Attorneys by Worth magazine and has been chosen over the last ten years as one of the Super Lawyers
•Former Adjunct Professor of Law at Wayne State University and the University of Detroit

Relationship to Aaron Weiss
Aaron Weiss, our Executive Vice President Corporate Strategy and Business Development, is Arthur A. Weiss' son.

2022 Proxy Statement	25

Proposal No. 1: Election of Directors
QUALIFICATIONS, EXPERTISE AND ATTRIBUTES
In addition to each director’s qualifications, experience and skills outlined above and the minimum Board qualifications set forth below under “Consideration of Director Nominees,” our NCG Committee looked for certain attributes in each director and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director should serve on our Board. The NCG Committee does not require that each director possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a chief executive officer and / or relevant Board Member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, (f) legal or regulatory experience, (g) capital markets experience, (h) marketing and / or investor relations experience, (i) executive leadership and talent development experience, (j) corporate governance experience, and (k) experience in ESG initiatives and implementation.

Skills and Qualifications	Shiffman	Allen	Baivier	Bergeron	Hermelin	Klein	Lewis	Weiss
Board and Executive Experience is critical to our Board’s role in overseeing the risks facing the Company, and provides essential comparison points for operations and governance.
Real Estate Industry is helpful for understanding the Company’s strengths and challenges specific to the REIT and real estate industries.
Mergers and Acquisitions is critical in overseeing and providing insights on the Company’s acquisition activities.
Property Operations Is valuable in understanding and overseeing management of the Company’s properties.
Financial Expertise and / or Literacy is valuable in understanding and overseeing the Company’s financial reporting and internal controls.
Legal / Regulatory is relevant for ensuring oversight of management’s compliance with the SEC, the NYSE and other regulatory requirements.
Capital Markets is valuable in understanding how capital markets work and overseeing the Company’s capital raising efforts.
Marketing / Investor Relations is relevant in overseeing how the Company manages communication between corporate management and its investors.
Executive Leadership and Talent Development is valuable in helping the Company attract, motivate and retain high-performing employees.
Corporate Governance Is critical in overseeing the structure of rules, practices, and processes used to direct and manage our Company.
ESG Is valuable in overseeing the Company's ESG initiatives.
Gender Diversity
Racial / Ethnic Diversity

26	Sun Communities, Inc.

Proposal No. 1: Election of Directors
CONSIDERATION OF DIRECTOR NOMINEES
Board Membership Criteria
The Board has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended director nominee for a position on the Board:
•the candidate must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing,
•the candidate must be highly accomplished in his or her field, with superior credentials and recognition,
•the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards,
•the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve, and
•the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our shareholders.
In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:
•a majority of the Board shall be “independent” as defined by the NYSE rules,
•each of its Audit, Compensation, and NCG Committees shall be comprised entirely of independent directors, and
•at least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a shareholder in compliance with the NCG Committee’s procedures, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In evaluating proposed director candidates, the NCG Committee considers the following qualifications that it believes nominees should have:
•proven real estate and / or REIT experience,
•track record of strong management and leadership capabilities at a successful organization,
•sufficient time to devote to Board responsibilities, and
•independence from the Company and its current directors and employees.
When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

2022 Proxy Statement	27

Proposal No. 1: Election of Directors
Shareholder Proposals and Director Nominations for 2023 Annual Meeting of Shareholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Shareholder proposals that are intended to be presented at our 2023 Annual Meeting of shareholders and included in our proxy materials for such meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Secretary at our principal executive offices no later than December 5, 2022, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to shareholders in connection with the Annual Meeting. If we change the date of the 2023 annual meeting of shareholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2023 Annual Meeting of shareholders.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.
A shareholder who wishes to nominate one or more persons for election to our Board of Directors at the 2023 annual meeting of shareholders or present a proposal at the 2023 annual meeting of shareholders, but whose shareholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than December 5, 2022 (the 120th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting), nor later than 5:00 p.m. Eastern Time on January 4, 2023 (the 90th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting); provided, however, that in the event that the date of the 2023 annual meeting of shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, in order for notice by the shareholder to be timely, such notice must be so delivered no earlier than the 120th day prior to the date of the 2023 annual meeting of shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of the 2023 annual meeting of shareholders, as originally convened, or, if the first public announcement of the date of the 2023 annual meeting is less than 100 days prior to the date of the 2023 annual meeting, the 10th day following the day on which public announcement of the date of the 2023 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of the 2023 annual meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.
The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the NCG Committee. All shareholder recommendations for director candidates must include the following information:
•the shareholder’s name, address, number of shares owned, length of period held and proof of ownership,
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate,
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time,
•a description of all arrangements or understandings between the shareholder and the proposed director candidate,
•the consent of the proposed director candidate to (1) be named in the proxy statement relating to our annual meeting of shareholders and (2) serve as a director if elected at such annual meeting, and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Shareholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27777 Franklin Road, Suite 200, Southfield, MI 48034. It is recommended that shareholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In reviewing director candidates, the NCG Committee takes into consideration feedback received from the Board’s annual evaluations. See page 40 for information on the Board’s evaluation process.

28	Sun Communities, Inc.

Effective corporate governance is essential for maximizing long-term value creation for our shareholders. Our beliefs have been grounded in a values-based ethically led organization; this foundation continues to guide our decisions and leadership.
Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders and proxy advisors, all with the goal of supporting and effectively overseeing our ongoing strategic growth.
The Company is governed by the Board and Committees of the Board that meet throughout the year.
You may find each of the following documents in the Governance section of our website at: suncommunities.com/investor-relations/
•Committee Charters
•Corporate Governance Guidelines
•Code of Business Conduct and Ethics
In addition, we will send print copies of any of these documents to any shareholder who requests them.
BOARD OF DIRECTORS
Our current directors are Gary A. Shiffman, Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein, Clunet R. Lewis and Arthur A. Weiss. Under our charter, each of our directors serves for a one-year term or until his or her successor is duly elected and qualified.
The Board is elected by our shareholders to oversee and provide guidance on the Company’s business and affairs. It is the ultimate decision-making body of the Company except for those matters reserved for shareholders by law or pursuant to the Company’s governing documents. The Board oversees management’s activities in connection with proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws and regulations and proper governance. The Board is committed to sound corporate governance policies and practices that are designed and routinely assessed to enable the Company to operate its business responsibly, with integrity, and to position the Company to compete more effectively, sustain its success and build long-term shareholder value.
Board Meetings and Attendance
The Board meets quarterly, or more often as necessary.

The Board met 8 times during 2021 and took various actions by written consent.	All directors attended at least 75% of the Board and each committee on which they served.	All of our then-serving Board Members attended the 2021 annual meeting.

Beyond the Boardroom
The Board of Directors attend training sessions on diverse topics on an annual basis, which have included:

Governance	Shareholder Activism	Sustainability in Real Estate

2022 Proxy Statement	29

Corporate Governance
Role of the Board of Directors
Board Role in Oversight of Strategy
Strategic planning and oversight of management’s execution of the Company’s strategic vision is a primary responsibility of the Board. At least quarterly, management and the Board review and discuss the Company's detailed strategic plans, including changes from previous strategic positions, market and economic projections, industry and regulatory trends, areas of focus for each functional area, expected financial statement and shareholder investment impacts, resource requirements, human capital development, risk and stress test scenarios, among other topics.
Throughout the year, the Board and its committees receive updates from management and actively engage in discussions regarding execution of the strategy, variables impacting results and changes to the strategic plan.
In addition to its regular Board and committee meetings, the Board visits several properties representing different aspects of the Company’s strategy. The Board believes these on-site visits provide additional insight into the Company’s markets, operations, resident base, human capital management, technology usage and allocation of capital investments, and allow for better oversight of the Company’s strategies.
As a result of Board oversight, and to further enhance our corporate strategy, we created a new executive position in 2021, the Executive Vice President of Corporate Strategy and Business Development, and entered into an employment agreement with Aaron Weiss to fill the role. This new position reports to the Chairman and Chief Executive Officer, Gary A. Shiffman, and President and Chief Operating Officer, John B. McLaren. Aaron is responsible for coordinating our corporate strategy, planning and business development.
Board’s Role in Oversight of Risk Management
While management is responsible for the day-to-day management of our risk exposures, both the Board as a whole and its respective committees serve active roles in overseeing the management of the risks to our business. Our Board and its committees regularly review, with members of our senior management and outside advisors, information regarding our strategy and key areas of the Company including operations, investment transactions, development, finance, information technology, human capital, legal and regulatory, as well as the risks associated with each. In addition, the Board periodically reviews the results of our enterprise risk management ("ERM") efforts and receives legal and operational updates from executive management at every meeting and on a more frequent ad hoc basis, if necessary.
Senior management as well as outside advisors, from time to time, periodically meet with Board's committees and make presentations associated with their respective risk oversight responsibilities as outlined below.
ERM Committee
•Includes senior management and executive management teams.
•Identifies, consolidates and prioritizes risks facing the Company annually.
•Formalizes risk mitigation activities to prevent, mitigate or monitor key risks and plans response activities in the event certain risk events occur.
•Presents to the full Board, who takes an active role in risk oversight.
Board
•Oversees and implements its risk management function.
•Discusses the general risks we face, the risk factors disclosed in our annual and periodic reports and our risk management policies with our executive management team throughout the year.
•Reviews risk mitigation activities and planned response activities in the event a risk event occurs.
Committees of the Board
Each Committee of the Board plays an active role in oversight of risk management as follows:
Audit Committee
•Directs our financial risk assessment policies with the Chief Financial Officer and other senior accounting staff, our internal auditor and our independent accountants in conjunction with its review of our financial statements.
•Discusses with senior management the Company’s risk appetite and strategies, risk culture and risk-related business processes.

30	Sun Communities, Inc.

Corporate Governance
Compensation Committee
•Oversees Overall compensation practices and policies for all associates.
•Reviews and approves executive compensations.
•Recommends non-employee Director compensation to the full Board.
NCG Committee
•Develops and recommends the corporate governance guidelines to the Board and periodically reviews and recommends any necessary changes to mitigate new risks to our business.
•Reviews conflicts of interest and approves related party transactions to preserve the best interests of the Company and our shareholders.
•Ensures Board nominees qualify to provide proper guidance and oversees evaluation of the Board.
•Oversees succession planning for the Board, CEO, executive and senior management positions to protect the continuity of our business.
•Reviews the ESG strategy, initiatives and policies developed by management, and receives updates on significant ESG activities.
MH Finance Committee
•Reviews potential sources of financing for manufactured homes and oversees negotiations of the terms and conditions of any such financing.
Executive Committee
•Reviews and approves all acquisitions and / or financings (including refinancing of existing debt) up to a maximum purchase price or loan amount of $300.0 million per transaction to ensure that the Company's strategic goals are met within boundaries of our risk profile.

2022 Proxy Statement	31

Corporate Governance
Risk Areas

Macroeconomic	Strategic	Operational

•Economic Conditions or Access to Capital Markets	•Acquisitions or Regulatory Changes	•Succession Planning •Data Recovery and Cybersecurity •Privacy / Identity Management •Human capital •Climate Change / transition risk

In the event that a specific risk is identified, the Board or the Audit Committee directs management to assess, evaluate and provide remedial recommendations to the Board or the Audit Committee. These efforts have included formalizing the Company’s succession planning for executives and key employees, documenting and reviewing cyber-security risk mitigation plans and emergency preparedness plans to facilitate rapid response to a range of threats.

Oversight of Succession Planning
The Board is responsible for appointing our CEO and for ensuring that adequate succession plans are in place to address both planned CEO succession as well as potential unexpected or emergency succession needs.
The NCG Committee oversees succession planning for both the Board and CEO, routinely obtaining input from, and updating the full Board on, succession plan reviews. The NCG Committee also oversees succession planning and associate development of executive and senior management positions to ensure adequate bench strength is developed and available to meet the long-term needs of the Company. The CEO and other executive management periodically update the NCG Committee and the Board on senior management succession plans including associate development plans and areas of risk.
The Board has exposure to internal succession candidates on an ongoing basis, generally meeting with executives both inside and outside of Board meetings and also periodically meeting with key senior managers.
The Compensation Committee considers succession planning input from the Board and the Nominating and Corporate Governance Committee when determining compensation packages for the Board and NEOs.

Oversight of Cybersecurity
We address potential cybersecurity breaches and disruptions and disclosure of confidential information by implementing a variety of security measures intended to protect the confidentiality and security of this information including engaging reputable, recognized firms to help us design and maintain our information technology and data security systems, including testing and verification of their proper and secure operations on a periodic basis. We also maintain cyber risk insurance to provide coverage for certain risks arising out of data and network breaches. Our senior leadership regularly updates the Board on security matters and meets at least annually to review program progress and plans, incidents, if any, and emerging risks.

Oversight of Emergency Preparedness
We develop, maintain and walk through emergency preparedness plans that address risks associated with man-made and natural events such as hurricanes, floods, data center disruption and workforce displacement. Contingency plans for disaster recovery and incident response plans are in place and are reviewed and updated on a recurring basis. We also conduct risk assessments at multiple levels in the organization to identify potential emergency scenarios (risk events) and evaluate actions necessary to mitigate the risk and implement them. Workforce recovery capabilities are designed into our technology infrastructure, tools and services, with the goal of ensuring a permanent, extended or temporary loss of our facilities does not significantly impact our operations. Executive management, department heads and personnel across the organization are regularly involved in our preparedness planning and implementations.

32	Sun Communities, Inc.

Corporate Governance
Board’s Role in Oversight of Human Capital Management and Culture
The Board is actively engaged in overseeing the Company’s people and culture strategy. The NCG Committee reviews and reports back to the Board on a broad range of human capital management topics, including corporate culture, diversity, inclusion, talent acquisition, retention, employee satisfaction, engagement and succession planning. We report on human capital matters at each regularly scheduled NCG Committee meeting and periodically throughout the year, and annually at one regularly scheduled Board meeting.
Board’s Role in Oversight of ESG
As part of Sun’s corporate governance, our Board is responsible to our stakeholders for the oversight of the Company. The implementation of new initiatives, plus the refinement of our ESG-related reporting and materials is overseen by our NCG Committee. We believe in maintaining transparency and strong governance based on the highest ethical standards.
ESG Steering Committee
•Is sponsored by the Chief Financial Officer and chaired by the Director of Sustainability. Cross-departmental management teams and working group to establish Sun ESG strategy in order to integrate ESG goals and objectives across the Company.
•Establishes ESG strategy, key performance indicators, and sets targets.
•Develops policies and response to emerging ESG issues that would be material to the Company.
•Coordinates ESG response on cross-departmental issues.
•Advises on ESG reporting and determines cadence of ESG communications.
•Provides regular updates on ESG to the NCG Committee.
•Provides regular updates on the ERM Committee to ensure any ERM related risks are covered.
Committees of the Board
Each of the following Committees of the Board plays an active role in oversight of ESG:
NCG Committee
•Oversees the ESG Steering Committee.
•Aligns ESG implementation and reporting across all portfolios.
Compensation Committee
•Ensures executive compensation takes into consideration the achievement of ESG goals by adding an ESG metric to the executive compensation performance metrics.

2022 Proxy Statement	33

Corporate Governance
Board Structure
Leadership Structure
The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, based on the criteria that it deems to be in the best interests of the Company and its shareholders. Gary A. Shiffman currently serves as our Chairman of the Board and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for us at this time as it most effectively utilizes Mr. Shiffman’s extensive experience and knowledge regarding the Company, and the MH industry, and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable because it allows one person to speak for, and lead, the Company and the Board, and that splitting the roles of Chairman and Chief Executive Officer may cause the Company’s leadership to be less effective.
Independence of Non-Employee Directors
Although the Board believes that it is more effective to have one person serve as our Chairman and Chief Executive Officer at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.
The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence under the NYSE independence rules and under Section 16 of the Exchange Act. The Board has reviewed information about each of our non-employee directors and determined that Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2021, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

34	Sun Communities, Inc.

Corporate Governance
Committees of the Board of Directors
The following chart summarizes the members and chair of each Committee:

	Gary A. Shiffman	Tonya Allen	Meghan G. Baivier	Stephanie W. Bergeron	Brian M. Hermelin	Ronald A. Klein	Clunet R. Lewis	Arthur A. Weiss
Audit
Compensation
NCG
MH Finance
Executive
Committee Chair	Member

Audit Committee Meetings held in 2021: 6 Members: Stephanie W. Bergeron (Chair), Meghan G. Baivier, Brian M. Hermelin and Clunet R. Lewis All members of the Audit Committee are independent.

Stephanie W. Bergeron

Key Responsibilities
•Assists directors with oversight of (i) the integrity of the Company's financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the independent auditors, and (iv) the performance of the Company's internal audit function.
•Prepares the Audit Committee Report, as required by the rules of the SEC, to be included in the annual proxy statement.
•Evaluates the performance and effectiveness of the Company's Chief Financial Officer and reports the results of such evaluation to the Compensation Committee on an annual basis.
•Oversees key matters related to the selection, performance and independence of the independent auditors, including (i) approves the engagement letter on an annual basis, (ii) directly oversees the work performed by the independent auditors, (iii) pre-approves audit and non-audit services, and (iv) evaluates the qualifications, performance, and independence of the independent auditors and lead partner.
•Reviews the Company's financial statements, discusses key topics and issues with management and the independent auditors, and provides a recommendation to the Board regarding whether the financial statements should be included in the Company's Annual Report on Form 10-K.
•Evaluates the performance, responsibility, budget and staffing, and directs and controls our internal audit function.
•Discusses with counsel and management the Company's guidelines and policies that govern risk assessment and management.
•Reviews and approves the decision by the Company to enter into swaps, including any foreign exchange forwards and foreign exchange swaps.
Other Information
•Operates pursuant to an Eighth Amended and Restated Charter, approved by the Board in February 2022 and attached to this Proxy Statement as Appendix B.
•The Board has determined that all current Audit Committee members are “audit committee financial experts,” as defined by SEC rules.
•During 2021, the Audit Committee members were Ms. Bergeron (Chair), Ms. Baivier, Mr. Hermelin and Mr. Lewis.

2022 Proxy Statement	35

Corporate Governance

Compensation Committee Meetings held in 2021: 4 Members: Brian M. Hermelin (Chair), Ronald A. Klein and Clunet R. Lewis All members of the Compensation Committee are independent.

Brian M. Hermelin

Key Responsibilities
•Reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluates the performance of our executive officers in light of their respective goals and objectives, and determines and approves the compensation of our executive officers based on these evaluations.
•Consults with executive management in developing a compensation philosophy.
•Recommends the compensation of the non-employee directors to the Board for approval.
•Oversees our incentive-compensation plans and equity-based plans.
•Reviews and approves all compensation plans, employment agreements and severance agreements to be made with all existing or prospective executive officers.
Other Information
•Operates pursuant to a First Amended and Restated Charter, approved by the Board in March 2016.
•In addition to formal meetings, during 2021, Compensation Committee members met frequently on an informal basis and met regularly with management to discuss executive compensation matters.
•During 2021, the Compensation Committee members were Mr. Hermelin (Chair), Mr. Klein and Mr. Lewis.

36	Sun Communities, Inc.

Corporate Governance

NCG Committee Meetings held in 2021: 4 Members: Meghan G. Baivier (Chair), Tonya Allen, Stephanie W. Bergeron and Ronald A. Klein All members of the NCG Committee are independent.

Meghan G. Baivier

Key Responsibilities
•Identifies individuals qualified to become Board Members, consistent with criteria approved by the Board.
•Recommends that the Board select the committee-recommended nominees for election at each annual meeting of shareholders.
•Develops and recommends to the Board a set of corporate governance guidelines.
•Periodically reviews governance guidelines and recommends amendments and oversees the evaluation of the Board.
•Has sole authority to retain and terminate any search firm that is used to assist in identifying director candidates and has authority to approve any such search firm’s fees and other retention terms.
•Considers diversity and skills in identifying nominees for service on our Board.
•Considers the entirety of the Board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group.
•Reviews the Company’s ESG strategy, initiatives and policies developed by management, and receives updates from the Company regarding significant ESG activities.
•Administers the Company’s Code of Business Conduct and Ethics.
•Administers the Company's related party transaction policy.
Other Information
•Operates pursuant to a Third Amended and Restated Charter, approved by the Board in March 2022.
•In addition to formal meetings, during 2021 NCG committee members met frequently on an informal basis, met regularly with management to discuss corporate governance issues and met informally with management to discuss director nomination and committee assignments.
•During 2021, the NCG Committee members were Ms. Baivier (Chair), Ms. Allen, Ms. Bergeron and Mr. Klein.

2022 Proxy Statement	37

Corporate Governance

MH Finance Committee Meetings held in 2021: None (see below) Members: Ronald A. Klein (Chair) and Arthur A. Weiss

Ronald A. Klein

Key Responsibilities
•Reviews, considers and evaluates all potential sources of financing for manufactured homes.
•Oversees negotiations of the terms and conditions of any such financing, subject to the Board’s approval of the definitive agreements.
•Oversees GTSC LLC ("GTSC"), the Company’s MH Financing joint venture and the relationship with the joint venture partner.
•Plays a key role in providing expertise and a network of resources across the real estate and financial services industry.
Other Information
•Created by the Board in April 2016.
•Committee did not hold any formal meetings; however, during 2021 committee members (i) met informally on a consistent basis; (ii) met with management and our GTSC joint venture partner on a regular basis to discuss MH financing matters; and (iii) engaged in extensive discussions with third parties regarding various opportunities and potential transactions.
•During 2021, the MH Finance Committee members were Mr. Klein (Chair) and Mr. Weiss.

38	Sun Communities, Inc.

Corporate Governance

Executive Committee Meetings held in 2021: None (see below) Members: Gary A. Shiffman, Ronald A. Klein and Arthur A. Weiss

Key Responsibilities
•Manages the day-to-day business and affairs between regular Board meetings.
•Has specific authority to approve all acquisitions and / or financings (including refinancing of existing debt) by the Company up to a maximum purchase price or loan amount of $300 million per transaction.
•In no event may the Executive Committee, without the prior approval of the Board acting as a whole:
(i)Recommend to the shareholders an amendment to our charter;
(ii)Amend our bylaws;
(iii)Adopt an agreement of merger or consolidation;
(iv)Recommend to the shareholders the sale, lease or exchange of all or substantially all of our property and assets;
(v)Recommend to the shareholders our dissolution or a revocation of a dissolution;
(vi)Fill vacancies on the Board;
(vii)Fix compensation of the directors for serving on the Board or on a committee of the Board;
(viii)Declare distributions or authorize the issuance of our stock;
(ix)Approve or take any action with respect to any related party transaction involving us; or
(x)Take any other action which is forbidden by our bylaws or charter.
•All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board.
Other Information
•Operates pursuant to a charter, last amended by the Board in July 2021.
•The Executive Committee may perform other functions as requested by the Board from time to time.
•The Executive Committee did not hold any formal meetings; however, various actions were taken by unanimous written consent during 2021 and the committee met informally on a periodic basis.
•In 2021, the Executive Committee members were Mr. Shiffman, Mr. Klein and Mr. Weiss.

Compensation Committee Interlocks and Insider Participation
Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis served as members of the Compensation Committee of our Board during 2021. None of the members of the Compensation Committee have been, or will be, one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

Safe Harbor Executive Committee
In addition to the Board committees described above, a Safe Harbor Executive Committee oversees certain aspects of Safe Harbor’s business. The Safe Harbor Executive Committee is not a committee of the Board, but of Safe Harbor. The members of the Safe Harbor Executive Committee are Mr. Shiffman, Mr. Weiss and Baxter R. Underwood, the Chief Executive Officer of Safe Harbor.

2022 Proxy Statement	39

Corporate Governance
Other Board Policies and Processes
Board Evaluations
The Board believes annual performance reviews are essential for ensuring overall effectiveness, including fulfillment of its oversight responsibilities, strategic planning and communications. For 2021, the Board evaluation process was initiated through detailed questionnaires. The NCG Committee reviewed the results of the evaluations and recommendations and shared its findings with the Board to help direct the Board's activities and governance in the following year.
Evaluation Process
The Board's evaluation process includes multiple assessments and reviews performed throughout the year. This process ensures that the Board’s governance and oversight responsibilities are updated to reflect best practices and are well executed. These evaluations include discussions after every meeting, quarterly Board assessments and an annual Board assessment.

Questionnaires
Quarterly questionnaires are distributed to directors after each Board meeting and an annual questionnaire is distributed at the end of the year.
Quarterly Board assessment questionnaires evaluate the following:
•The Board agenda.
•The timeliness of meeting materials.
•The adequacy and insightfulness of meeting materials.
•Director participation.
•Adequacy of Board governance.
•The efficiency and effectiveness of the Board meeting.
Annual Board assessment questionnaire evaluates the following topics:
•The right Board structure.
•The right directors.
•The right culture.
•The right information and resources.
•The right process.
•The right issues and focus.
•Any topics not covered in the questionnaire.

Review
Responses received from quarterly evaluations are aggregated and sent to the NCG Committee Chair for review and discussion as necessary. The results of the annual Board evaluation are reviewed by the NCG Committee and shared with the Board to help direct the Board's activities and governance in the following year.

Certain Relationships and Related Party Transactions
Policies and Procedures for Approval of Related Party Transactions
None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee.
Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved.
In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.
The current policy was adopted and approved in 2022. All related party transactions disclosed below were approved by the NCG Committee, which determined that each such transaction was in the best interests of the Company and included pricing and other terms that are fair to the Company. Except for the extent of Company’s use of the airplane described below, which the NCG Committee ratified after such use, the NCG Committee provided prior approval of all such transactions in accordance with the Company’s policy.

40	Sun Communities, Inc.

Corporate Governance
Related Party Transactions
Lease of Executive Offices
Gary A. Shiffman, together with certain of his family members, indirectly owns an equity interest of approximately 28.1 percent in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein and Arthur A. Weiss indirectly owns less than a one percent interest in American Center LLC. Mr. Shiffman is our Chief Executive Officer and Chairman of the Board. Each of Mr. Hermelin, Mr. Klein and Mr. Weiss is a director of the Company. Under this agreement, we lease approximately 103,100 rentable square feet of permanent space. The lease agreement includes annual graduated rent increases through the initial end date of October 31, 2026. As of December 31, 2021, the average gross base rent was $19.95 per square foot. Each of Mr. Shiffman, Mr. Hermelin, Mr. Klein and Mr. Weiss may have a conflict of interest with respect to his obligations as our officer and / or director and his ownership interest in American Center LLC.
Use of Airplane
Gary A. Shiffman is the beneficial owner of an airplane that we use from time to time for business purposes. During the years ended December 31, 2021, 2020 and 2019, we paid $0.7 million, $0.3 million and $0.4 million for the use of the airplane, respectively. Mr. Shiffman may have a conflict of interest with respect to his obligations as our officer and director and his ownership interest in the airplane.
Telephone Services
Brian M. Hermelin is a principal and a beneficial owner of an entity that installs and maintains emergency telephone systems at our properties. During the years ended December 31, 2021 and 2020, we paid $0.2 million for these services, respectively. Mr. Hermelin may have a conflict of interest with respect to his obligations as our director and his position with and ownership interest in the provider of these services.
Legal Counsel
During 2019-2021, Jaffe, Raitt, Heuer, & Weiss, Professional Corporation acted as our general counsel and represented us in various matters. Arthur A. Weiss is the Chairman of the Board of Directors and a shareholder of such firm. We incurred legal fees and expenses owed to Jaffe, Raitt, Heuer, & Weiss of approximately $10.3 million, $13.3 million and $11.1 million in the years ended December 31, 2021, 2020 and 2019, respectively.
Tax Consequences Upon Sale of Properties
Gary A. Shiffman holds limited partnership interests in the Operating Partnership which were received in connection with the contribution of properties from partnerships previously affiliated with him. Prior to any redemption of these limited partnership interests for our common stock, Mr. Shiffman will have tax consequences different from those on us and our public shareholders upon the sale of any of these properties. Therefore, we and Mr. Shiffman may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

2022 Proxy Statement	41

Corporate Governance
STAKEHOLDER OUTREACH AND ENGAGEMENT
Sun Communities is committed to engaging stakeholders across our organization and throughout the broader communities in which we operate. Engagement with our shareholders, team members, residents and guests, and local communities is paramount to our success.
Shareholders
We recognize the value of listening to the views of our shareholders, and the relationship with our shareholders is an integral part of our corporate governance practices. In addition to our customary participation at industry and investment community conferences, investor road shows and analyst meetings, we conduct shareholder outreach throughout the year to ensure that management and the Board of Directors understand and consider the issues of importance to our shareholders and are able to address them appropriately.
In 2021, we reached out to 13 of Sun Communities’ top 25 institutional shareholders representing approximately 17 percent of our outstanding shares as of December 31, 2021, and received feedback from all of them.

Topics Discussed with Shareholders

Corporate Governance •Addition of new Board members •Board tenure •Committees' roles and involvement	ESG •Reporting frameworks and target setting •Marinas and environmental topics •Weather risks and strategy	Executive Compensation •Safe Harbor executive compensation structure •Executive leadership shareholding movement

Our engagement with our shareholders through quarterly earnings calls, SEC filings, proxy statements, press releases, investor conferences and our annual shareholder meetings provides transparency.
We welcome feedback from all shareholders, who can contact our investor relation team by:

Internet	Call	Email	Mail
www.suncommunities.com	(248) 208-2500	investorrelations@suncommunities.com	Sun Communities, Inc. Attn: Investor Relations, 27777 Franklin Road, Ste. 200, Southfield, MI 48034
Team Members
We engage, gather feedback from, and communicate with our team members through various channels, including annual team member satisfaction surveys; SunSource, our intranet site; a dedicated Concierge Team; the Sun Idea Box; and one-on-one meetings with leaders. We maintain an anonymous hotline and online portal for team members to report concerns, issues or violations of our strict code of conduct, company policies or laws, without fear of retaliation.
Residents and Guests
Resident and guest engagement is always of paramount importance at Sun Communities. We value feedback from our residents and guests to improve our communities, resorts and services offered. We engage with them through community events, one-on-one daily interactions, newsletters, surveys and email communications that are designed to keep everyone informed about what’s happening in their communities and resorts.

42	Sun Communities, Inc.

Corporate Governance
Local Communities
Community engagement is what helps make Sun Communities so successful. We actively participate in the broader communities in which we operate through our Sun Unity program. Refer to page 9 for highlights on our Sun Unity initiatives.
Industry Engagement
We believe in the power of alliance when it comes to making progress within our industry—that together is better. Sun participates in the following national organizations: Manufactured Housing Institute (MHI), NAREIT, RV Industry Association (RVIA) and National Association of RV Parks & Campgrounds (ARVC).
COMMUNICATIONS WITH THE BOARD
The Board welcomes the feedback from shareholders and other interested parties.

If you wish to communicate with	Write to
Any of the directors of the Board or The Board as a group	Name(s) of director(s) / Board of Directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 200 Southfield, MI 48034
Audit Committee(1)	Chair of the Audit Committee of Sun Communities, Inc c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 200 Southfield, MI 48034
Non-management directors as a group	Non-management directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 200 Southfield, MI 48034

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded to the addressee(s) promptly.

(1)You may communicate with the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters. You are welcome to make any such report anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate

2022 Proxy Statement	43

OVERVIEW
Mr. Shiffman, who is our Chairman of the Board and Chief Executive Officer, receives no additional compensation for his service as a director. The discussion below pertains to our non-employee directors.
Compensation Processes
Our Compensation Committee annually assesses the total compensation for non-employee directors relative to the compensation provided by similarly sized REITs and by our peer group. The Compensation Committee benchmarks our director compensation to that of our peers by comparing the aggregate total compensation of all of our non-employee directors to the aggregate total compensation of all of the non-employee directors of each of our peers. We believe the aggregate total compensation of all of our directors is more relevant to the interests of our shareholders than per-director compensation.
In 2021, the Compensation Committee, as part of its review of director compensation, made no change to either the directors' cash fee structure or the number of shares or the vesting schedule of the directors' restricted stock awards. However, in 2020, all directors forewent their second quarter cash compensation as part of the Covid-19 expense mitigation efforts, a 25 percent reduction from their approved 2020 cash compensation. The Compensation Committee believes that the current director compensation is fair, reasonable and in line with that of our peers and remains appropriate to incentivize directors to maximize shareholder value.
In an effort to align the interests of the Board with those of its shareholders, the Company’s directors are subject to a stock ownership guideline policy. Under this policy, as of December 31, 2021, each director was required to own shares of our stock with a value equal to eight times his or her annual Board cash retainer (exclusive of committee and Lead Independent Director fees). As of December 31, 2021, the value of average company stock ownership by the Company’s non-employee directors was 17 times the amount of the Board annual cash retainer, and each then-serving director was in compliance with the policy.
The Company also monitors its total director compensation expense, as a function of various company metrics, to assure that the total expense is consistent with the Company’s growth and overall shareholder value. The total director compensation expense as compared to the Company’s total market capitalization, at year end, is a relevant factor to shareholder interests. From 2016 to 2021 the total director compensation as a percentage of the Company’s total market capitalization declined by 66 percent.
One of the Company’s objectives is to provide affordable housing solutions, regardless of geographic location, to residents within our communities. Ensuring there are adequate lending platforms and financing partners is critical for homeowners to be able to finance their manufactured homes. The MH Finance Committee of the Board plays a key role in providing expertise and a network of resources across the real estate and financial services industries to the Company’s management in helping meet this objective. Mr. Klein is the Chair of the MH Finance Committee. For nearly two decades, Mr. Klein was the Chief Executive Officer and a director of Origen Financial, Inc., formerly a publicly traded mortgage REIT that originated, serviced and securitized manufactured home loans. Mr. Klein, as Chair of the MH Finance Committee, has been instrumental in providing oversight and guidance to management in connection with manufactured housing finance matters. In particular, he has been actively involved in the Company’s manufactured housing finance joint venture, GTSC. GTSC is in the business of acquiring, holding, financing, securitizing and selling loans secured, directly or indirectly, by manufactured homes located in the Company’s communities. Mr. Klein has broad and deep experience in the origination, servicing, sale and securitization of manufactured housing loans, and has valuable insight into the manufactured housing finance industry and capital markets. Mr. Klein meets at least weekly with management to provide guidance, advice and direction to support the Company’s manufactured housing finance activities, and is regularly updated as to GTSC’s business, including oversight of negotiations and the structuring of various transactions. The Compensation Committee determined that the retainer fee of $100,000 for Mr. Klein as Chair of the MH Finance Committee is appropriate in light of his significant efforts and because he provides knowledge, experience and a skill set that the Company otherwise does not have.

44	Sun Communities, Inc.

Director Compensation
DIRECTOR COMPENSATION – 2021
During 2021, we paid non-employee directors the following annual fees:

Non-Employee Director	Additional Cash Fees
	Lead Independent Director	$25,000
		Committee Chair Fees	Committee Membership Fees
	Audit Committee	$30,000	$25,000
	Compensation Committee	$22,500	$17,500
	NCG Committee	$22,500	$17,500
	MH Finance Committee	$100,000	$17,500
	Executive Committee	–	$17,500

The following table provides compensation for each non-employee member of the Board for the year ended December 31, 2021.

Directors	Fees Earned Paid in Cash	2021 Restricted Stock Award(1)	Total		Aggregate number of restricted shares outstanding at December 31, 2021

Tonya Allen	$80,811	$222,110	(2)	$302,921	1,509

Meghan G. Baivier	$127,500	$252,348		$379,848	6,400

Stephanie W. Bergeron	$127,500	$252,348		$379,848	6,400

Brian M. Hermelin	$127,500	$252,348		$379,848	6,400

Ronald A. Klein	$232,500	$252,348		$484,848	6,400

Clunet R. Lewis	$147,500	$252,348		$399,848	6,400

Arthur A. Weiss	$115,000	$252,348		$367,348	6,400

	$958,311	$1,736,198		$2,694,509	39,909
(1)The fair value associated with these awards was measured using the closing price of our common stock as of the grant date. Each non-employee director, except Ms. Allen, was granted 1,700 shares of restricted stock that will vest on February 1, 2024. Due to the fact that she did not join the Board until February 11, 2021, Ms. Allen was granted 1,509 shares of restricted stock that will vest on February 11, 2024. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, “Share-Based Compensation,” in the Consolidated Financial Statements of our 2021 Annual Report on Form 10-K.
(2)Ms. Allen's award was prorated based on her first day on the Board.

2022 Proxy Statement	45

Director Compensation
Director Stock Ownership Guidelines
In an effort to align the interests of the Company’s management with those of its shareholders, the Company has adopted a policy under which its non-employee directors are subject to equity ownership guidelines. Under these guidelines, each director is required to:
•Own shares of our stock with a value equal to eight times his or her annual cash retainer (exclusive of chair or committee fees).
•Achieve compliance with these guidelines by five years from the later of: (i) November 2, 2021, which was the date these guidelines were last amended, or (ii) the date he or she becomes a director.
•Retain at least 50 percent of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes) until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in our stock price.
As of March 21, 2022, each of our non-employee directors was in compliance with the stock ownership guidelines.

46	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
The second proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2021 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table below.
Shareholders are being asked to approve the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved on an advisory basis.”
As discussed in the “Compensation Discussion and Analysis” section below, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our shareholders.
This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the NEOs. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders and is consistent with our commitment to high standards of corporate governance.

2022 Proxy Statement	47

Proposal No. 2 – Advisory Vote to Approve Named Executive Officer Compensation
Vote Required
Advisory approval of this say-on-pay proposal requires the affirmative vote of holders of a majority of all the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast for the say-on-pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say-on-pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say-on-pay proposal, they will not be counted in determining whether the say-on-pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Board unanimously recommends that you vote “FOR” the executive compensation of our NEOs as disclosed in this Proxy Statement.

48	Sun Communities, Inc.

In this section, we describe our executive compensation philosophy and program that supports our strategic objectives and serves the long-term interests of our shareholders. We also discuss how our CEO, CFO and other NEOs were compensated in 2021, and describe how their compensation fits within our executive compensation philosophy. For the year ended December 31, 2021, our NEOs were:
OUR NEOS

Gary A. Shiffman Chairman and Chief Executive Officer	John B. McLaren President and Chief Operating Officer	Karen J. Dearing Executive Vice President, Treasurer, Chief Financial Officer and Secretary	Bruce D. Thelen Executive Vice President of Operations and Sales	Aaron Weiss Executive Vice President of Corporate Strategy and Business Development
CD&A TABLE of CONTENTS

2022 Proxy Statement	49

Compensation Discussion and Analysis
EXECUTIVE SUMMARY
The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital resources to achieve the best possible economic results, and continue to provide outsized total shareholder returns to our investors. Our executive officers are compensated based on pay for performance and alignment with shareholders’ interests.
During 2021, we continued our track record of delivering industry-leading results for our shareholders, despite the COVID-19 pandemic. We generated Core FFO growth of 27.9 percent, Same Community NOI growth of 11.2 percent, home sale volume increase of 42.6 percent, total revenue increase of 62.5 percent and added nearly 2,500 RPS. Our total portfolio achieved a 97.3 percent occupancy level as of December 31, 2021, with our MH portfolio finishing the year at a 96.6 percent occupancy level.
We had a very active and successful year of sourcing and acquiring operating MH communities, RV resorts and marinas. In 2021, we acquired 54 properties valued at $1.4 billion and invested $173.0 million in land for development. We continued to actively pursue attractive acquisition opportunities of marinas, and MH and RV properties, covering both age-restricted and all age communities. In particular, we announced the acquisition of Park Holidays UK, the second largest owner and operator of holiday parks in UK, with a total enterprise value of $1.3 billion, which we expect to close in April 2022.
We achieved one-year TSR of 40.8 percent compared to 3.6 percent in 2020, in line with or above the performance achieved by the MSCI US REIT (RMS), Russell 1000, U.S. REIT Residential and S&P 500 index. The successful integration of Safe Harbor contributed 16.5 percent to the Company's total real property NOI.
Performance Highlights
When determining 2021 compensation, the Compensation Committee took into account the level of achievement of certain key financial performance metrics, including but not limited to the following:

Financial Performance Metric	2021 Performance Highlights
Core FFO Growth
FFO is a standard operating performance measure for REITs and is defined by NAREIT as GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation and amortization, real estate related impairments, and after adjustments for unconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.

Same Community NOI Growth	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Communities are primarily those properties that we have owned and operated continuously since January 1, 2020.
MH, RV and Marina Acquisitions	Acquisitions require the identification, acquisition and successful integration of properties onto the Sun operating platform.
Expansions / Developments	Expansions of our existing communities and resorts, and construction of ground-up developments / resorts provide for continued revenue growth through occupancy gains.
ESG / DEI Initiatives	Improvement of ESG scores across various reporting frameworks, established internal Sustainability team, establishment of utility baseline metrics, integration of Safe Harbor into ESG framework, contract with third party consultants to enhance reporting and analytics; creation of enhanced IDEA strategy, creation of IDEA Counsel; and contract with third party consultants to assess current state of IDEA.
Individual Goals / Compensation Committee Discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.

50	Sun Communities, Inc.

Compensation Discussion and Analysis
Exceptional Growth
Through a thoughtful and disciplined approach, our leadership team has executed a series of acquisition and capital market transactions which have repositioned and transformed our portfolio and created a strong and flexible balance sheet, while generating significant returns for our shareholders.
For over a decade, our executive team has executed on a strategic plan to deliver outsized results by utilizing our operational expertise to create a best-in-class platform of MH communities and RV resorts with a broader geographic range and re-balancing our all-age and age-restricted holdings. The strategy included increasing our ownership of RV resorts, downsizing our exposure in the Midwest and elevating our presence along the east coast of the United States, as well as advancing west to California and Arizona.
In 2020, we entered the marina business, with the acquisition of Safe Harbor for $2.0 billion, our largest acquisition to date. As of December 31, 2021, the Safe Harbor portfolio was comprised of 125 marinas primarily located in prime coastal markets with 45,155 total wet slips and dry storage spaces. We believe this line of business provides another avenue to generate growth as the asset class shares many of the same compelling characteristics of our MH and RV businesses, such as limited supply, strong demand, stable cash flows and resilience.
Acquisitions. We have acquired properties valued in excess of $5.7 billion in the last five years.

	Number of Acquired				Purchase Price (in millions)
Year Ended December 31,	MH Communities	RV Resorts	Marinas	Total Sites
2017	5	4	—	2,658	$144.7
2018	—	20	—	4,927	$364.7
2019	36	11	—	10,390	$815.2
2020	10	14	106	45,800	$2,979.2
2021	11	24	19	15,816	$1,425.1
Total	62	73	125	79,591	$5,728.9
Construction Activities
In 2021, we deployed additional capital through the construction of expansion sites and ground-up development projects.
Ground-up Developments – During the year ended December 31, 2021, we completed the construction of over 1,030 MH and RV sites at eight ground-up developments and re-development properties.
Expansions – We have been focused on expansion opportunities adjacent to our existing communities, and we have developed over 9,000 MH and RV expansion sites within the past five years. We added nearly 580 MH and RV expansion sites in 11 MH and RV properties in 2021. We continue to expand our MH and RV properties utilizing our inventory of owned and entitled land, available for development in 85 communities.

2022 Proxy Statement	51

Compensation Discussion and Analysis
Strong and Flexible Balance Sheet
While transforming our portfolio, we are also focused on maintaining a strong and flexible balance sheet. Through a series of capital market activities we have reduced our leverage, improved our coverage ratios and expanded our liquidity as shown below:

	Year Ended December 31,
Metric	2021	2017
Debt to Enterprise Value	18%	28%
Net Debt to Recurring EBITDA	5.7x	6.3x
Recurring EBITDA to Interest	6.2x	3.6x

Debt to Enterprise Value	Net Debt to Recurring EBITDA	Recurring EBITDA to Interest

30%
25%
20%
15%
10%
5%
0%
28%
25%
19%
21%
18%
2017
2018
2019
2020
2021

7
6
5
4
3
2
1
0
3.6x
4.0x
4.0x
4.9x
6.2x
2017
2018
2019
2020
2021

(1)Our Net Debt to Recurring EBITDA ratio for 2020 is elevated due to the acquisition of Safe Harbor late in 2020 which had the impact of including all of its debt and only two months of its EBITDA. Our ratio normalized during 2021 as Safe Harbor’s EBITDA is fully presented in our operating results.
(2)Net Debt to Recurring EBITDA does not factor a full year contribution from $1.4 billion of acquisitions completed during the course of 2021 and $744.6 million proceeds expected to be received upon the settlement of outstanding forward sale agreements, which proceeds we expect to use to pay down debt.

52	Sun Communities, Inc.

Compensation Discussion and Analysis
Executive Compensation Highlights and Key Decisions
2021 Executive Compensation Program
Our executive compensation program is grounded in a compensation philosophy aimed at achieving strong alignment between executive compensation, the long-term strategic goals of the Company and our shareholders’ interests. The Compensation Committee also considers feedback received from our shareholders and shareholder advisory firms as it reviews incentive structures.
The Compensation Committee deeply values the continued interest of, and feedback from, our shareholders on our executive compensation program and is committed to ensure their perspectives are thoughtfully taken into account.
The Compensation Committee considered the results of the advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2021 annual meeting when evaluating our executive compensation program. The Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote for the year ended December 31, 2021 as 92 percent of shareholders supported our executive compensation program. See the Advisory Vote on Executive Compensation section, under the Compensation Processes on page 74 for additional information.
Pay and Performance Alignment
This section discusses our executive officer performance based on predefined key metrics and how our total shareholder return compares to other market indices for the year ended December 31, 2021.
Annual Incentive Performance Metrics

	Target	Result	Payout
Core FFO Growth Exceeded maximum	≥14.4% to <15.6%	27.9%	200%
Same Community NOI Growth Exceeded maximum	≥5.8% to 6.2%	11.2%	200%
MH, RV and Marina Acquisitions Exceeded maximum	>$250M to $350M	$1.4 Billion	200%
Expansions / Developments Exceeded maximum	>1250 to 1400	>1,610	200%
ESG / DEI Initiatives Exceeded maximum	Exceeded	Excelled	200%
Total Shareholder Return
We continued to deliver outstanding performance in 2021. We performed better than the S&P 500 and the Russell 1000 indices on a one-year TSR, and outperformed the S&P 500, the MSCI US REIT, the Russell 1000 and the FTSE indices on three-year and five-year TSRs. We stand out as a leader amongst REITs for delivering TSR results. These results are indicative of our executive team’s strategic planning, leadership, execution and dedication to the Company. The execution of our strategic vision has resulted in prolonged TSR outperformance over time as evidenced in the charts below.

1-Year Total Return	3-Year Total Return	5-Year Total Return

50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
40.8%
28.7%
43.1%
26.5%
42.1%

140%
120%
100%
80%
60%
40%
20%
0%
120.1%
100.4%
66.4%
101.0%
58.0%

250%
200%
150%
100%
50%
0%
210.3%
133.4%
66.8%
132.9%
57.7%

Sun Communities, Inc.	S&P 500	MSCI US REIT (RMS)	Russell 1000	FTSE EPRA/NAREIT US DIVIDEND+
Source: S&P Global as of December 31, 2021.

2022 Proxy Statement	53

Compensation Discussion and Analysis
Chairman and CEO Compensation
The Company has performed exceptionally well and has delivered significant value to shareholders under the leadership of Gary Shiffman. In determining appropriate levels of compensation for Mr. Shiffman, the Compensation Committee took into account the following:
•The Company has consistently been amongst the top performers in terms of total shareholder return across the entire public REIT industry; it has significantly outperformed both its residential REIT peers and broader industry from a relative total shareholder return perspective, as is evidenced below
•The Company has significantly grown in size in terms of its properties / assets, equity market capitalization, and total capitalization
•Mr. Shiffman is the fourth longest tenured CEO across the public REIT industry and has been highly successful across his tenure in executing his strategic vision and laying a solid foundation for continued success and future growth
•The vast majority (81%) of Mr. Shiffman’s compensation is in the form of equity; while the number of shares awarded in 2021 are over one-third lower than the number of shares awarded in 2017, the equity value has increased due to significant stock price appreciation.
The chart below evidences our long term TSR outperformance over three, five and ten years:
SUI TSR Performance vs. Comparators

3-Year
140%
120%
100%
80%
60%
40%
20%
0%
120.1%
85.0%
66.4%
SUI
Nareit Residential Index
MSCI US REIT Index

5-Year
250%
200%
150%
100%
50%
0%
210.3%
103.4%
66.8%
SUI
Nareit Residential Index
MSCI US REIT Index

10-Year
800%
700%
600%
500%
400%
300%
200%
100%
0%
726.2%
252.8%
192.3%
SUI
Nareit Residential Index
MSCI US REIT Index

54	Sun Communities, Inc.

Compensation Discussion and Analysis
Highlights of our performance over the last three, five and ten years include:

5,659%

Total Return delivered over Mr. Shiffman's Tenure as CEO

210%

5-Year TSR

Top 10% of All REITs

726%

10-Year TSR

Top 5% of All REITs

+5,371bps

Outperformance vs. MSCI US REIT Last 3 Years

+3,508 bps

Outperformance vs. Nareit Residential Index Last 3 Years

+14,350 bps

Outperformance vs. MSCI US REIT Index Last 5 Years

+10,694 bps

Outperformance vs. Nareit Residential Index Last 5 Years

79,591

Total Sites Acquired Over the Last 5 Years

$5.7 billion

Total Acquisitions Volume Over the Last 5 Years

9,013

Total Expansion and Ground-up Developed Sites Over the Last 5 Years

The chart below shows the CEO summary compensation compared to our cumulative TSR over the last five years:

Five-year CEO Summary Compensation
vs. Cumulative RSR
$16M
$14M
$12M
$10M
$8M
$6M
$4M
$2M
$0M
$350
$300
$250
$200
$150
$100
$50
$0
$100
12/31/16
$125
$141
$213
$220
$310
$13.1
$9.2
$8.0
$11.1
$13.8
2016
2017
2018
2019
2020
2021
CEO Summary Compensation ($ Million)
SUI TSR Indexed to 2016

2022 Proxy Statement	55

Compensation Discussion and Analysis
COMPENSATION PHILOSOPHY AND OBJECTIVES
The executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:

Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us.	Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success.

Create a link between the performance of our stock and executive compensation.	Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.

ELEMENTS OF COMPENSATION

	Fixed		Variable

	Base Salary(1)	+	Annual Incentive Award(2)	+	Long-Term Incentives(3)
					40% Time Vesting Restricted Shares	60% Performance Vesting Restricted Shares

What?	Cash		Cash		Equity	Equity
When?	Annual		Annual		5-year period	3-year performance period
How? (Measures and Weighting)	Market Competitive		75% Corporate Performance Goals Metrics: ESG / DEI Initiatives, Expansions / Developments, Acquisitions, RPS, Controllable NOI, Same Community NOI, Recurring EBITDA, Core FFO 25% Individual Goals		Subject to continued employment	Based on Company’s 3-year TSR relative to MSCI REIT Index
(1)Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position. Amounts based on an evaluation of the executive officer’s experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
(2)Variable cash compensation component that provides incentive to the executive officer based on the Compensation Committee’s assessment of both annual corporate and individual performance. Measures of corporate performance principally focused on Core FFO and other key operating metrics.
(3)Variable equity compensation component focused on executive retention that provides longer-term motivation with the effect of linking stock price performance to executive compensation. The long term equity incentive awards granted during the current year are determined based on prior year performance.

56	Sun Communities, Inc.

Compensation Discussion and Analysis
2021 EXECUTIVE COMPENSATION
For 2021 performance, the compensation mix for our CEO and other NEOs is shown below:

CEO	Other NEOs

81%
Equity/Long-Term Incentive Award
6%
Base Salary
13%
Annual Incentive
94%
Total Incentive Award

10%
Base Salary
69%
Equity/Long-Term
Incentive Award
21%
Annual Incentive
90%
Total Incentive
Award

Annual incentive represents the 2021 annual performance incentive paid in 2022 and long-term incentive award represents awards issued in 2021 based on 2020 performance.
2021 Base Salary
Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers and compensation provided at competitive companies and companies of similar size.
Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company’s total capitalization, the number of communities, resorts and marinas that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executive officers when determining their base salaries.
The base salaries of the NEOs for the year ended December 31, 2021, were paid in accordance with existing employment agreements. The base salaries of the NEOs for the year ended December 31, 2020, were adjusted for the voluntary cessation of payment during the second quarter of 2020 in light of the disruption and uncertainty caused by the ongoing COVID-19 pandemic.

	Base Salary				Base Salary Paid
Executive	2021 Base Salary	2020 Base Salary		Percent Change	2021 Base Salary	2020 Base Salary			Percent Change
Gary A. Shiffman	$900,000	(1)	$691,837	30%	$851,957	(4)	$521,027	(5)	64%
John B. McLaren	$650,000	(1)	$525,000	24%	$621,152	(4)	$397,614	(5)	56%
Karen J. Dearing	$600,000	(1)	$425,000	41%	$559,614	(4)	$323,641	(5)	73%
Bruce D. Thelen	$500,000	(2)	$376,640	33%	$441,506	(4)	$376,640		17%
Aaron Weiss	$450,000	(3)	N/A	N/A	$95,519	(4)	N/A		N/A
(1)Annual base salaries were effective March 29, 2021 under new employment agreements. See "Information about Executive Officers - Employment Agreements".
(2)Mr. Thelen was made an executive officer effective July 16, 2021. The 2020 based salary presented was paid while performing his duties as Senior Vice President - Sun Home Services. See "Information about Executive Officers - Employment Agreements".
(3)Aaron Weiss was made an executive officer effective October 18, 2021. See "Information about Executive Officers - Employment Agreements".
(4)The 2021 base salaries paid were prorated for the effective date of employment agreements.
(5)The 2020 base salaries paid were adjusted for the voluntary cessation of payment during the second quarter of 2020 in light of the disruption and uncertainty caused by the ongoing COVID-19 pandemic.
In 2020, we engaged, Ferguson Partners Consulting, LP, or FPC, a nationally known executive compensation consulting firm specializing in the public REIT industry, to help us evaluate the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and annual equity-based incentives for our NEOs, and determine our peer group for examining 2021 executive compensation. As requested by the Compensation Committee, FPC reviewed the most recent publicly available information for companies in our peer group and focused on several main compensation components: base salary, target annual non-equity incentive, and long-term incentive awards (collectively “total remuneration”) both on an actual and target basis as well as per individual and in aggregate across the team.

2022 Proxy Statement	57

Compensation Discussion and Analysis
The analysis indicated the base salaries of the Company's CEO and CFO were below the 25th percentile of the same officers in its peer group and the President / COO's base salary was only slightly above the average of similar officers in the peer group, despite significant growth and repeated outperformance of those same peers.
While the Company has grown significantly in market capitalization, revenues, share price and number of employees, the annual base salaries of $691,837, $525,000 and $425,000 for Mr. Shiffman, Mr. McLaren and Ms. Dearing, respectively, had not been increased since 2015, the date Mr. Shiffman elected not to receive the cost of living adjustment, and of the last employment agreement for each of Mr. McLaren and Ms. Dearing. Based on this information as well as the Compensation Committee's evaluation of the performance of the executive team in effectively implementing corporate growth strategies and driving shareholder value, the Compensation Committee elected to increase the base salaries of Mr. Shiffman, Mr. McLaren and Ms. Dearing as noted above.
2021 Annual Incentive Award
This represents the cash incentive awarded for 2021 performance and paid in 2022.
The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee.
The Compensation Committee, in its sole and absolute discretion, reserves the right to make adjustments to calculated results for certain transactions and other extraordinary matters, including but not limited to, acquisitions, divestitures, debt and equity transactions and other capital or unusual transactions, which may have an unexpected adverse or beneficial impact, when determining achievement of that performance target.
Annual Incentive Award Structure
For 2021, the threshold, target and maximum incentive opportunities for Mr. Shiffman, Mr. McLaren and Ms. Dearing as a percentage of salary were unchanged from 2020, but for the revisions that were made to the plan in response to the COVID-19 pandemic in July 2020. During 2020, the Compensation Committee revised certain metrics in the annual incentive plan to reflect the matters relevant to the successful operations of the company and of key concern to its shareholders during the most uncertain time of the pandemic and reduced the potential incentive opportunity as a percentage of salary for those metrics due to the fact the changes were only measured for a portion of 2020. In 2021, the Compensation Committee reverted to normalized incentive opportunities and the key metrics present in the plan prior to the COVID-19 pandemic. Rental collection and crisis management metrics, which were added during the pandemic, were removed and FFO and Same Community targets were added back to the plan, both of which are key metrics for the Company and the REIT industry. In addition, the weightings of metrics related to ESG / IDEA programs, property acquisitions and development and expansion targets were increased, while the EBITDA metric was removed which we believe is effectively represented in NOI and FFO targets.
The table below provides salary and incentive opportunities as the basis for determination of our 2021 annual incentive awards.

	Incentive Opportunity (as a % of Salary)
Executive	2021 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$900,000	100%	150%	200%
John B. McLaren	$650,000	100%	150%	200%
Karen J. Dearing	$600,000	100%	150%	200%
Bruce D. Thelen	$500,000	50%	75%	130%
Aaron Weiss(1)	$450,000	$300,000	Not specified	Not specified
(1)In accordance with Aaron's employment agreement, the minimum bonus level set for the period from October 18, 2021, the effective date of the employment agreement, to December 31, 2021, was $300,000.

58	Sun Communities, Inc.

Compensation Discussion and Analysis
Gary A. Shiffman, John B. McLaren and Karen J. Dearing
The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals to Mr. Shiffman, Mr. McLaren and Ms. Dearing. In each case, actual performance is measured against targets established by the Compensation Committee.
The table below shows the key operating metrics which were used for the 2021 annual incentive awards to Mr. Shiffman, Mr. McLaren and Ms. Dearing.

Metric	Rationale	% of Aggregate Annual Incentive Payment Eligibility
Core FFO Growth	FFO is a standard operating performance measure for REITs and is defined by NAREIT as GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation and amortization, real estate related impairments, and after adjustments for unconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	30%
Same Community NOI Growth	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Communities are primarily those properties that we have owned and operated continuously since January 1, 2020.	15%
MH, RV and Marina Acquisitions	Acquisitions require the identification, acquisition and successful integration of properties onto the Sun operating platform.	10%
Expansions / Developments	Expansions of our existing communities and resorts, and construction of ground-up developments / resorts provide for continued revenue growth through occupancy gains.	10%
ESG / DEI Initiatives	Improvement of ESG scores across various reporting frameworks, establishment of internal Sustainability team, establishment of utility baseline metrics, integration of Safe Harbor into ESG framework, contract with third party consultants to enhance reporting and analytics; creation of enhanced IDEA strategy, creation of IDEA Counsel; and contract with third party consultants to assess current state of IDEA.	10%
Individual Goals / Compensation Committee Discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	25%
Bruce D. Thelen
Mr. Thelen’s primary responsibility is to oversee the operations and home sales within the Company’s MH communities and RV resorts. His annual incentive award for 2021 was based on his 2021 overall performance, as measured against goals and objectives set for him and his contribution to the Company's success, as determined by the Compensation Committee. Key operating metrics which were used for the 2021 annual incentive award to Mr. Thelen included Core FFO, Same Community NOI growth, CNOI growth, RPS gain and other relevant objectives.
Aaron Weiss
Aaron's annual incentive award for 2021 was based on his 2021 overall performance, as measured based on individual goals and objectives set for him, the Company’s performance or other relevant criteria, as determined by the Compensation Committee. A minimum bonus payment of $300,000 was agreed to in his employment agreement from the effective date of October 18, 2021 until December 31, 2021.

2022 Proxy Statement	59

Compensation Discussion and Analysis
Annual Incentive Award Results
Corporate Performance Goals and Results
When setting corporate performance goals, the Compensation Committee considers factors relevant to current year expectations. Financial results from prior years may be used as a reference point, but the Compensation Committee focuses on setting rigorous annual goals that reflect current business conditions and expectations which will result in an appropriate pay for performance outcome for the specific year.
Core FFO growth and Same Community NOI growth targets are evaluated each year in relation to our budgets and related guidance to the marketplace. Targets are set around low, mid and high levels of expected performance. The Company achieved strong Core FFO and Same Community NOI growth of 27.9 percent and 11.2 percent, respectively, due in large part to the robust performance of the Company's RV and marina platforms.
The Compensation Committee sets a range of acquisition activity that is reasonably expected to be achieved in a normal operating year by acquiring single assets and small portfolios of properties, and sets stretch goals to reach maximum payouts. Large and mid-sized portfolio acquisitions, such as those achieved in 2020 (Safe Harbor Marinas for $2.0 billion and Rybovich Marinas for $368.8 million) are not typical and therefore, are not considered when setting future acquisition achievement levels due to their infrequent occurrence. During 2021, the Company acquired a significant number of single assets and small portfolios of properties and was also able to close on a mid-sized MH portfolio and two significant marina properties for total acquisition value of over $1.4 billion.
ESG and IDEA initiatives are of significant focus within the Company leading the Compensation Committee to place increased weighting on this performance metric during 2021. The Company achieved the following ESG and DEI results:
•Improved our environmental and social scores with Institutional Shareholders Services.
•Voluntarily reported on three ESG frameworks (GRESB, DJSI and CDP) for initial scoring.
•Established an internal sustainability team.
•Established utility usage baseline metrics.
•Conducted climate risk analysis on our portfolio of properties.
•Enhanced our ESG reporting capabilities and analytics.
•Created our Company IDEA council to help implement our IDEA strategy.
•Performed an assessment of the current state of maturity of the Company IDEA, developed enhanced strategy, and educated executives and team leaderships through a series of interactive training seminars on key IDEA topics.
The following illustration shows actual results achieved in 2021 as compared to the various target levels that were established for achievement of executive goals for Mr. Shiffman, Mr. McLaren and Ms. Dearing (dollar amounts in thousands):

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	100% Payout	150% Payout	200% Payout
Core FFO Growth	≥ 13.8% to < 14.4%	≥ 14.4% to < 15.6%	≥ 15.6%	27.9%	200%	30%	60%
Same Community NOI Growth	≥ 5.4% to < 5.8%	≥ 5.8% to 6.2%	> 6.2%	11.2%	200%	15%	30%
MH, RV and Marina Acquisitions	≥ $150M to $250M	> $250M to $350M	> $350M	> $1.4 Billion	200%	10%	20%
Expansions / Developments	≥ 1,000 to 1,250 sites delivered	> 1,250 to 1,400 sites delivered	> 1,400 sites delivered	> 1,610	200%	10%	20%
ESG / DEI Initiatives	Meet	Exceeded	Excelled	Excelled	200%	10%	20%
Total Corporate					200%	75%	150%
Individual Goals (1)	Meet	Exceeded	Excelled	Excelled	200%	25%	50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Shiffman, Mr. McLaren and Ms. Dearing.

60	Sun Communities, Inc.

Compensation Discussion and Analysis
The following illustration shows actual results achieved in 2021 as compared to the various target levels that were established for achievement of executive goals for Mr. Thelen (dollar amounts in thousands):

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	50% Payout	75% Payout	130% Payout
Core FFO Growth	≥ 13.8% to < 14.4%	≥ 14.4% to < 15.6%	≥ 15.6%	27.9%	130%	12.5%	16.3%
Same Community NOI Growth	≥ 5.4% to < 5.8%	≥ 5.8% to 6.2%	> 6.2%	11.2%	130%	12.5%	16.3%
Combined Operations / Sales CNOI	Budget - 0.5% to Budget	> Budget to Budget + 0.5%	> Budget + 0.5%	106.4%	130%	15.0%	19.5%
RPS Gain	2,050 to < 2,150	2,150 to < 2,350	> 2,350	2,483	130%	12.5%	16.3%
MH, RV and Marina Acquisitions	≥ $150M to $250M	> $250M to $350M	> $350M	> $1.4 Billion	130%	7.5%	9.8%
Expansions / Developments	≥ 1,000 to 1,250 sites delivered	> 1,250 to 1400 sites delivered	> 1,400 sites delivered	> 1,610	130%	7.5%	9.8%
ESG / DEI Initiatives	Meet	Exceeded	Excelled	Excelled	130%	7.5%	9.8%
Total Corporate					130%	75.0%	97.5%
Individual Goals(1)	Meet	Exceeded	Excelled	Excelled	130%	25.0%	32.5%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Thelen.
Refer to “NEO Pay and Performance Summaries” for information on Aaron's performance goal and results for 2021.

2022 Proxy Statement	61

Compensation Discussion and Analysis
2021 Annual Incentive Award Payouts
The table below shows the payout levels achieved for each of Mr. Shiffman, Mr. McLaren and Ms. Dearing based on the actual results achieved as described above.

NEO	Incentive Opportunity ($)			Corporate Performance (75%)	Individual Performance (25%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (100%)	Target (150%)	Maximum (200%)
Gary A. Shiffman	$900,000	$1,350,000	$1,800,000	200%	200%	133%	$1,800,000
John B. McLaren	$650,000	$975,000	$1,300,000	200%	200%	133%	$1,300,000
Karen J. Dearing	$600,000	$900,000	$1,200,000	200%	200%	133%	$1,200,000
The table below shows the payout levels achieved for Mr. Thelen based on the actual results achieved as described above.

NEO	Incentive Opportunity ($)			Corporate Performance (75%)	Individual Performance (25%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (50%)	Target (75%)	Maximum (130%)
Bruce D. Thelen	$250,000	$375,000	$650,000	130%	130%	173%	$650,000
The table below shows the discretionary bonus payout for 2021 to Aaron based on individual and subjective measures:

NEO	Payout Achieved ($)
Aaron Weiss	$400,000
In determining Aaron's annual incentive award, the Board contemplated his significant contributions to the initial and on-going diligence, structuring and integration activities related to the anticipated Park Holidays portfolio acquisition and other potential acquisition opportunities to support future growth in the United Kingdom.

62	Sun Communities, Inc.

Compensation Discussion and Analysis
2021 Long-Term Incentive Awards
This represents the equity award for 2020 performance granted in 2021.
Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders. Equity awards are generally awarded in the form of restricted stock although stock options may also be utilized. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.
Long-Term Incentive Awards Structure
Long-term equity incentive awards focus on executive retention to provide longer-term motivation with the effect of linking stock price performance to executive compensation.

INVESTOR ALIGNMENT	TARGET TO OUTPERFORM	ABSOLUTE TSR MODIFIER

100% of the performance-based portion of the long-term incentive award is based on total shareholder return	The Company must outperform the MSCI US REIT Index by achieving relative performance at the 55th percentile to earn the target award	The Company utilizes an absolute TSR modifier whereby payouts are capped at target if our absolute TSR is negative

The equity incentive award granted during the current year is determined based on prior year performance. Equity incentive award for current year performance will be granted next year (e.g. awards for the 2020 performance are granted in 2021 and therefore included in 2021 summary compensation disclosure; awards for the 2021 performance are granted in 2022 and therefore will be included in the 2022 summary compensation disclosure).
The equity incentive award is generally granted based on a 60/40 split with 60 percent of the value in market / performance-vesting restricted shares and 40 percent of the value in time-vesting of restricted shares.
Key metrics used for market / performance shares include total shareholder return over three years relative to the MSCI REIT index (RMS) or the FTSE NAREIT Equity Residential index. Certain share awards made prior to 2019 also include Absolute Cumulative TSR, Core FFO growth, and Same Community NOI growth as market performance metrics.
The table below provides the equity incentive award structure for 2020 performance awards that were granted in 2021:

	Equity Award
Executive	Performance Vesting	Time Vesting
Gary A. Shiffman	60%	40%
John B. McLaren	60%	40%
Karen J. Dearing	60%	40%
Bruce D. Thelen	60%	40%
Aaron Weiss(1)	N/A	N/A
(1)Aaron was not an employee of the Company during the year ended December 31, 2020.

2022 Proxy Statement	63

Compensation Discussion and Analysis
Long-Term Incentive Awards Granted in 2021 (Based on 2020 Performance)
Gary A. Shiffman, John B. McLaren and Karen J. Dearing
In March 2021, the Compensation Committee granted Mr. Shiffman, Mr. McLaren and Ms. Dearing long-term incentive awards for their 2020 performance as detailed in the tables below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2020, as well as the executive’s achievement of his or her individual goals, implementation of the strategic goals of the organization, exceptional management during the COVID-19 pandemic and the acquisition and integration of approximately $3.0 billion of properties, including Safe Harbor.
In particular, we achieved one-year TSR of 3.6 percent compared to (7.6) percent achieved by the MSCI US REIT (RMS) Index. Additional factors included, but were not limited to, Core FFO growth of 3.5 percent compared to 2019 and 4.0 percent growth in Same Community NOI compared to 2019.

			2021 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(2)	3/17/2021	34,000	$5,164,260
	Market performance	(3)	3/17/2021	51,000	$4,810,508
John B. McLaren	Time vesting	(2)	3/17/2021	10,000	$1,518,900
	Market performance	(3)	3/17/2021	15,000	$1,414,855
Karen J. Dearing	Time vesting	(2)	3/17/2021	10,000	$1,518,900
	Market performance	(3)	3/17/2021	15,000	$1,414,855

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT (RMS) Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(3)Measured over a three-year period from January 1, 2021 to December 31, 2023, vesting on January 1, 2024, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
In recognition of the acquisition of Safe Harbor, the largest acquisition in the Company’s history, which was completed during a year with unprecedented management and operational challenges due to the Covid-19 pandemic, the Compensation Committee elected to grant a special award to Mr. Shiffman, Mr. McLaren and Ms. Dearing of 10,000 restricted shares each. This transformative acquisition added a new business line, diversified our customer base and also provides for long term external growth opportunities due to the unconsolidated nature of the marina business. Although a certain level of property acquisition is contemplated in the Company’s compensation plans, an acquisition of this magnitude and impact is not, and therefore the Compensation Committee granted additional restricted shares subject to certain time and performance vesting metrics as detailed below:

			2021 Special Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(2)	3/17/2021	5,000	$759,450
	Market performance	(3)	3/17/2021	5,000	$437,443
John B. McLaren	Time vesting	(2)	3/17/2021	5,000	$759,450
	Market performance	(3)	3/17/2021	5,000	$437,443
Karen J. Dearing	Time vesting	(2)	3/17/2021	5,000	$759,450
	Market performance	(3)	3/17/2021	5,000	$437,443

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. FTSE NAREIT Equity Residential	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a three-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.

64	Sun Communities, Inc.

Compensation Discussion and Analysis
(3)Measured over a three-year period from January 1, 2021 to December 31, 2023, vesting on January 1, 2024, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.

Bruce D. Thelen
In February 2021, the Compensation Committee granted Mr. Thelen long-term incentive awards for his 2020 performance as detailed in the table below. In determining the long-term incentive awards, the Compensation Committee considered Mr. Thelen’s overall performance at the Company during 2020.

			2021 Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Bruce D. Thelen	Time vesting	(2)	2/11/2021	3,400	$500,446
	Market performance	(3)	2/11/2021	5,100	$491,688

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(3)Measured over a three-year period from January 1, 2021 to December 31, 2023, vesting on January 1, 2024, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
Aaron Weiss
Aaron was not an employee of the Company in 2020 and therefore did not receive an equity award under the 2021 compensation program. Aaron was awarded 11,488 restricted shares of our common stock valued at $2,256,128 on the grant date, in connection with his employment agreement. Those shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award, provided Aaron remains an employee of the Company during that time.

2022 Proxy Statement	65

Compensation Discussion and Analysis
Long-Term Incentive Awards Vested in 2021
In total, 229,225 shares held by our NEOs vested out of 232,351 potential shares and 3,126 shares were forfeited. Of the vested shares, 126,875 were financial performance and market performance shares.
The table below shows the detail of the market performance and financial performance shares from previously granted awards that vested during 2021, as compared to potential share payouts. Those vestings pertain to the 2016, 2017 and 2018 performance awards.
2016 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Low Achievement	Medium Achievement	High Achievement	100%	Metric Achieved		Payout Achieved	Potential Shares	Shares Vested

Market Performance
Absolute Cumulative TSR(1)		50% Payout	75% Payout	90% Payout
	<21%	≥21% - <27%	≥27% - <33%	≥33% - <36%	≥36%	76.5%		100%	5,418	5,418

Relative TSR vs. MSCI US REIT Index(1)		50% Payout	75% Payout	85% Payout
	Below Index	Index	Index+1	Index+2	Index+3	76.5%	(2)	100%	5,417	5,417

Total									10,835	10,835
(1)Measured over a three-year period from January 1, 2018 to December 31, 2020.
(2)The MSCI US REIT Index TSR was 11.0 percent over a three-year period from January 1, 2018 to December 31, 2020
2017 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Low Achievement	Medium Achievement	High Achievement	100%	Metric Achieved		Payout Achieved	Potential Shares	Shares Vested

Financial Performance
Core FFO Growth(1)		50% Payout	70% Payout	80% Payout
	<2%	≥2% - <3%	≥3% - <4%	≥4% - <5%	≥5%	3.5%		70%	6,250	4,375

Same Community NOI Growth(1)		50% Payout	70% Payout	80% Payout
	<2%	≥2% - <3%	≥3% - <4%	≥4% - <5%	≥5%	4.0%		80%	6,251	5,000

Market Performance
Absolute Cumulative TSR(2)		60% Payout	80% Payout	90% Payout
	<21%	≥21% - <24%	≥24% - <27%	≥27% - <30%	≥30%	76.5%		100%	8,332	8,332

Relative TSR vs. MSCI US REIT Index(2)		60% Payout	80% Payout	90% Payout
	Below Index	Index	Index+1	Index+2	Index+3	76.5%	(3)	100%	8,333	8,333

Total									29,166	26,040
(1)Growth percentage is based on a comparison of our results for the year ended December 31, 2020 as compared to the same period in 2019.
(2)Measured over a three-year period from January 1, 2018 to December 31, 2020.
(3)The MSCI US REIT Index TSR was 11.0 percent over a three-year period from January 1, 2018 to December 31, 2020

66	Sun Communities, Inc.

Compensation Discussion and Analysis
2018 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Medium Achievement	High Achievement	100%	Metric Achieved	Payout Achieved	Potential Shares	Shares Vested

Market Performance
Relative TSR vs. MSCI US REIT Index(1)		60% Payout	80% Payout
	<35th percentile	≥35th - <55th percentile	≥55th - <75th percentile	≥75th percentile	over 94th percentile	100%	90,000	90,000

Total							90,000	90,000
(1)Measured over a three-year period from January 1, 2018 to December 31, 2020.
Summary of Shares Vested in 2021
The table below shows the summary of financial performance, market performance or time vesting components for the long-term incentive awards to each of our NEOs that vested in 2021.
2021 Market Performance, Financial Performance and Time Vesting Summary

Executive	Market Performance Vesting Shares	Financial Performance Vesting Shares	Time Vesting Shares	Total Vesting shares
Gary A. Shiffman	78,749	7,031	59,125	144,905
John B. McLaren	20,001	1,172	21,125	42,298
Karen J. Dearing	18,750	1,172	18,500	38,422
Bruce D. Thelen	N/A	N/A	3,600	3,600
Aaron Weiss	N/A	N/A	N/A	0
Total NEO	117,500	9,375	102,350	229,225

2022 Proxy Statement	67

Compensation Discussion and Analysis
NEO PAY AND PERFORMANCE SUMMARIES

Gary A. Shiffman Chairman and Chief Executive Officer

2021 COMPENSATION
KEY ACHIEVEMENTS
Individual goals were focused on strategic leadership of the organization and communication of our mission and values, implementation of systems and processes that assure physical, financial and human resources of our organization, providing strategic planning and guidance for growth through acquisitions and expansions and opportunistically accessing capital markets to fund growth and strengthen the balance sheet.
•Effectively managed balance sheet, capital sources (including achieving investment grade rating) and leverage while completing $1.4 billion in MH/RV/Marina acquisitions.
•Increased future strategic growth potential through oversight of land acquisition program for ground up developments.
•Executed on geographic expansion of our MH portfolio through announced acquisition of Park Holidays portfolio in the United Kingdom. (Expected to close in April 2022).
•Provided strategic direction to Safe Harbor Marina executive team to safeguard efficient capital management and effective growth opportunities and integration.
•Championed the continued development of Sun’s culture through implementation of Sun minimum wage and commitment to IDEA initiatives.
•Lead research and development activities for RV glamping / camping strategy.
The Compensation Committee determined that for 2021, Mr. Shiffman achieved maximum targets for his individual goals, and therefore awarded him his maximum payout of $450,000 for this portion of his annual incentive.

68	Sun Communities, Inc.

Compensation Discussion and Analysis

John B. McLaren President and Chief Operating Officer

2021 COMPENSATION

$621,152
$1,300,000
$4,130,649
Base Salary
Annual Incentive Award
Long-Term Incentive Award

KEY ACHIEVEMENTS
While still actively navigating through the COVID-19 pandemic, individual goals were focused on strategic leadership of the organization, as well as executing on the operating goals for our communities and resorts to ensure we maintain our position as a premiere owner and operator of MH and RV resorts. Other responsibilities included effective oversight of our development and expansion platform and Culture & People team:
•Achieved 106 percent of 2021 expected occupancy growth. Significantly exceeded Same Community NOI expected growth (11.2 percent growth) and FFO expected growth ($6.51 per share).
•Exceeded 2021 site development targets completing a total of 1,609 sites across 19 communities including the initial openings of four new ground-up developments.
•Integrated over 50 MH, RV, and marina acquisitions representing over 15,000 sites, wet slips, and dry storage spaces with an aggregate value of over $1.4 billion.
•Effective oversight of People & Culture Team highlighted by the implementation of Sun’s new minimum wage program and introducing new company culture statements, along with continued focus safeguarding our team during the pandemic.
The Compensation Committee determined that for 2021, Mr. McLaren achieved maximum targets for his individual goals, and therefore awarded him his maximum payout of $325,000 for this portion of his annual incentive.

2022 Proxy Statement	69

Compensation Discussion and Analysis

Karen J. Dearing Executive Vice President Treasurer Chief Financial Officer and Secretary

2021 COMPENSATION

$559,614
$1,200,000
$4,130,649
Base Salary
Annual Incentive Award
Long-Term Incentive Award

KEY ACHIEVEMENTS
While still actively navigating through the COVID-19 pandemic, individual goals were focused on strategic leadership of the organization, evaluation and implementation of strategies associated with our capital requirements and structure, including debt and equity transactions, effectively leading our accounting, finance and information technology departments, and serving as executive sponsor for the Company’s ESG and IDEA programs:
•Achieved investment grade rating and executed $1.2 billion in public bond offerings, as well as executed on a $1.1 billion equity offering and an additional 4.025 million shares in forward equity, recast the Company’s line of credit and maintained appropriate leverage levels.
•Successfully integrated the Safe Harbor Marina acquisition into internal and external reporting and internal control frameworks.
•Introduced new Culture Statements and Sun Minimum wage program to proactively impact our team and culture.
•Acted as executive sponsor for ESG which successfully improved certain ESG scores, set baselines for utility usage and reported to three frameworks for initial scoring.
•Acted as executive sponsor for our IDEA strategy which was focused on providing education and training opportunities related to allyship, unconscious bias, microaggressions and other relevant diversity, equity and inclusion topics, as well as establishing the Company’s IDEA Council.
The Compensation Committee determined that for 2021, Ms. Dearing achieved maximum targets for her individual goals, and therefore awarded her a maximum payout of $300,000 for this portion of her annual incentive.

70	Sun Communities, Inc.

Compensation Discussion and Analysis

Bruce D. Thelen Executive Vice President Operations and Sales

2021 COMPENSATION
KEY ACHIEVEMENTS
While still actively navigating through the COVID-19 pandemic, individual goals were focused on safe operational execution at our communities and resorts, maintaining our culture of best-in-class customer service and effectively leading our operations teams to ensure we provided the highest quality living and vacationing experience for our residents and guests.
•Achieved 106 percent of 2021 expected occupancy growth. Significantly exceeded expected Same Community NOI growth (11.2 percent growth) and FFO expected growth. ($6.51 per share).
•Exceeded targets for all home sales categories including New home sales (28.4 percent growth year over year), Pre-owned home sales (46.2 percent growth year over year), and Broker home sales (38 percent growth year over year).
•Oversaw the successful launch of the new Sun Outdoors branding platform inclusive of the launch of a new website, proprietary mobile-app and associated marketing and social campaigns supporting the launch.
The Compensation Committee determined that for 2021, Mr. Thelen achieved maximum targets for his individual goals, and therefore awarded him his maximum payout of $162,500 for this portion of his annual incentive.

Aaron Weiss Executive Vice President of Corporate Strategy and Business Development

2021 COMPENSATION

$95,519
$400,000
$2,256,128

Base Salary

Annual Incentive Award

Long-Term Incentive Award

KEY ACHIEVEMENTS
Since joining Sun in October 2021, Aaron's primary responsibility is to oversee corporate strategy and business development within the Company. In accordance with his employment agreement, Aaron's minimum incentive award opportunity for 2021 was $300,000. The Compensation Committee reviewed Aaron's individual contribution for 2021, including his significant contributions to the initial and on-going diligence, structuring and integration activities related to the anticipated Park Holidays portfolio acquisition and other potential acquisition opportunities to support future growth in the United Kingdom, and awarded him $400,000.

2022 Proxy Statement	71

Compensation Discussion and Analysis
2022 EXECUTIVE COMPENSATION ACTIONS
Our say-on-pay proposal in 2021 received strong shareholder support, with approximately 92 percent of the shares voted approving our 2020 executive compensation. After a review of our executive compensation program, our Compensation Committee has approved and adopted the compensation components as detailed below for 2022.
2022 Base Salary
The base salaries of our NEOs for 2022 are as follows:

Executive	2022 Base Salary		2021 Base Salary		Percent Change
Gary A. Shiffman	$900,000		$900,000		—%
John B. McLaren	$650,000		$650,000		—%
Karen J. Dearing	$600,000		$600,000		—%
Bruce D. Thelen	$500,000		$500,000		—%
Aaron Weiss	$525,000	(1)	$450,000	(1)	16.7%
(1)Annual base salary for 2022 and 2021 in accordance with Aaron's employment agreement. Aaron's employment began on October 18, 2021. See Employee Agreements under “Information about Executive Officers" starting on page 84.
2022 Annual Incentive Awards
This represents the cash incentive for the 2022 performance that will be awarded and paid in 2023.
Annual Incentive Award Structure
The table below provides for each of the metrics further defined in a table below, the incentive opportunity as a percentage of base salary as the basis for determination of our 2022 annual incentive awards.

	Incentive Opportunity (as a % of Salary)
Executive	2022 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$900,000	100%	150%	200%
John B. McLaren	$650,000	100%	150%	200%
Karen J. Dearing	$600,000	100%	150%	200%
Bruce D. Thelen	$500,000	75%	100%	130%
Aaron Weiss	$525,000	75%	100%	130%
Gary A. Shiffman, John B. McLaren, Karen J. Dearing and Aaron Weiss
2022 annual incentive awards for Mr. Shiffman, Mr. McLaren, Ms. Dearing and Mr. Weiss will be based on the metric weightings shown in the tables below. The 2022 weighting reflects the continued use of specific quantifiable goals as refined in 2022.

Metric	Weighting 2022
Core FFO Growth	30%
Same Community NOI Growth	15%
MH, RV, Marina, and UK Acquisitions	10%
Expansions / Development	10%
ESG / IDEA Initiatives	10%
Individual Goals / Compensation Committee Discretion	25%

72	Sun Communities, Inc.

Compensation Discussion and Analysis
Bruce D. Thelen
2022 annual incentive awards for Mr. Thelen will be based on the metric weightings shown in the table below. The 2022 weighting reflects the continued use of specific quantifiable goals as refined in 2022.

Metric	Weighting 2022
Core FFO Growth	12.5%
Same Community NOI Growth - MH / RV	12.5%
Combined Operations / Sales CNOI - MH / RV	15.0%
RPS Gain MH / RV	12.5%
MH, RV and Marina Acquisitions	7.5%
Expansions / Development	7.5%
ESG / IDEA Initiatives	7.5%
Individual Goals / Compensation Committee Discretion	25.0%
2022 Long-Term Incentive Awards
(Based on 2021 Performance)
This represents the equity award for 2021 performance granted in 2022.
Gary A. Shiffman, John B. McLaren, Karen J. Dearing and Bruce D. Thelen
In February 2022, the Compensation Committee granted Mr. Shiffman, Mr. McLaren, Ms. Dearing and Mr. Thelen long-term incentive awards for their 2021 performance as detailed in the table below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2021, as well as the executive’s achievement of his or her individual goals and the implementation of the strategic goals of the organization. In particular, we achieved one-year TSR of 40.8 percent compared to 3.6 percent in 2020. Additional factors included, but were not limited to, total revenue increase of 62.5 percent compared to 2020, Core FFO growth of 27.9 percent compared to 2020, and 11.2 percent growth in Same Community NOI compared to 2020, the successful integration of Safe Harbor and the acquisition and integration of 54 properties valued at $1.4 billion.
Aaron Weiss
In February 2022, the Compensation Committee granted Aaron long-term incentive awards for his 2021 performance as detailed in the table below. Aaron's minimum stock award of $1.2 million was agreed to in his employment agreement dated October 18, 2021.

			2022 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(3)	2/23/2022	34,000	$6,042,140
	Market performance	(4)	2/23/2022	51,000	$6,353,310	(2)
John B. McLaren	Time vesting	(3)	2/23/2022	10,000	$1,777,100
	Market performance	(4)	2/23/2022	15,000	$1,868,621	(2)
Karen J. Dearing	Time vesting	(3)	2/23/2022	10,000	$1,777,100
	Market performance	(4)	2/23/2022	15,000	$1,868,621	(2)
Bruce D. Thelen	Time vesting	(3)	2/24/2022	4,200	$757,806
	Market performance	(4)	2/24/2022	6,300	$801,380	(2)
Aaron Weiss	Time vesting	(3)	2/24/2022	2,800	$505,204
	Market performance	(4)	2/24/2022	4,200	$534,253	(2)

2022 Proxy Statement	73

Compensation Discussion and Analysis

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Award value is estimated as the Company is awaiting third party valuation analysis.
(3)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(4)Measured over a three-year period from January 1, 2022 to December 31, 2024, vesting on January 1, 2025, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
COMPENSATION PROCESSES
When determining levels of compensation, the Compensation Committee considers (a) internal equity among executive officers; (b) market data for the positions held by these executives; (c) each executive’s duties, responsibilities and experience level; (d) each executive’s performance and contribution to our success; and (e) cost to us. The Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.
Role of Executive Officers in Compensation Decisions
The Compensation Committee makes all decisions regarding the compensation of NEOs, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance and determines the annual incentive compensation of the Chief Executive Officer. Together the Compensation Committee and the Chief Executive Officer review the performance of the other NEOs. The Chief Executive Officer can recommend certain compensation incentives, including equity award amounts, to the Compensation Committee, which can exercise its discretion in approving or modifying such recommendations for other NEOs.
Role of the Compensation Consultant
We engaged, FPC Associates, LP, or FPC, a nationally known executive compensation consulting firm specializing in the public REIT industry, to help us evaluate the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and annual equity-based incentives for our NEOs, and to determine our peer group for examining executive compensation. All executive compensation services provided by FPC were conducted under the direction or authority of the Compensation Committee.
Use of Comparative Market Data
in Compensation Decisions
As requested by the Compensation Committee, FPC reviewed the most recent publicly available information for companies in our peer group and focused on several main compensation components: base salary, target annual non-equity incentive, and long-term incentive awards (collectively “total remuneration”) both on an actual and target basis as well as per individual and in aggregate across the team. The Compensation Committee, in its discretion in setting the compensation elements and levels for the NEOs took into consideration this data, as well as other factors.
With the assistance of FPC, we select our peer group to compare and benchmark our executive compensation, based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components and peer decisions made by other companies. From time to time, our peer group is updated based on most recent publicly available market information and the aforementioned factors and application of judgment.

74	Sun Communities, Inc.

Compensation Discussion and Analysis
Our peer group composition for our 2021 compensation includes the entities shown in the table below. Among the other factors described in the paragraph above, we placed emphasis on relative size in selecting our peers.

Company Name	Property Focus	Headquarters
American Campus Communities, Inc.	Student Housing	Austin, TX
Apartment Income REIT Corp	Multi-Family	Denver, CO
AvalonBay Communities, Inc.	Multi-Family	Arlington, VA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Equity Residential	Multi-Family	Chicago, IL
Essex Property Trust, Inc.	Multi-Family	San Mateo, CA
Extra Space Storage Inc.	Self-Storage	Salt Lake City, UT
Federal Realty Investment Trust	Retail	North Bethesda, MD
Invitation Homes, Inc.	Single-Family	Dallas, TX
Mid-America Apartment Communities, Inc.	Multi-Family	Germantown, TN
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Advisory Vote on Executive Compensation
The advisory vote by shareholders on executive compensation plays a role in our executive compensation decision-making process.
The Compensation Committee considered the results of the advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2021 annual meeting when evaluating our executive compensation program. Last year’s say-on-pay proposal received strong shareholder support, at over 92 percent of the shares voted approving the executive compensation received in 2020. We will continue to offer an annual non-binding advisory vote on the executive compensation.
The compensation committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote and our executive compensation program for the year ended December 31, 2021 continued to focus on the factors described below.
The chart below show our say-on-pay results over the last three years:
2019-2021 Average Say-on-Pay Support

2022 Proxy Statement	75

Compensation Discussion and Analysis
ADDITIONAL EXECUTIVE
COMPENSATION POLICIES AND PRACTICES
Risks Arising from Compensation Policies and Practices
Our senior management has assessed the enterprise-wide risks facing us and has implemented processes and procedures to mitigate such risks. In connection with such enterprise risk management processes, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and Board affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.
Anti-Hedging Policy
We have adopted an anti-hedging policy under which our directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.
Pledging Policy
We have adopted a pledging policy under which our directors and executive officers are prohibited from pledging any Company securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
Executive Stock Ownership Guidelines
In an effort to align the interests of our management with those of our shareholders, we have adopted a policy under which our executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines. Under these guidelines, each executive officer is required to own shares of our stock with a value equal to a multiple of his or her annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	4x	Base salary
Covered individuals are required to achieve compliance with these guidelines by five years from the later of the date of:
•November 2, 2021, which was the date these guidelines were last amended,
•promotion to the covered position, or
•start of employment with the Company.
Until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in stock price, each covered individual must retain at least 50 percent of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes).
As of March 21, 2022, each of our NEOs satisfied the requirements of these stock ownership guidelines.
Executive Compensation Clawback Policy
If the Compensation Committee determines that an officer of the Company has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company's financial results in order to comply with federal securities laws, the Compensation Committee will review all "performance-based compensation" awarded to or earned by such officer where the performance measurement period for such compensation includes any fiscal period(s) affected by the restatement.

76	Sun Communities, Inc.

Compensation Discussion and Analysis
If the Compensation Committee determines that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, the Board or Compensation Committee may seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results. Any such recoupment effort authorized by the Board or Compensation Committee shall be subject to the provisions of applicable compensation or employment agreements, including dispute resolution procedures.
For purposes of this policy, an act or omission will not be considered to constitute gross negligence or willful misconduct if the person in good faith relied upon the advice of the Company's external accountants or legal counsel.
This policy does not apply to restatements that the Board determines are required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or caused by the Company's decision to change its accounting practice as permitted by applicable law.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility on our tax return of compensation over $1.0 million to any of our NEOs.
We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital.
We do not believe that Section 162(m) has materially affected or will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.
For these reasons, Section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2021, we made payments of $23,802,411 to Mr. Shiffman, $7,369,598 to Mr. McLaren, $6,544,168 to Ms. Dearing, and $424,269 to Mr. Thelen that were subject to Section 162(m).
409A Considerations
We have also taken into consideration Section 409A of the Code in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20 percent of the benefit includible in income.

2022 Proxy Statement	77

SUMMARY COMPENSATION TABLE
The following table includes information concerning compensation for our NEOs for the fiscal year ended December 31, 2021:

Name and Principal Position	Year	Salary		Non-Equity Incentive(1)	Stock Awards(2)		All Other Compensation	Total
Gary A. Shiffman Chairman and Chief Executive Officer	2021	$851,957		$1,800,000	$11,171,661		$4,670	$13,828,288
	2020	$521,027	(3)	$1,383,674	$9,208,679		$29,043	$11,142,423
	2019	$691,837		$1,383,675	$5,889,480		$4,273	$7,969,265
John B. McLaren President and Chief Operating Officer	2021	$621,152		$1,300,000	$4,130,649		$1,665	$6,053,466
	2020	$397,614	(3)	$1,050,000	$3,541,800		$8,836	$4,998,250
	2019	$525,000		$1,010,625	$2,453,950		$—	$3,989,575
Karen J. Dearing Executive Vice President, Treasurer, Chief Financial Officer and Secretary	2021	$559,614		$1,200,000	$4,130,649		$5,621	$5,895,884
	2020	$323,641	(3)	$850,000	$3,541,800		$6,490	$4,721,931
	2019	$425,000		$850,000	$2,453,950		$6,647	$3,735,597
Bruce D. Thelen Executive Vice President of Operations and Sales	2021	$441,506		$650,000	$992,134		$7,153	$2,090,793
	2020	$376,640		$382,500	$814,200		$8,878	$1,582,218
	2019	$307,878		$153,938	$720,060		$5,100	$1,186,976
Aaron Weiss Executive Vice President of Corporate Strategy and Business Development	2021	$95,519	(4)	$400,000	$2,256,128	(5)	$33	$2,751,680
	2020	N/A		N/A	N/A		N/A	N/A
	2019	N/A		N/A	N/A		N/A	N/A
(1)Annual incentives earned for a year are paid in the subsequent year. This column includes annual incentives earned for the 2021, 2020 and 2019 performance years paid in 2022, 2021 and 2020, respectively. See "2021 Compensation Decisions" above for additional information.
(2)This column includes restricted stock awards granted in 2021, 2020 and 2019 for the 2020, 2019 and 2018 performance years, respectively. Restricted stock awards for the 2021 performance year were granted in 2022. Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, "Share-Based Compensation," in the Consolidated Financial Statements of our 2021 Annual Report on Form 10-K.
(3)The base salary paid is net of the amount each of Mr. Shiffman, Mr. McLaren and Ms. Dearing forewent for the second quarter of 2020 in light of the disruption and uncertainty caused by the COVID-19 pandemic.
(4)Aaron's employment with the Company began on October 18, 2021.
(5)This represents the value of the 11,488 stock awards issued to Aaron upon the commencement of his employment at the Company.

78	Sun Communities, Inc.

Executive Compensation Tables
GRANTS OF PLAN-BASED AWARDS
The following table provides information on grants of awards under any plan received by our NEOs during the year ended December 31, 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type(1)	Grant Date	Threshold ($)	Target (S)	Maximum (S)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Gary A. Shiffman	Annual		$900,000	$1,350,000	$1,800,000
	Market	3/17/2021				33,600	44,800	56,000		$5,247,951
	Time	3/17/2021							39,000	$5,923,710
John. B. McLaren	Annual		$650,000	$975,000	$1,300,000
	Market	3/17/2021				12,000	16,000	20,000		$1,852,299
	Time	3/17/2021							15,000	$2,278,350
Karen J. Dearing	Annual		$600,000	$900,000	$1,200,000
	Market	3/17/2021				12,000	16,000	20,000		$1,852,299
	Time	3/17/2021							15,000	$2,278,350
Bruce D. Thelen	Annual		$250,000	$375,000	$650,000
	Market	2/11/2021				3,060	4,080	5,100		$491,688
	Time	2/11/2021							3,400	$500,446
Aaron Weiss	Annual		$300,000	Not specified	Not specified
	Time	10/18/2021							11,488	$2,256,128
(1)All market-based and time-based equity incentive awards were granted under the Sun Communities Inc. 2015 Equity Incentive Plan.
(2)There were no stock options granted to our NEOs in the year ended December 31, 2021.
(3)Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, "Share-Based Compensation," in the Consolidated Financial Statements of our 2021 Annual Report on Form 10-K.

2022 Proxy Statement	79

Executive Compensation Tables
OUTSTANDING EQUITY AWARDS AT YEAR-END DECEMBER 31, 2021
The following table provides certain information with respect to the value of all restricted share awards previously granted to our NEOs. None of the NEOs hold any unexercised options.

			Share Awards
Name	Grant Date	Time Vested, Market or Performance(1)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
Gary A. Shiffman	6/30/2014	T1	250	$52,493
	4/14/2015	T1	2,500	$524,925
	3/20/2016	T2	5,625	$1,181,081
	3/14/2017	T2	37,500	$7,873,875
	3/14/2017	M1	12,502	$2,625,045
	2/19/2018	T4	16,000	$3,359,520
	3/20/2019	T4	14,400	$3,023,568
	3/20/2019	M2	36,000	$7,558,920
	2/13/2020	T4	20,800	$4,367,376
	2/13/2020	M2	39,000	$8,188,830
	3/17/2021	T4	34,000	$7,138,980
	3/17/2021	M2	51,000	$10,708,470
	3/17/2021	T4	5,000	$1,049,850
	3/17/2021	M2	5,000	$1,049,850
Total			279,577	$58,702,783
John B. McLaren	6/30/2014	T1	1,000	$209,970
	4/14/2015	T1	625	$131,231
	5/19/2015	T3	1,250	$262,463
	3/20/2016	T2	2,625	$551,171
	3/14/2017	T2	6,250	$1,312,313
	3/14/2017	M1	2,084	$437,577
	2/19/2018	T4	4,000	$839,880
	3/20/2019	T4	6,000	$1,259,820
	3/20/2019	M2	15,000	$3,149,550
	2/13/2020	T4	8,000	$1,679,760
	2/13/2020	M2	15,000	$3,149,550
	3/17/2021	T4	10,000	$2,099,700
	3/17/2021	M2	15,000	$3,149,550
	3/17/2021	T4	5,000	$1,049,850
	3/17/2021	M2	5,000	$1,049,850
Total			96,834	$20,332,235
Karen J. Dearing	6/30/2014	T1	1,250	$262,463
	4/14/2015	T1	500	$104,985
	7/16/2015	T3	1,000	$209,970
	3/20/2016	T2	1,500	$314,955
	3/14/2017	T2	6,250	$1,312,313
	3/14/2017	M1	2,084	$437,577
	2/19/2018	T4	4,000	$839,880
	3/20/2019	T4	6,000	$1,259,820
	3/20/2019	M2	15,000	$3,149,550
	2/13/2020	T4	8,000	$1,679,760
	2/13/2020	M2	15,000	$3,149,550
	3/17/2021	T4	10,000	$2,099,700

80	Sun Communities, Inc.

Executive Compensation Tables

			Share Awards
Name	Grant Date	Time Vested, Market or Performance(1)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
	3/17/2021	M2	15,000	$3,149,550
	3/17/2021	T4	5,000	$1,049,850
	3/17/2021	M2	5,000	$1,049,850
Total			95,584	$20,069,773
Bruce D. Thelen	1/16/2018	T4	2,000	$419,940
	2/14/2018	T4	800	$167,976
	4/15/2019	T4	1,200	$251,964
	4/15/2019	T4	2,400	$503,928
	3/3/2020	T4	1,600	$335,952
	3/3/2020	T4	2,400	$503,928
	2/11/2021	T4	3,400	$713,898
	2/11/2021	M2	5,100	$1,070,847
Total			18,900	$3,968,433
Aaron Weiss	10/18/2021	T4	11,488	$2,412,135
Total			11,488	$2,412,135

(1)	Time-vested anniversary year	T1	T2	T3	T4
	1	—%	—%	—%	20%
	2	—%	—%	—%	20%
	3	—%	20%	35%	20%
	4	20%	30%	35%	20%
	5	30%	35%	20%	20%
	6	35%	10%	5%	—%
	7	10%	5%	5%	—%
	8	5%	—%	—%	—%

Market anniversary year	M1	M2
1	—%	—%
2	—%	—%
3	33%	100%
4	33%	—%
5	34%	—%

(2)Value based on $209.97, the closing price of our common stock on NYSE on December 31, 2021.
STOCK VESTED DURING 2021
The following table sets forth certain information concerning shares held by our NEOs that vested during the year ended December 31, 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	144,905	$21,603,506
John B. McLaren	42,298	$6,370,599
Karen J. Dearing	38,422	$5,812,140
Bruce D. Thelen	3,600	$539,826

2022 Proxy Statement	81

Executive Compensation Tables
CEO PAY RATIO
Median Employee Compensation
As of October 30, 2021, we employed over 6,100 talented individuals in full-time, part-time, seasonal and temporary positions in the United States and Canada. These employees can be categorized into the following areas:
•Approximately 81 percent of our employees support operations at over 580 communities, resorts, and marinas as of October 30, 2021, in positions including but not limited to office assistants, member services specialists, coordinators, housekeepers, groundskeepers and dock hands. These employees are primarily paid on an hourly basis. The median annual total compensation for these employees in 2021 was $29,834.
•The operational support employees described above are overseen by managers who are led by regional, divisional and senior vice presidents who account for 9.1 percent of our workforce. The median annual total compensation for these employees in 2021 was $79,281.
•Approximately 9.7 percent of our workforce is comprised of corporate employees located primarily at our main offices. These employees include our executive management team as well as our finance, human resources, marketing and information technology professionals. The median annual total compensation for these employees in 2021 was $77,034.
Our median employee, an office coordinator, was identified from base compensation payroll records as of October 30, 2021, after annualization of compensation for applicable part-time and full-time employees. Base compensation does not include every element of compensation, but does reasonably reflect annual compensation for our employee population.
Total annual compensation for the identified median employee, on a basis consistent with the Summary Compensation Tables requirements and excluding our CEO, was $32,037 for 2021. As a result of the CEO and median employee compensation above, our CEO pay ratio for 2021 was 776:1.

82	Sun Communities, Inc.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Ronald A. Klein
Clunet R. Lewis

2022 Proxy Statement	83

EXECUTIVE OFFICER BIOGRAPHIES
The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	67	Chairman and Chief Executive Officer
John B. McLaren	51	President and Chief Operating Officer
Karen J. Dearing	57	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Bruce D. Thelen	37	Executive Vice President of Operations and Sales
Aaron Weiss	45	Executive Vice President of Corporate Strategy and Business Development
Baxter R. Underwood	44	Chief Executive Officer of Safe Harbor
Background information for Gary A. Shiffman is provided on page 22.

John B. McLaren
President and Chief Operating Officer
Mr. McLaren has been in the manufactured housing industry since 1995. He has served as our President since 2014 and as our Chief Operating Officer since 2008. From 2008 to 2014, he served as an Executive Vice President of the Company. From 2005 to 2008, he was Senior Vice President of SHS with overall responsibility for home sales and leasing. Mr. McLaren spent approximately three years as Vice President of Leasing & Service for SHS with responsibility for developing and leading our Rental Program and also has experience in the multi-family REIT segment and the chattel lending industry.

Karen J. Dearing
Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Ms. Dearing has served as our Chief Financial Officer and Executive Vice President since 2008. She joined us in 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to our ground-up developments and expansions. Ms. Dearing became our Corporate Controller in 2002 and Senior Vice President in 2006. She is responsible for the overall management of our information technology, accounting, tax and finance departments and all internal and external financial reporting. Prior to working for us, Ms. Dearing had experience as the Financial Controller of a privately-owned automotive supplier and as a certified public accountant with Deloitte. Since December 2020, Ms. Dearing has served on the Board of Directors and is Chair of the audit committee of Agree Realty Corporation, a publicly-traded retail property REIT (NYSE: ADC).

84	Sun Communities, Inc.

Information about Executive Officers

Bruce D. Thelen
Executive Vice President of Operations and Sales
Mr. Thelen currently serves as our Executive Vice President of Operations and Sales. Mr. Thelen has led our manufactured home sales and leasing subsidiary, Sun Home Services, Inc., since joining the Company in January 2018. Mr. Thelen’s responsibilities have grown consistently, including responsibilities relating to our MH and RV property operations and marketing. Mr. Thelen has a wide-ranging network of industry relationships and currently serves on the Board of Rezplot System, LLC, a joint venture of ours, the leading online marketplace for RV resorts and campgrounds. Prior to Sun, Mr. Thelen held multiple positions with a national manufactured home builder, most recently as the Vice President of Sales and Marketing. Prior to that, he was with the management consulting firm Booz & Company.

Aaron Weiss
EVP, Corporate Strategy & Business Development
Aaron has served as our Executive Vice President of Corporate Strategy and Business Development since October 2021 and is responsible for coordinating our corporate strategy, planning and business development. Aaron has a comprehensive background in real estate, lodging, finance and advisory. Prior to joining Sun, he was a Managing Director in Citigroup’s Real Estate & Lodging Investment Banking Group where he provided strategic and financing advice to a broad array of private and public real estate, lodging and private equity clients. Before joining Citigroup in 2009, Aaron had over 11 years of experience in the Real Estate, Lodging and Gaming Investment Banking Groups at Nomura and Lehman Brothers where he executed transactions spanning mergers and acquisitions, corporate advisory, investment grade and high yield debt offerings, and equity issuance, including international transactional experience in Asia, Australia, Western Europe and the UK. Arthur A. Weiss, one of our directors, is Aaron Weiss's father.

Baxter R. Underwood
Chief Executive Officer of Safe Harbor
Mr. Underwood has served as Safe Harbor’s Chief Executive Officer since January 2017. He was designated as an executive officer of the Company upon our acquisition of Safe Harbor in October 2020. From 2015 to 2017, he served as President of Safe Harbor. Mr. Underwood was previously the Chief Investment Officer of CNL Lifestyle Properties, a previously public REIT, where he was responsible for the acquisition and management of a large portfolio of lifestyle assets.

2022 Proxy Statement	85

Information about Executive Officers
EMPLOYMENT AGREEMENTS
Gary A. Shiffman
We and Mr. Shiffman have entered into an employment agreement dated March 29, 2021, and amended in March 2022, under which he serves as our Chief Executive Officer. This agreement supersedes Mr. Shiffman’s previous employment agreement, which governed the terms of his compensation in 2020. The initial term of Mr. Shiffman’s employment agreement is for five years and is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. Shiffman’s annual base salary under his employment agreement is $900,000. The annual base salary under his previous employment agreement was $691,837. In addition to his base salary, we may pay Mr. Shiffman an annual incentive in an amount determined by the Compensation Committee, based on individual goals and objectives for Mr. Shiffman, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before or shortly after the beginning of each year.
John B. McLaren
We and Mr. McLaren have entered into an employment agreement dated March 29, 2021, and amended in March 2022, under which he serves as our President and Chief Operating Officer. This agreement supersedes Mr. McLaren’s previous employment agreement, which governed the terms of his compensation in 2020. The initial term of Mr. McLaren’s employment agreement is for five-years and is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. McLaren’s annual base salary under his employment agreement is $650,000. The annual base salary under his previous employment agreement was $525,000. In addition to his base salary, we may pay Mr. McLaren an annual incentive in an amount determined by the Compensation Committee, based on individual goals and objectives for Mr. McLaren, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. McLaren adopted before or shortly after the beginning of each year.
Karen J. Dearing
We and Ms. Dearing have entered into an employment agreement dated March 29, 2021, and amended in March 2022, under which she serves as our Chief Financial Officer, Executive Vice President, Secretary and Treasurer. This agreement supersedes Ms. Dearing’s previous employment agreement, which governed the terms of her compensation in 2020. The initial term of Ms. Dearing’s employment agreement is for five years and is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Ms. Dearing’s annual base salary under her employment agreement is $600,000. The annual base salary under her previous employment agreement was $425,000. In addition to her base salary, we may pay Ms. Dearing an annual incentive in an amount determined by the Compensation Committee, based on individual goals and objectives for Ms. Dearing, the Company’s performance or other criteria the Compensation Committee deems relevant. Although incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Ms. Dearing adopted before or shortly after the beginning of each year.
Bruce D. Thelen
We and Mr. Thelen have entered into an employment agreement dated July 16, 2021, and amended in March 2022, under which he serves as our Executive Vice President of Operations and Sales. The employment agreement has an initial term ending July 15, 2026, and is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Mr. Thelen’s annual base salary under his employment agreement is $500,000. In addition to his base salary, we may pay Mr. Thelen an annual incentive in an amount up to 130 percent of his base salary based on individual goals and objectives for Mr. Thelen, the Company’s performance or other criteria the Compensation Committee deems relevant. Although incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Thelen adopted before or shortly after the beginning of each year.

86	Sun Communities, Inc.

Information about Executive Officers
Aaron Weiss
We and Aaron have entered into an employment agreement dated October 18, 2021, and amended in March 2022 under which he serves as our Executive Vice President of Corporate Strategy and Business Development. The employment agreement has an initial term ending October 15, 2026, and is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Aaron’s annual base salary for the portion of 2021 that he was employed by us was $450,000, with an increase to an annual base salary of $525,000, effective January 1, 2022. In addition to his base salary, we may pay Aaron an annual incentive in an amount determined by the Compensation Committee based on individual goals and objectives set for him, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee may set specific performance criteria pursuant to a written plan for Aaron adopted before or shortly after the beginning of each year.
Non-competition Clauses
The non-competition clauses of each of our NEO's employment agreements generally preclude him, or her from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing or sales of MH or land lease communities, RV resorts, camping or glamping resorts, manufactured homes or marinas anywhere in the U.S. or any other country in which we operate during the period he or she is employed by us and for a period of up to 24 months following the period he or she is employed by us; provided, however, that if he or she is terminated without cause, as defined in his or her employment agreement, the period of non-competition will be reduced to 12 months following the period he or she is employed by us.
Clawback
Incentive compensation paid or payable to each of our executive officers will not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Our executive officers’ incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our executive officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws.
Change of Control and Severance Payments
See “Change of Control and Severance Payments” below for a description of the change of control and severance payment provisions of the employment agreements of Mr. Shiffman, Mr. McLaren, Ms. Dearing, Mr. Thelen and Aaron.
Copies of Employment Agreements
Copies of the employment agreements of Mr. Shiffman, Mr. McLaren, Ms. Dearing, Mr. Thelen and Aaron are attached as exhibits to our periodic filings under the Exchange Act.

2022 Proxy Statement	87

Information about Executive Officers
CHANGE OF CONTROL
AND SEVERANCE PAYMENTS
Under their employment agreements, we are obligated to make severance and change of control payments to Mr. Shiffman, Mr. McLaren, Ms. Dearing, Mr. Thelen, and Aaron under certain circumstances.
If the employment of any such executive is terminated by us without “cause” or by the executive for “good reason” as defined in his or her employment agreement, he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his or her non-competition and confidentiality covenants, each such executive is entitled to continued payment of his base salary for up to 18 months after termination.
If the applicable executive's employment is terminated due to death or disability, he or she or his or her successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, each executive is entitled to a continuation of salary for up to 24 months after death or disability.
If there is a change of control of the Company (as defined in each executive’s employment agreement) and any of the following occurs or is applicable:
•we or a successor entity terminate the employment of the applicable executive without “cause” (as defined in his or her employment agreement) within two years after the date of such change of control,
•the applicable executive terminates his or her employment for “good reason” (as defined in his or her employment agreement) within two years after the date of such change of control, or
•if the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of the applicable executive.
then we are obligated to pay the applicable executive, an amount equal to 2.99 times his or her then current base salary (less, in the case of Mr. Shiffman, Mr. McLaren, Ms. Dearing, Mr. Thelen and Aaron, amounts paid between the change of control event and the triggering event), and to continue to provide him or her health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock-based compensation awarded to Mr. Shiffman, Mr. McLaren, Ms. Dearing, Mr. Thelen or Aaron, will become fully vested and immediately exercisable and any stock options may be exercised by him or her at any time within one year after the triggering event.
Under any of the foregoing events of termination or a change of control, all stock options and other stock-based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

88	Sun Communities, Inc.

Information about Executive Officers
The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following NEOs assuming a termination date of December 31, 2021, and based on the terms of their respective employment agreements on that date:

Termination Without Cause
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,350,000	$58,702,783	$—	$60,052,783
John B. McLaren	$975,000	$20,332,235	$—	$21,307,235
Karen J. Dearing	$900,000	$20,069,772	$—	$20,969,772
Bruce D. Thelen	$750,000	$3,968,433	$—	$4,718,433
Aaron Weiss	$675,000	$2,412,135	$—	$3,087,135

Termination Due to Death or Disability
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,800,000	$58,702,783	$—	$60,502,783
John B. McLaren	$1,300,000	$20,332,235	$—	$21,632,235
Karen J. Dearing	$1,200,000	$20,069,772	$—	$21,269,772
Bruce D. Thelen	$1,000,000	$3,968,433	$—	$4,968,433
Aaron Weiss	$900,000	$2,412,135	$—	$3,312,135

Change of Control
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$2,691,000	$58,702,783	$19,865	$61,413,648
John B. McLaren	$1,943,500	$20,332,235	$25,239	$22,300,974
Karen J. Dearing	$1,794,000	$20,069,772	$19,865	$21,883,637
Bruce D. Thelen	$1,495,000	$3,968,433	$25,239	$5,488,672
Aaron Weiss	$1,345,500	$2,412,135	$25,239	$3,782,874
(1)Assumes a termination on December 31, 2021 and payments based on base salary without taking into account any accrued incentive-based compensation as of December 31, 2021 for each executive for the periods specified above.
(2)Calculated based on a termination as of December 31, 2021 and the fair market value of our common stock on the NYSE as of December 31, 2021.
(3)Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

2022 Proxy Statement	89

SUMMARY
What Am I Voting On?
The third proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. Grant Thornton LLP has audited our consolidated financial statements since 2003. Although ratification by shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in our best interests and our shareholders. If our shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.
It is anticipated that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Vote Required
A majority of the votes cast at the Annual Meeting is required to ratify the selection of Grant Thornton LLP. Abstentions will not count as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton LLP. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022.

90	Sun Communities, Inc.

Proposal No. 3 – Ratification of Selection of Grant Thornton LLP
ENGAGEMENT OF GRANT THORNTON LLP
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed Grant Thornton LLP as our independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2022. Grant Thornton LLP has audited our consolidated financial statements since 2003. Grant Thornton LLP served as the Company’s independent accountants for the year ended December 31, 2021 and reported on the Company’s consolidated financial statements for the year.
The Audit Committee annually reviews Grant Thornton LLP’s independence and performance in determining whether to retain Grant Thornton LLP or engage another independent registered public accounting firm as our independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•The quality and efficiency of the current and historical services provided to us by Grant Thornton LLP.
•Grant Thornton LLP’s capability and expertise in handling the breadth and complexity of our company’s operations.
•The quality and candor of Grant Thornton LLP ’s communications with the Audit Committee.
•Grant Thornton LLP’s qualifications and performance.
•Grant Thornton LLP’s independence from us.
•The appropriateness of Grant Thornton LLP’s fees.
•Grant Thornton LLP’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Auditor Fees Policy
The Audit Committee has a policy on the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2021 and 2020 including services related to audit, audit-related fees, tax fees and all other fees described below, were approved by the Audit Committee under its pre-approval policies.
Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton LLP, our independent auditors, for the years ended December 31, 2021 and 2020 were as follows:

Category	December 31, 2021	December 31, 2020
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of quarterly financial statements and consents	$1,565,200	$1,136,096
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$22,880	$—

2022 Proxy Statement	91

The Board maintains an Audit Committee comprised of four directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held six formal meetings during the year ended December 31, 2021.
In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
•reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, our independent auditors, for the fiscal year ended December 31, 2021;
•discussed with the independent auditors those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, be filed with the SEC.
The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.
Respectfully Submitted,
Members of the Audit Committee:
Stephanie W. Bergeron (Chair)
Meghan G. Baivier
Brian M. Hermelin
Clunet R. Lewis

92	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
Introduction
The fourth proposal to be considered at the Annual Meeting will be the approval of the First Incentive Plan Amendment, the form of which is attached to this Proxy Statement as Appendix C. The First Incentive Plan Amendment amends the Sun Communities, Inc. 2015 Equity Incentive Plan, referred to as the 2015 Equity Incentive Plan, to increase the aggregate number of shares of common stock issuable under the 2015 Equity Incentive Plan from 1,750,000 to 4,750,000. The 2015 Equity Incentive Plan was adopted by the Board on April 20, 2015 and approved by the Company's shareholders at the Annual Meeting of Shareholders held on July 20, 2015. On March 29, 2022, the Board adopted the First Incentive Plan Amendment, conditioned upon the approval of the First Incentive Plan Amendment by the shareholders. The Board recommends that the shareholders approve the First Incentive Plan Amendment. The First Incentive Plan Amendment will become effective, if at all, on the date it is approved by shareholders. We are asking you to approve the First Incentive Plan Amendment.
The Company operates in a competitive market and its success depends in large part on its ability to attract, retain and reward talented and competent employees. To be able to do so, the Company must offer competitive compensation.
By approving the First Incentive Plan Amendment, the shareholders will be approving an increase in the shares issuable under the 2015 Equity Incentive Plan so that the Company may continue to offer competitive equity compensation to its employees.
The Board believes that the 2015 Equity Incentive Plan has served a critical role in attracting and retaining valuable employees that have been, and will be, essential to our continued success. The Board further believes that the First Incentive Plan Amendment will provide the flexibility that we need to keep pace with our competitors and effectively recruit, motivate and retain the caliber of employees essential for the achievement of our operational and financial goals.
The table below shows the total number of shares of common stock issuable (subject to adjustments for stock dividends, split-ups, consolidation or similar capital adjustments), awards made to date, and the additional shares issuable under the 2015 Equity Incentive Plan. The Amended column reflects the resulting share counts that would occur if the First Incentive Plan Amendment is approved by shareholders.

2015 Equity Incentive Plan	Current	Additional Shares Proposed	Amended
Total shares of common stock issuable	1,750,000	3,000,000	4,750,000
Shares of common stock issued as of March 21, 2022	1,587,732	—	1,587,732
Total additional shares of common stock issuable	162,268	3,000,000	3,162,268

2022 Proxy Statement	93

Proposal No. 4 – Approval of the First Amendment to the Sun Communities Inc. 2015 Equity Incentive Plan
Based solely on the closing price of our common stock as reported on the NYSE on March 21, 2022, the maximum aggregate market value as of such date of the additional 3,000,000 shares of common stock that could potentially be issued under the 2015 Equity Incentive Plan if the First Incentive Plan Amendment is approved is $530.2 million.
The material features of the 2015 Equity Incentive Plan are summarized below. This description is qualified in its entirety by reference to the 2015 Equity Incentive Plan, attached as Appendix D to this Proxy Statement.
Summary of the 2015 Equity Incentive Plan
The following summary of the 2015 Equity Incentive Plan is qualified in its entirety by the specific language of the 2015 Equity Incentive Plan.
General. The purpose of the 2015 Equity Incentive Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a subsidiary of the Company by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.
Administration. The Administrator of the 2015 Equity Incentive Plan shall be a committee of three or more directors of the Company with authority to act as provided in Rule 16b−3 promulgated by the SEC under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule (“Rule 16−b”), and shall be elected or appointed by the Board. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. Subject to other terms and conditions of the 2015 Equity Incentive Plan, the Administrator has the full and final authority to, among other things,: (i) designate Participants in the 2015 Equity Incentive Plan; (ii) determine the options and / or stock-based rights granted to participants; (iii) determine the maximum number of shares of common stock subject to any award; and (iv) establish the terms and conditions of each award. Neither the Board nor the Administrator will have the authority to take any of the following actions unless the shareholders of the Company have approved such action: (i) reduce the purchase price or exercise price of any outstanding option or stock appreciation right; (ii) subject to certain exceptions related to capital events, cancel any outstanding option or stock appreciation right in exchange for, or replace any outstanding option or stock appreciation right with, cash, another award or any other consideration from the Company unless specifically provided for by the terms of the 2015 Equity Incentive Plan; or (iii) take any other action that is treated as repricing under generally accepted accounting principles.
Shares Issuable. The maximum number of shares of common stock that may be issued under the 2015 Equity Incentive Plan through awards is 1,750,000. If the First Incentive Plan Amendment is approved by the shareholders, the maximum number of shares of common stock that may be issued under the 2015 Equity Incentive Plan will be 4,750,000. The aggregate number of shares to be issued under the 2015 Equity Incentive Plan, will be adjusted in accordance with the terms of the 2015 Equity Incentive Plan, in connection with a recapitalization or sale or merger. In order that the applicable rules relating to incentive stock options be satisfied, the 2015 Equity Incentive Plan provides that the number of shares that may be issued upon the exercise of incentive stock options will not exceed this aggregate share limit. If an award under the 2015 Equity Incentive Plan is forfeited, expires or is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2015 Equity Incentive Plan. However, the following shares may not be used again for grant under the 2015 Equity Incentive Plan: (i) shares of the Company’s common stock subject to options, which have been surrendered in connection with the exercise of tandem stock appreciation rights and (ii) shares of the Company’s common stock issued in payment of such stock appreciation rights. Awards granted under the 2015 Equity Incentive Plan upon the assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for awards unless issued under the 2015 Equity Incentive Plan.
Participation. Participants in the 2015 Equity Incentive Plan shall be officers who are employees of the Company or a subsidiary of the Company and other employees of the Company or a subsidiary, as the Administrator, in its sole discretion, may designate from time to time to receive an award. As of March 21, 2022, 376 employees and six officers of the Company and its subsidiaries were eligible for participation under the 2015 Equity Incentive Plan. In addition, the Administrator may grant awards under the 2015 Equity Incentive Plan to non−employees who, in the judgment of the Administrator, render significant services to the Company or a subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the 2015 Equity Incentive Plan.

94	Sun Communities, Inc.

Proposal No. 4 – Approval of the First Amendment to the Sun Communities Inc. 2015 Equity Incentive Plan
Incentive Stock Options, Non-qualified Stock Options or Performance-Based Options. Under the 2015 Equity Incentive Plan, the Administrator may grant incentive stock options, non−qualified stock options or performance based options. The exercise price per share of common stock of each option awarded may never be less than the fair market value of such shares on the date the Administrator grants an award, provided, however, that in the case of an incentive option granted to a participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a subsidiary of the Company possessing more than 10 percent of the total combined voting power of all classes of stock of any such entity (a “10 percent shareholder”), the exercise price must be at least 110 percent of the fair market value of common stock. Subject to terms in the 2015 Equity Incentive Plan, no option may be exercisable prior to the first anniversary of the date of grant and no shares of the Company’s common stock shall vest under an option prior to the first anniversary of the date of grant. No participant may be granted incentive stock options under the 2015 Equity Incentive Plan (or any other plans of the Company) which would result in stock with an aggregate fair market value (measured on the date of grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the date of grant.
Stock Appreciation Rights. Each stock appreciation right will entitle the holder to receive, upon exercise, a payment from the Company of an amount equal to the incremental value of the stock appreciation rights. The incremental value of a single share of common stock is an amount equal to the remainder derived from subtracting (i) the exercise price for the right established in the award agreement from (ii) the fair market value of a share of common stock on the date of exercise. The terms of any stock appreciation right granted under the 2015 Equity Incentive Plan, including the exercise price which may never be less than the fair market value of the underlying share of common stock on the date of grant, will be set forth in an award agreement. Notwithstanding any other provision of the 2015 Equity Incentive Plan, any stock appreciation right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b−3.
Duration. Options and stock appreciation rights shall terminate after the first to occur of the following events: (i) expiration date of the award as provided in the award agreement; or (ii) termination of the award as provided in Section 8.02 of 2015 Equity Incentive Plan; or (iii) in the case of an incentive stock option, the tenth anniversary of the date of grant, unless the participant is a 10 percent shareholder in which case on the fifth anniversary of the date of grant; or (iv) solely in the case of tandem stock appreciation rights, upon the expiration date of the related option.
Restricted Share Rights. The Administrator may grant to any participant an award of a restricted share right entitling such person to receive shares of common stock in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the date of grant of such award. The Administrator shall establish a period of time during which the holder of the restricted share right will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of restricted stock. Subject to Section 8.07 of the 2015 Equity Incentive Plan, a restriction period will commence on the date of grant and will not expire prior to the first anniversary of the date of grant.
Transfer Restrictions. Generally, a participant’s rights and interest under the 2015 Equity Incentive Plan may not be assigned or transferred other than by will or the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of the 2015 Equity Incentive Plan, a participant who holds non−qualified stock options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.
Tax Considerations. The grant of options under the 2015 Equity Incentive Plan will have no income tax consequences for either us or the participant (unless the option is freely transferable and has a readily ascertainable market value). Upon the exercise of an option to purchase common stock by a participant, the participant will recognize ordinary income and we will be entitled to a deduction in an amount equal to the excess of the fair market value of the common stock purchased over the purchase price. Such ordinary income is not subject to withholding of tax by us. The subsequent sale or exchange of the common stock acquired pursuant to the exercise of an option would generally give rise to capital gain or loss.
Participants in the 2015 Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold with respect to any amount payable and / or shares issuable under a participant’s award. Participants may elect to meet tax withholding obligations by authorizing us to withhold the appropriate number of shares of common stock, the fair market value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by us to be sufficient to satisfy applicable tax withholding requirements. Alternatively, participants may elect to direct payment to us in cash of the amount of any taxes required to be withheld with respect to such award.

2022 Proxy Statement	95

Proposal No. 4 – Approval of the First Amendment to the Sun Communities Inc. 2015 Equity Incentive Plan
Amendment. The Board shall have complete power and authority to amend the 2015 Equity Incentive Plan at any time and to add any other stock based award or other incentive compensation programs to the 2015 Equity Incentive Plan as it deems necessary or appropriate and no approval by the shareholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of shareholders of the Company, (i) make any amendment which requires shareholder approval under any applicable law, including Rule 16b−3 or the Code or applicable NYSE rules or which, unless approved by the requisite approval of shareholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any performance-based option; (ii) reduce the purchase price or exercise price of any outstanding option or stock appreciation right; (iii) subject to certain exceptions related to capital events, cancel any outstanding option or stock appreciation right in exchange for, or replace any outstanding option or stock appreciation right with, cash, another award or any other consideration from the Company unless specifically provided for by the terms of the 2015 Equity Incentive Plan; or (iv) take any other action that is treated as repricing under generally accepted accounting principles. No termination or amendment of the 2015 Equity Incentive Plan may, without the consent of the participant to whom any award shall theretofore have been granted under the 2015 Equity Incentive Plan, adversely affect the right of such individual under such award.
Termination. The Board shall have the right and the power to terminate the 2015 Equity Incentive Plan at any time. If not terminated earlier, the 2015 Equity Incentive Plan shall terminate when all shares authorized under the 2015 Equity Incentive Plan have been issued. No award shall be granted under the 2015 Equity Incentive Plan after the termination of the 2015 Equity Incentive Plan, but the termination of the 2015 Equity Incentive Plan shall not have any other effect and any award outstanding at the time of the termination of the 2015 Equity Incentive Plan and may be exercised after termination of the 2015 Equity Incentive Plan at any time prior to the expiration date of such award to the same extent such award would have been exercisable if the 2015 Equity Incentive Plan had not been terminated.
New Option Plan Amendment Benefits: Because awards under the 2015 Equity Incentive Plan, as amended by the First Incentive Plan Amendment, will be granted in the Administrator's discretion, we cannot determine the dollar value or number of shares of common stock that will be awarded, in the future, to certain executives and employees under the 2015 Equity Incentive Plan if the First Incentive Plan Amendment is approved by the shareholders at the Annual Meeting. The amounts included in the following table are grants or awards received by or allocated to each of the persons or groups listed during the fiscal year ended December 31, 2021. The award amounts listed below do not purport to forecast or predict future award amounts under the 2015 Equity Incentive Plan, as amended by the First Incentive Plan Amendment, to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the 2015 Equity Incentive Plan, as amended by the First Incentive Plan Amendment, in the event the shareholders approve it at the Annual Meeting.

Name and Position	Dollar Value ($)(1)	Number of shares
Gary A. Shiffman Chairman and Chief Executive Officer	11,171,661	95,000
John B. McLaren President and Chief Operating Officer	4,130,649	35,000
Karen J. Dearing Executive Vice President, Treasurer, Chief Financial Officer and Secretary	4,130,649	35,000
Bruce D. Thelen Executive Vice President of Operations and Sales	992,134	8,500
Aaron Weiss Executive Vice President of Corporate Strategy & Business Development	2,256,128	11,488
All current executive officers as a group	22,681,221	184,988
All current directors who are not executive officers as a group	—	—
All employees who are not executive officers as a group	13,896,816	93,910
(1)    This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). For additional information on the valuation assumptions with respect to these grants, refer to Note 10 of our financial statements in the Company’s Annual Report.
Vote Required
Adoption and approval of the First Incentive Plan Amendment requires approval by the affirmative vote of a majority of all the votes cast in person or by proxy at the Annual Meeting. Abstentions will not be counted as votes cast for this proposal and do not represent votes cast for or against the approval of the First Incentive Plan Amendment. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on this proposal, they will not be counted in determining whether the First Incentive Plan Amendment is approved.

The Board unanimously recommends that you vote “FOR” the approval of the First Incentive Plan Amendment.

96	Sun Communities, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of our common stock by any shareholder known to us to own more than five percent of the outstanding shares of our common stock as of December 31, 2021.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares as of Record Date
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	16,588,563	14.28%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	10,530,070	9.06%
Cohen & Steers, Inc.(3) Cohen & Steers Capital Management, Inc. 280 Park Avenue, 10th Floor New York, NY 10017 Cohen & Steers UK Limited 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH Cohen & Steers Ireland Limited 77 Sir Jon Rogerson's Quay Block C, Grand Canal Docklands Dublin 2, D02 VK60	6,526,603	5.62%
(1)This information was derived from the Schedule 13G/A for the year ended December 31, 2021, and filed with the SEC on February 10, 2022 by The Vanguard Group, Inc., in its capacity as an investment advisor, which states it has shared voting power over 211,013 shares, sole dispositive power over 16,237,393 shares, shared dispositive power over 351,170 shares, and an aggregate amount beneficially owned of 16,588,563 shares as of December 31, 2021, which constitutes 14.28 percent of our outstanding common stock as of the Record Date.
(2)This information was derived from the Schedule 13G/A for the year ended December 31, 2021, and filed with the SEC on February 1, 2022 by BlackRock, Inc., in its capacity as a parent holding company or control person, which states it has sole voting power over 8,963,102 shares, sole dispositive power over 10,530,070 shares, and an aggregate amount beneficially owned of 10,530,070 shares as of December 31, 2021, which constitutes 9.06 percent of our outstanding common stock as of the Record Date.
(3)This information was derived from the Schedule 13G for the year ended December 31, 2021, and filed with the SEC on February 14, 2022 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited and Cohen & Steers Ireland Limited, in their capacities as a parent holding company or control person and investment adviser, which states they respectively have sole voting power over 4,530,629; 4,510,365, 17,340 and 2,924 shares, sole dispositive power over 6,526,603; 6,390,251, 133,428 and 2,924 shares, and an aggregate amount beneficially owned of 6,526,603 shares as of December 31, 2021, which constitutes 5.62 percent of our outstanding common stock as of the Record Date.

2022 Proxy Statement	97

Security Ownership Information
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, based upon information available to us, the shareholders as of the Record Date of: (a) each of our directors; (b) each of our NEOs; and (c) all of our directors and executive officers as a group. Except as otherwise noted, the directors and executive officers, and the directors and executive officers as a group, have sole voting and investment power over the shares listed. The address of all directors and executive officers named below is c/o Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman	1,789,277	(2)	1.54%
John B. McLaren	161,200		*
Karen J. Dearing	182,403	(3)	*
Bruce D. Thelen	32,751		*
Aaron Weiss	18,488		*
Arthur A. Weiss	926,779	(4)	*
Brian M. Hermelin	21,110	(5)	*
Clunet R. Lewis	50,800	(6)	*
Meghan G. Baivier	12,200		*
Ronald A. Klein	17,400		*
Stephanie W. Bergeron	21,100		*
Tonya Allen	3,209		*
All directors and executive officers as a group (13 persons)(7)	2,629,393		2.25%
*    Less than one percent of the outstanding shares.
(1)In accordance with SEC regulations, the percentage calculations are based on 116,205,430 shares of common stock issued and outstanding as of the Record Date, plus shares which may be issued within 60 days of the Record Date upon the conversion of common OP units and preferred OP units issued by the Operating Partnership.
(2)Includes 733,097 shares issuable upon the conversion of common OP units over which Mr. Shiffman has shared voting and investment power with Mr. Weiss. Mr. Shiffman disclaims beneficial ownership of such common OP units and shares, except to the extent of his pecuniary interest therein. Common OP units convertible into 534,428 shares described above are pledged as security for indebtedness as of the Record Date.
(3)Includes 13,583 shares over which Ms. Dearing has shared voting and investment power.
(4)Includes: (a) 16,938 shares issuable upon the conversion of common OP units, (b) 44,000 shares and 733,097 shares issuable upon the conversion of common OP units over which Mr. Weiss has shared voting and investment power with Mr. Shiffman, and (c) 98,748 shares held by trusts of which Mr. Weiss is the sole trustee and has sole voting and investment power, and (d) 335 shares over which Mr. Weiss has shared voting and investment power with Mr. Hermelin. Mr. Weiss does not have a pecuniary interest in any of the shares or common OP units described in clauses (b), (c) and (d) above and, accordingly, Mr. Weiss disclaims beneficial ownership of all such shares and common OP units. Common OP units convertible into 534,428 shares described in clause (b) above are pledged as security for indebtedness.
(5)Includes 335 shares over which Mr. Hermelin has shared voting and investment power with Mr. Weiss.
(6)Includes 20,000 shares issuable upon the conversion of common OP units over which Mr. Lewis has shared voting and investment power.
(7)Includes 770,035 shares issuable upon the conversion of common OP units and 56,473 shares usable upon the conversion of preferred OP units.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10 percent of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. We have reviewed the copies of the reports filed for our directors and executive officers. Based on this review, we believe that during 2021 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities, with the exception that Mr. Shiffman did not timely file two reports on Form 4 relating to two transactions entered into for estate planning purposes and a report on Form 5 relating to one transaction entered into for estate planning purposes.

98	Sun Communities, Inc.

Security Ownership Information
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)(3) (c)
Equity compensation plans approved by shareholders	788,020	N/A	627,632
Equity compensation plans not approved by shareholders	—	N/A	—
Total	788,020	N/A	627,632
(1)Includes 748,111 shares subject to outstanding restricted stock awards under the 2015 Equity Incentive Plan, with the number of outstanding performance / market-based shares calculated based on the maximum potential future payout. Also includes 39,909 shares subject to outstanding restricted stock awards under the 2004 Non-Employee Director Option Plan.
(2)There were no outstanding stock options, warrants or rights under any of our compensation plans as of December 31, 2021. All outstanding shares represent restricted stock awards that vest on the basis of time or performance-based metrics.
(3)Includes 457,767 shares available for future issuance under the 2015 Equity Incentive Plan and 169,865 shares available for future issuance under the 2004 Non-Employee Director Option Plan.

2022 Proxy Statement	99

ABOUT THE ANNUAL MEETING
This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.
What is the Purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following proposals:
Proposal No. 1 — Elect eight directors to serve until our 2023 annual meeting of shareholders or until their successors shall have been duly elected and qualified;
Proposal No. 2 — Non-binding advisory vote on executive compensation;
Proposal No. 3 — Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022; and
Proposal No. 4 — Approval of First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan.
In addition, shareholders shall consider any other business properly brought before the Annual Meeting.
We have sent these proxy materials to you because our Board is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the SEC and that is designed to assist you in voting your shares of common stock.
Why are you holding a virtual Annual Meeting?
Due to the continued public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. Just like we did during our in-person meetings, during the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. We may return to in-person meetings in the future.
How do I attend and vote shares at the virtual Annual Meeting?
The Annual Meeting will begin at 11:00 a.m. EDT on May 17, 2022. We encourage shareholders to access the meeting prior to the start time. Please allow ample time for check-in, which will begin at 10:45 a.m. EDT. In order to participate in the 2022 Annual Meeting live via the Internet, you must log in at www.virtualshareholdermeeting.com/SUI2022 and be sure to enter the 16 digit number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. You may also attend the meeting and vote online at the meeting if you have obtained a legal proxy from your bank or broker.
On the day of the Annual Meeting, if you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location for shareholders to attend the meeting via the webcast if requested by a shareholder in writing by contacting the Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034. Please note that no members of management or the Board will be in attendance at the physical location.

100	Sun Communities, Inc.

General Information
How can I ask questions during the Meeting?
Questions may be submitted prior to the meeting at www.proxyvote.com or you may submit questions in real time during the meeting using our Annual Meeting Website. Please note that shareholders will need their unique control number which appears on their Notice of Internet Availability, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
Questions submitted in accordance with the Rules of Conduct (available on the Annual Meeting Website) will be generally addressed in the order received and we limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible. Answers to any such questions that are not addressed during the meeting will be published following the meeting on suncommunities.com/investor-relations/. Questions regarding personal matters, including general economic, political, or product questions, that are not directly related to the business of the Company are not pertinent to meeting matters and therefore will not be answered. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, we provide an opportunity for shareholders to contact us separately after the Annual Meeting through our Investor Relations website suncommunities.com/investor-relations/.
If you are eligible to attend the 2022 Annual Meeting but cannot submit your question using www.proxyvote.com or the Annual Meeting Website, please contact our Investor Relations Department at (248) 208-2500 for accommodations.
What can I do if I need technical assistance during the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.
Who is Entitled to Vote?
You will be entitled to vote your shares of common stock on the proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 116,205,430 shares of common stock were outstanding and entitled to vote held by 503 holders of record. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.
What is Required to Hold the Annual Meeting?
The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

2022 Proxy Statement	101

General Information
How do I Vote?
Your vote is important. Shareholders have a choice of voting over the Internet (either before or during the Annual Meeting), by telephone, or using a traditional proxy card.

To vote by Internet:
Before the Meeting - go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
During the Meeting - go to www.virtualshareholdermeeting.com/SUI2022. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Voting online during the meeting will replace any previous votes.
Even if you plan to attend the meeting virtually, we recommend that you submit your proxy card or voting instructions, or vote by internet, telephone or traditional proxy card by the deadline so that your vote will be counted even if you later decide not to attend the meeting.

To vote by telephone, shareholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 16-digit number included on the voter instruction form or notice.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
internet: www.proxyvote.com;
phone: (800) 579-1639; or
email: sendmaterial@proxyvote.com (your material should contain the 16-digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or Internet before the meeting is 11:59 p.m. EDT, on May 16, 2022.
If you complete your proxy via the internet or telephone, or properly sign and return you proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2, (3) for or against Proposal No. 3 and (4) for or against Proposal No. 4.
We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.
Can I Change or Revoke My Proxy?
You may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting at the virtual meeting. You may also revoke your proxy by delivering to our Secretary, so that it is received prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.
What are the Board’s Recommendations?
The Board recommends that you vote:
FOR the election of each of the nominees for director;
FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement;
FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022; and
FOR the Approval of the First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan.
If no instructions are indicated on your valid proxy, the representative holding your proxy will vote in accordance with the foregoing recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.
How Can I Receive a Proxy Statement and Annual Report?
Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 22, 2022, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, which contains our audited financial statements. Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034. Our telephone number is (248) 208-2500.

102	Sun Communities, Inc.

General Information
If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

Internet	Call	Mail
www.proxyvote.com	(800) 579-1639	sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line included on the voter instruction form or notice)

What Vote is Needed to Approve Each Proposal?
Following are the votes needed in order for each proposal to be approved at the Annual Meeting. For all proposals, a quorum must be present at the Annual Meeting.
Proposal No. 1: The affirmative vote by a majority of all the votes cast at the Annual Meeting is necessary for the election of eight directors to serve until our 2023 annual meeting of shareholders, or until their successors shall have been duly elected and qualified.
Proposal No. 2: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the non-binding approval of the executive compensation of our NEOs as disclosed in this Proxy Statement.
Proposal No. 3: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022.
Proposal No. 4: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the approval of the First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan.
We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on Proposal No. 3 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker “non-vote” will occur, and your shares of common stock will not be voted on these matters.
How is My Vote Counted?
If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Karen J. Dearing, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy. If no specification is made, the common stock will be voted “FOR” the election of the eight nominees for the Board, “FOR” the executive compensation as disclosed in this Proxy Statement, “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022, and "FOR" the approval of the First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan, and at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board's designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Who is Soliciting My Proxy?
This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material.
We have engaged Alliance Advisors LLC as proxy solicitors, and we anticipate fees and expenses will not exceed $17,000. The costs of all proxy solicitation will be borne by us. Alliance Advisors LLC will assist us with voting research, investor outreach and securing votes.
Our principal executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

2022 Proxy Statement	103

General Information
OTHER MATTERS
The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.
By Order of the Board of Directors
Karen J. Dearing, Secretary
Dated: April 4, 2022

104	Sun Communities, Inc.

Investors in and analysts following the real estate industry utilize funds from operations (“FFO”), net operating income (“NOI”), and earnings before interest, tax, depreciation and amortization (“EBITDA”) as supplemental performance measures. The Company believes that FFO, NOI and EBITDA are appropriate measures given their wide use by and relevance to investors and analysts. Additionally, FFO, NOI and EBITDA are commonly used in various ratios, pricing multiples, yields and returns and valuation calculations used to measure financial position, performance and value. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of generally accepted accounting principles (“GAAP”) depreciation and amortization of real estate assets. NOI provides a measure of rental operations that does not factor in depreciation, amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a further measure to evaluate ability to incur and service debt and to fund dividends and other cash needs.
FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation and amortization, real estate related impairments, and after adjustments for nonconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. By excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from GAAP net income (loss). Management believes the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. The Company also uses FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business (“Core FFO”). The Company believes that Core FFO provides enhanced comparability for investor evaluations of period-over-period results.
The Company believes that GAAP net income (loss) is the most directly comparable measure to FFO. The principal limitation of FFO is that it does not replace GAAP net income (loss) as a performance measure or GAAP cash flow from operations as a liquidity measure. Because FFO excludes significant economic components of GAAP net income (loss) including depreciation and amortization, FFO should be used as a supplement to GAAP net income (loss) and not as an alternative to it. Further, FFO is not intended as a measure of a REIT’s ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO is calculated in accordance with the Company’s interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that interpret the NAREIT definition differently.
NOI is derived from revenues minus property operating expenses and real estate taxes. NOI is a non-GAAP financial measure that the Company believes is helpful to investors as a supplemental measure of operating performance because it is an indicator of the return on property investment and provides a method of comparing property performance over time. The Company uses NOI as a key measure when evaluating performance and growth of particular properties and / or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses, all of which are significant costs. Therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall.
The Company believes that GAAP net income (loss) is the most directly comparable measure to NOI. NOI should not be considered to be an alternative to GAAP net income (loss) as an indication of the Company’s financial performance or GAAP cash flow from operating activities as a measure of the Company's liquidity; nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions. Because of the inclusion of items such as interest, depreciation and amortization, the use of GAAP net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level.

2022 Proxy Statement	105

Appendix A - Non-GAAP Financial Measures
EBITDA as defined by NAREIT (referred to as “EBITDAre”) is calculated as GAAP net income (loss), plus interest expense, plus income tax expense, plus depreciation and amortization, plus or minus losses or gains on the disposition of depreciated property (including losses or gains on change of control), plus impairment write-downs of depreciated property and of investments in nonconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of nonconsolidated affiliates. EBITDAre is a non-GAAP financial measure that the Company uses to evaluate its ability to incur and service debt, fund dividends and other cash needs and cover fixed Costs. Investors utilize EBITDAre as a supplemental measure to evaluate and compare investment quality and enterprise value of REITs. The Company also uses EBITDAre excluding certain gain and loss items that management considers unrelated to measurement of the Company’s performance on a basis that is independent of capital structure (“Recurring EBITDA”).
The Company believes that GAAP net income (loss) is the most directly comparable measure to EBITDAre. EBITDAre is not intended to be used as a measure of the Company’s cash generated by operations or its dividend-paying capacity, and should therefore not replace GAAP net income (loss) as an indication of the Company’s financial performance or GAAP cash flow from operating, investing and financing activities as measures of liquidity.

106	Sun Communities, Inc.

Appendix A - Non-GAAP Financial Measures
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
The following table reconciles Net income attributable to Sun Communities, Inc. common shareholders to funds from operations (amounts in thousands, except for per share data):

	Year Ended December 31,
	2021	2020	2019
Net Income Attributable to Sun Communities, Inc. Common Shareholders	$380,152	$131,614	$160,265
Adjustments
Depreciation and amortization	521,856	376,897	328,646
Depreciation on nonconsolidated affiliates	123	66	—
Gain on remeasurement of marketable securities	(33,457)	(6,129)	(34,240)
Loss on remeasurement of investment in nonconsolidated affiliates	160	1,608	—
(Gain) / loss on remeasurement of notes receivable	(685)	3,275	—
Income attributable to noncontrolling interests	14,783	7,881	8,474
Preferred return to preferred OP units	1,888	2,231	2,610
Preferred distribution to Series A-4 preferred stock	—	—	1,288
Interest expense on Aspen preferred OP units	2,056	—	—
Gain on dispositions of properties	(108,104)	(5,595)	—
Gain on dispositions of assets, net	(60,485)	(22,180)	(26,356)
FFO Attributable to Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities	$718,287	$489,668	$440,687
Adjustments
Business combination expense and other acquisition related costs	10,005	25,334	1,146
Loss on extinguishment of debt	8,127	5,209	16,505
Catastrophic event-related charges, net	2,239	885	1,737
Earnings - catastrophic event-related charges	200	—	—
(Gain) / loss on foreign currency translation	3,743	(7,666)	(4,480)
Other adjustments, net	16,139	2,130	1,337
Core FFO Attributable to Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities	$758,740	$515,560	$456,932

Weighted average common shares outstanding - basic	112,582	97,521	88,460
Add
Common stock issuable upon conversion of stock options	—	1	1
Restricted stock	220	455	454
Common OP units	2,562	2,458	2,448
Common stock issuable upon conversion of certain preferred OP units	1,151	907	1,454
Weighted Average Common Shares Outstanding - Fully Diluted	$116,515	$101,342	$92,817

FFO Attributable to Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities Per Share - Fully Diluted	$6.16	$4.83	$4.75
Core FFO Attributable to Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities Per Share - Fully Diluted	$6.51	$5.09	$4.92

2022 Proxy Statement	107

Appendix A - Non-GAAP Financial Measures
The following table reconciles Net income attributable to Sun Communities, Inc. common shareholders to Recurring EBITDA (amounts in thousands):

	Year Ended December 31,
	2021	2020	2019
Net Income Attributable to Sun Communities, Inc., Common Shareholders	$380,152	$131,614	$160,265
Adjustments
Depreciation and amortization	522,745	376,876	328,067
Loss on extinguishment of debt	8,127	5,209	16,505
Interest expense	158,629	129,071	133,153
Interest on mandatorily redeemable preferred OP units / equity	4,171	4,177	4,698
Current tax expense	1,236	790	1,095
Deferred tax (benefit) / expense	91	(1,565)	(222)
Income from nonconsolidated affiliates	(3,992)	(1,740)	(1,374)
Less: Gain on dispositions of properties	(108,104)	(5,595)	—
Less: Gain on dispositions of assets, net	(60,485)	(22,180)	(26,356)
EBITDAre	$902,570	$616,657	$615,831
Adjustments
Catastrophic event-related charges, net	2,239	885	1,737
Business combination expense	1,362	23,008	—
Gain on remeasurement of marketable securities	(33,457)	(6,129)	(34,240)
(Gain) / loss on foreign currency translation	3,743	(7,666)	(4,479)
Other expense, net	12,122	5,188	1,701
(Gain) / loss on remeasurement of notes receivable	(685)	3,275	—
Loss on remeasurement of investment in nonconsolidated affiliates	160	1,608	—
Preferred return to preferred OP units / equity interests	12,095	6,935	6,058
Income attributable to noncontrolling interests	21,490	8,902	9,768
Preferred stock distribution	—	—	1,288
Plus: Gain on dispositions of assets, net	60,485	22,180	26,356
Recurring EBITDA	$982,124	$674,843	$624,020

108	Sun Communities, Inc.

Appendix A - Non-GAAP Financial Measures
The following table reconciles Net income attributable to Sun Communities, Inc. common shareholders to Net Operating Income (amounts in thousands):

	Year Ended December 31,
	2021	2020	2019
Net Income Attributable to Sun Communities, Inc. Common Shareholders	$380,152	$131,614	$160,265
Interest income	(12,232)	(10,119)	(17,857)
Brokerage commissions and other revenues, net	(30,127)	(17,230)	(14,127)
General and administrative expense	181,210	109,616	92,777
Catastrophic event-related charges, net	2,239	885	1,737
Business combinations	1,362	23,008	—
Depreciation and amortization	522,745	376,876	328,067
Loss on extinguishment of debt	8,127	5,209	16,505
Interest expense	158,629	129,071	133,153
Interest on mandatorily redeemable preferred OP units / equity	4,171	4,177	4,698
Gain on remeasurement of marketable securities	(33,457)	(6,129)	(34,240)
(Gain) / loss on foreign currency translation	3,743	(7,666)	(4,479)
Gain on disposition of property	(108,104)	(5,595)	—
Other expense, net	12,122	5,188	1,701
(Gain) / loss on remeasurement of notes receivable	(685)	3,275	—
Income from nonconsolidated affiliates	(3,992)	(1,740)	(1,374)
Loss on remeasurement of investment in nonconsolidated affiliates	160	1,608	—
Current tax expense	1,236	790	1,095
Deferred tax (benefit) / expense	91	(1,565)	(222)
Preferred return to preferred OP units / equity interests	12,095	6,935	6,058
Income attributable to noncontrolling interests	21,490	8,902	9,768
Preferred stock distribution	—	—	1,288
NOI	$1,120,975	$757,110	$684,813

	Year Ended December 31,
	2021	2020	2019
Real property NOI	$982,123	$721,302	$649,706
Home sales NOI	74,382	28,624	32,825
Service, retail, dining and entertainment expenses NOI	64,470	7,184	2,282
NOI	$1,120,975	$757,110	$684,813

2022 Proxy Statement	109

SUN COMMUNITIES, INC.
Eighth Amended and Restated Audit Committee Charter
1.General Statement of Purpose
The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Sun Communities, Inc. (the “Company”) are to:
1.assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function; and
2.prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.
2.Composition
The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange and all other applicable legal and regulatory requirements. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and at least one (1) member of the Audit Committee shall be an “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K).
The members of the Audit Committee shall be selected by the Board and shall serve until their successors shall be duly selected and qualified or until their earlier death, retirement, resignation or removal. The Board shall have the power, at any time, to change the membership of the Audit Committee and to fill vacancies on it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to in this Charter. The Board shall designate one (1) member of the Audit Committee to be Chairman of the committee.
No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.
3.Compensation
A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.
4.Meetings
The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less frequently than quarterly. Such meetings shall be in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairman of the Audit Committee, in consultation with the other Audit Committee members and management, may determine the frequency and length of the Audit Committee meetings and may set meeting agendas consistent with this Charter.

110	Sun Communities, Inc.

Appendix B - Eighth Amended and Restated Audit Committee Charter
Periodically, the Audit Committee shall also meet separately with the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and independent auditors.
5.Responsibilities and Authority
a.Review of Charter. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.
b.Annual Performance Evaluation of the Audit Committee. At least annually, the Audit Committee shall evaluate its own performance and composition and report the results of such evaluation to the Board.
c.Annual Performance Evaluation of the Chief Financial Officer. At least annually, the Audit Committee shall evaluate the performance and effectiveness of the Company’s Chief Financial Officer (or other officer serving a similar role) and report the results of such evaluation to the Company’s Compensation Committee.
d.Matters Relating to Selection, Performance and Independence of Independent Auditor
i.The Audit Committee shall be solely responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or other services for the Company (the “Independent Auditor”), including, without limitation, approving the engagement letter of the Independent Auditor on an annual basis. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.
ii.The Audit Committee shall be directly responsible for oversight of the work of the Independent Auditor (including resolution of disagreements between management and the Independent Auditor regarding financial reporting).
iii.The Audit Committee shall pre-approve all auditing services and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the Independent Auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.
iv.The Audit Committee shall request that the Independent Auditor provide it with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the Independent Auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the Independent Auditor and the Company, discuss with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the Independent Auditor’s report to satisfy itself of the Independent Auditor’s independence.
v.The Audit Committee shall evaluate the Independent Auditor’s qualifications, performance and independence. As part of such evaluation, at least annually, the Audit Committee shall:
1.obtain and review a report or reports from the Independent Auditor describing (1) the Independent Auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the Independent Auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the Independent Auditors, and any steps taken to address any such issues, and (3) in order to assess the Independent Auditor’s independence, all relationships between the Independent Auditor and the Company;
2.review and evaluate the performance of the Independent Auditor and the lead partner; and
3.assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.
vi.The Audit Committee shall set clear policies with respect to the potential hiring of current or former employees of the Independent Auditor.
e.Financial Statements and Audit
i.The Audit Committee shall review the overall audit plan (both internal and external) with the Independent Auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to collectively as the “Senior Accounting Executive”).

2022 Proxy Statement	111

Appendix B - Eighth Amended and Restated Audit Committee Charter
ii.The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the Independent Auditor the Company’s annual audited financial statements, including (1) all critical accounting policies and practices used or to be used by the Company, (2) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.
iii.The Audit Committee shall review and discuss with the Independent Auditor any audit problems or difficulties and management’s response to such problems or difficulties.
iv.The Audit Committee shall discuss with the Independent Auditor those matters brought to the attention of the Audit Committee by the Independent Auditor pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).
v.The Audit Committee shall also review and discuss with the Independent Auditors the report required to be delivered by it pursuant to Section 10A(k) of the Exchange Act.
vi.If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.
vii.The Audit Committee shall recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Audit Committee shall also discuss with management and the Independent Auditor the Company’s quarterly financial statements and related disclosure under “Management’s Discussion of and Analysis of Financial Condition and Results of Operations” prior to the filing of each Quarterly Report on Form 10-Q.
viii.The Audit Committee shall prepare the Audit Committee report required by Item 407(d) of Regulation S-K (or any successor provision) promulgated by the SEC to be included in the Company’s annual proxy statement.
f.Internal Auditors. At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the Independent Auditor. The Audit Committee may, from time to time, adopt an Internal Audit Charter further defining the responsibilities of the internal audit function and the oversight of the Audit Committee.
g.Earnings Press Releases. The Audit Committee shall generally discuss the types of information included in the Company’s earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
h.Risk Assessment and Management. The Audit Committee shall discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and shall discuss with the Company’s counsel and management, legal matters, including securities trading policies, that may have a material impact on the Company’s financial statement or compliance policies of procedures.
i.Procedures for Addressing Complaints and Concerns. The Audit Committee shall establish, review and assess procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
j.Regular Reports to the Board. The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.
k.Authorization of Swaps
i.The Audit Committee shall review and approve the decision by the Company and its subsidiaries (including, without limitation, Sun Communities Operating Limited Partnership) to enter into swaps, as defined in Section 1a(47) of the Commodity Exchange Act, and applicable regulations and rules, including any foreign exchange forwards and foreign exchange swaps that are exempted from certain regulations by the Secretary of the Treasury (collectively, “Swaps”).
ii.The Audit Committee shall review and approve the decision by the Company and its subsidiaries (including, without limitation, Sun Communities Operating Limited Partnership) to enter into Swaps that are exempt from the requirements of section 2(h)(1) and 2(h)(8) of the Commodity Exchange Act (“Exempt Swaps”), pursuant to section 2(h)(7) of the Commodity Exchange Act and applicable regulations and rules (the “End-User Exception”). The Audit Committee must set appropriate policies governing use of Swaps, Exempt Swaps, and the End-User Exception by the Company and its subsidiaries (including, without limitation, Sun Communities Operating Limited Partnership). The Audit Committee must review and approve the decision to use Exempt Swaps, and the policies governing the use of Exempt Swaps, at least annually or more often upon a triggering event, including but not limited to a change in the Company’s hedging policy.

112	Sun Communities, Inc.

Appendix B - Eighth Amended and Restated Audit Committee Charter
6.Additional Authority
The Audit Committee is authorized, on behalf of the Board, to do any of the following:
a.Engagement of Advisors. The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.
a.General
i.The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.
ii.In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the Independent Auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.
iii.The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Independent Auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.
iv.The Audit Committee shall receive appropriate funding from the Company, as determined by the Audit Committee in its capacity as a committee of the Board, for the payment of compensation to the Company's independent auditors, any other accounting firm engaged to perform services for the Company, any outside counsel and any other advisors to the Audit Committee.
Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP.
ADOPTED:    February 15, 2022

2022 Proxy Statement	113

FIRST AMENDMENT TO
SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN
This First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan (this “Amendment”) is effective as of May ___, 2022, the date it was approved by the Company’s stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. 2015 Equity Incentive Plan (the “Plan”).
Recitals
A.The Plan was approved by the Board of Sun Communities, Inc., a Maryland corporation (the “Company”) on April 20, 2015 and by the Company’s stockholders on July 20, 2015.
B.This Amendment was approved by the Board on March 29, 2022, subject to approval of the Company's stockholders.
Amendments
The Plan is hereby amended as follows:
1.Section 4.01 of the Plan is hereby amended and restated in its entire to read:
“4.01 Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is 4,750,000 shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed One Million (1,000,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.

114	Sun Communities, Inc.

SUN COMMUNITIES, INC.
2015 Equity Incentive Plan
Sun Communities, Inc., a Maryland corporation (the “Company”), has adopted the Sun Communities, Inc. 2015 Equity Incentive Plan (the “Plan”) as set forth herein.
Article I.
Purpose and Adoption of the Plan
1.01    Purpose. The purpose of the Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a Subsidiary by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.
1.02    Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Equity Incentive Plan adopted in July 2009 and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.
The Plan will terminate automatically on the tenth (10th) anniversary of the Effective Date, and may be terminated on an earlier date as provided in Section 12.01(b).
Article II.
Definitions
2.01    Administrator means the committee having authority to administer the Plan pursuant to Section 3.01.
2.02    Award means any one or combination of Non‑Qualified Stock Options, Performance Based Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Share Rights or any other award made under the terms of the Plan.
2.03    Award Agreement means a written agreement between the Company and Participant specifically setting forth the terms and conditions of an Award granted under the Plan, including the maximum number shares of Company Common Stock subject to the Award and the Exercise Price or Purchase Price.
2.04    Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified conditions set forth in the Award Agreement must be satisfied.
2.05    Beneficiary means (a) an individual, a trust or an estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death; or (b) an individual, who by designation of the Participant, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death.
2.06    Board means the Board of Directors of the Company.
2.07    Business Combination means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

2022 Proxy Statement	115

Appendix D - 2015 Equity Incentive Plan
2.08    Cause means unless otherwise provided in the Participant's Award Agreement, (a) engaging in (i) willful or gross misconduct or (ii) willful or gross neglect; (b) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or affiliates; (c) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries or affiliates; (d) fraud, misappropriation or embezzlement; (e) a material breach of the Participant's employment agreement (if any) with the Company, its Subsidiaries or affiliates; (f) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (g) any illegal act detrimental to the Company, its Subsidiaries or affiliates; or (h) repeated failure to devote substantially all of the Participant's business time and efforts to the Company, its Subsidiaries or affiliates if required by the Participant’s employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.
2.09    Change of Control Event means (a) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of Persons or other entities acting in concert as a partnership or other group (a “Group of Persons”) (other than Persons who are, or Groups of Persons entirely made up of, (i) management personnel of the Company or (ii) any affiliates of any such management personnel) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d‑3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into, another Person (other than a Subsidiary in a transaction which is not otherwise a Change of Control Event), or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (d) any complete liquidation or dissolution of the Company (other than a liquidation into a Subsidiary that is not otherwise a Change of Control Event).
2.10    Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
2.11    Company Common Stock means the Common Stock of the Company, par value $0.01.
2.12    Date of Grant means the date designated by the Administrator as the date as of which it grants an Award, which shall not be earlier than the date on which the Administrator approves the granting of such Award.
2.13    Director means a member of the Board of Directors of the Company.
2.14    Effective Date means the date the Plan was approved by the Company’s stockholders.
2.15    Exchange Act means the Securities Exchange Act of 1934, as amended.
2.16    Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Administrator, in accordance with Section 7.03 hereunder, and set forth in the Award Agreement, which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the Incremental Value to be paid to the Participant.
2.17    Expiration Date means the date specified in an Award Agreement as the expiration date of such Award.
2.18    Fair Market Value means the value of a share of Company Common Stock, as determined as follows: if on the Date of Grant or other determination date (each, a “Valuation Date”) the shares of Company Common Stock are readily tradable on an established securities market, the Fair Market Value of a share of Company Common Stock will be the closing price of the shares in the established securities market (if there is more than one such exchange or market, the Board will determine the appropriate exchange or market) on the Valuation Date, or, if there is no such reported closing price, the Fair Market Value will be the arithmetic mean of the high and low prices on such Valuation Date. If the shares of Company Common Stock are not readily tradable on an established securities market, and are not transferred pursuant to an Incentive Stock Option, the Fair Market Value on a Valuation Date means a value determined by a reasonable application of a reasonable method as determined by the Board of Directors in good faith taking into account, without limitation, Section 409A of the Code. Any reasonable valuation method, made in good faith, including the valuation methods permitted under Section 20.2031-2 of the Treasury regulations, may be used to determine the Fair Market Value of a share transferred pursuant to an Incentive Stock Option.
2.19    Incentive Stock Option means an incentive stock option described in Section 422 of the Code.
2.20    Incremental Value has the meaning given such term in Section 7.01 of the Plan.

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2.21    Merger Price means the value (as determined by the Administrator) of the consideration payable for shares of Company Common Stock pursuant to a Business Combination.
2.22    Non‑Qualified Stock Option means an Option which is not an Incentive Stock Option or a Performance-Based Option.
2.23    Officer means any officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.
2.24    Options means all Non‑Qualified Stock Options, Incentive Stock Options and Performance-Based Options granted to purchase shares of Company Common Stock under the terms of the Plan.
2.25    Participant shall have the meaning set forth in Article V.
2.26    Performance-Based Option means an Option subject to attainment of performance goals over a performance period that, upon exercise or at any other time, would not result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code.
2.27    Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.02.
2.28    Restricted Share Right means a right to receive Company Common Stock subject to restrictions imposed under the terms of an Award granted pursuant to Article IX.
2.29    Rule 16b‑3 means Rule 16b‑3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.
2.30    Separation from Service means the voluntary or involuntary termination of a Participant’s employment with, or service to, the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any other similar transaction in which the Participant’s employer ceases to be the Company or a Subsidiary of the Company. Whether an authorized leave of absence or absence on military or government service, absence due to disability, or absence for any other reason shall constitute Separation from Service shall be determined in each case by the Administrator in its sole discretion.
2.31    Stock Appreciation Right means an Award granted in accordance with Article VII.
2.32    Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
Article III.
Administration
3.01    Administration. The Administrator of the Plan shall be the committee appointed by the Board which shall at all times consist of three (3) or more persons, each of which shall be members of the Board and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided under the Plan, any Award or any Award Agreement and shall have full power and authority to take all other actions and make all other determinations not inconsistent with the specific terms and provisions of the Plan that it deems necessary or appropriate to the administration of the Plan, any Award or Award Agreement, including without limitation, establishing and modifying administrative rules, imposing such conditions and restrictions on Awards as it determines appropriate and canceling Awards (including those made pursuant to other plans of the Company). All such actions and determinations of the Administrator must be made by the affirmative vote of a majority of the members of the Administrator. Unless otherwise expressly determined by the Board, the interpretation and construction by the Administrator of any provision of the Plan, any Award or any Award Agreement is final, binding and conclusive. The Administrator may delegate such of its powers and authority under the Plan as it deems appropriate to the Chief Executive Officer of the Company with respect to Awards, including the granting thereof, to individuals who are not Officers. Notwithstanding any provision of this Plan to the contrary, neither the Board nor the Administrator shall have the authority to take any of the following actions unless the stockholders of the Company have approved such action: (a) reduce the Purchase Price or Exercise Price of any outstanding Option or Stock Appreciation Right; (b) except as otherwise provided in Section 4.03, cancel any outstanding Option or Stock Appreciation Right in exchange for, or replace any outstanding Option or Stock Appreciation Right with, cash, another Award or any other consideration from the Company; and/or (c) take any other action that is treated as a repricing under generally accepted accounting principles.
3.02    Indemnification. Members of the Administrator shall be entitled to indemnification and reimbursement from the Company for any action or any failure to act in connection with service as Administrator to the full extent provided for or permitted by the Company’s articles of incorporation or bylaws or by any insurance policy or other agreement intended for the benefit of the Company’s officers, directors or employees or by any applicable law.

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3.03    Terms of Awards. Subject to other terms and conditions of the Plan, the Administrator has the full and final authority to:
a.designate Participants;
b.determine the type or types of Awards made to Participants;
c.determine the number of shares of Company Common Stock subject to any Award;
d.establish the terms and conditions of each Award, including without limitation, the Exercise Price or Purchase Price, the nature and duration of any restriction or condition relating to vesting, exercise, transfer or forfeiture of an Award or the shares subject to the Award, and any terms or conditions that may be necessary to remain exempt from the requirements of Section 409A of the Code or qualify Options as Incentive Stock Options; and
e.amend, modify or supplement the terms of any outstanding Award, provided, that, no such amendment, modification or supplement may cause an Award to violate Section 409A of the Code or, without the written consent of the Participant, impair the Participant’s vested rights under an Award Agreement.
Article IV.
Company Common Stock Issuable Pursuant to the Plan
4.01    Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is One Million Seven Hundred Fifty Thousand (1,750,000) shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed One Million (1,000,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.
4.02    Shares Subject to Terminated Awards. In the event that any Award at any time granted under the Plan is surrendered to the Company, terminated, forfeited, cancelled (other than in connection with the exercise of a tandem Stock Appreciation Right), expires before it has been fully exercised, or an award of Stock Appreciation Rights is exercised for cash, then all shares of Company Common Stock underlying such portion of the Award shall be added to the remaining number of shares of Company Common Stock available for issuance under the Plan. Shares of Company Common Stock tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for issuance under the Plan. Any shares of Company Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.
4.03    Adjustments to Reflect Capital Changes.
(a)    Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.
(b)    Sale or Reorganization. Upon consummation of a Business Combination in which the outstanding shares of Company Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Administrator may, in its discretion, take any one or more of the following actions as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to the holders of the Options, provide that all unexercised Options will terminate immediately prior to the consummation of the Transaction unless exercised by the Option holder within a specified period following the date of such notice, and/or (iii) in the event of a Business Combination under the terms of which holders of the Company Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Business Combination, make or provide for a cash payment to the Option holders equal to the difference between (A) the Merger Price times the number of shares of Company Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise prices of all such outstanding Options, in exchange for the termination of such Options. In the event Options will terminate upon consummation of the Transaction as provided in clause (ii) above, each Option holder shall be permitted, within a specified period determined by the Administrator, to exercise all non-vested Options, subject to the consummation of the Transaction.
(c)    Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation in which the Company or a Subsidiary of the Company shall be a surviving corporation, the Administrator may grant substituted Options under the provisions of the Plan, subject to the applicable requirements described in Section 424 of the Code or Section 1.409A-1(b)(5)(v)(D) of the Treasury regulations, replacing old Options granted under a plan of another party to the reorganization, merger or consolidation, where such party’s stock may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Administrator in its sole discretion. Any adjustments may provide for the elimination of any fractional shares which might otherwise have become subject to any Awards.

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Article V.
Participation
5.01    Eligible Employees. Participants in the Plan shall be the Officers and other employees of the Company or a Subsidiary as the Administrator, in its sole discretion, may designate from time to time to receive an Award. The Administrator’s designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
5.02    Special Provisions for Certain Non-Employees. Notwithstanding any provision contained in this Plan to the contrary, the Administrator may grant Awards under the Plan to non-employees who, in the judgment of the Administrator, render significant services to the Company or a Subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the Plan.
Article VI.
Option Awards
6.01    Power to Grant Options. The Administrator may grant to any Participant Options entitling the Participant to purchase shares of Company Common Stock at a price not less than the Fair Market Value of the shares on the Date of Grant, in such quantity and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Administrator. The Administrator may designate an Option as an Incentive Stock Option, a Non-Qualified Stock Option or a Performance-Based Option. The terms of any Option granted under this Plan shall be set forth in an Award Agreement. Notwithstanding any provision of this Plan to the contrary, (a) any Option awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3, and (b) subject to Sections 8.03 and 8.07, no Option may be exercisable prior to the first anniversary of the Date of Grant and no shares of Company Common Stock shall vest under an Option prior to the first anniversary of the Date of Grant.
6.02    Purchase Price of Options. The per share Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Option granted under the Plan may never be less than the Fair Market Value of such shares on the Date of Grant, provided, however, that in the case of an Incentive Stock Option granted to a Participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a Subsidiary of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Stockholder”), the Purchase Price must be at least one hundred and ten percent (110%) of the Fair Market Value of the Company Common Stock on the Date of Grant.
6.03    Designation of Incentive Stock Options. If the Administrator designates, at the Date of Grant, that the Option is an Incentive Stock Option under Section 422 of the Code, the following additional provisions apply.
(a)    Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) which would result in stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such Participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the Date of Grant. If the aggregate Fair Market Value (determined at the Date of Grant) of the shares subject to the Option, which first becomes exercisable in any calendar year and during this period exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit will be designated as an Incentive Stock Option and the remainder will be designated as a Non-Qualified Stock Option, but in all other aspects the Award Agreement will remain in full force and effect.
(b)    Other Incentive Stock Option Terms. Whenever possible, each provision in the Plan and in every Option granted under this Plan which is designated by the Administrator as an Incentive Stock Option will be interpreted in such a manner as to entitle the Option to the tax treatment afforded by Section 422 of the Code. If any provision of this Plan or any Option designated by the Administrator as an Incentive Stock Option does not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as is necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the Award Agreement will remain in full force and effect. If any Award Agreement covering an Option designated by the Administrator to be an Incentive Stock Option under this Plan does not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.
6.04    Rights as a Stockholder. The Participant or any transferee of an Option pursuant to Section 8.02 or Section 11.05 shall have none of the rights of a stockholder with respect to any shares of Company Common Stock covered by an Option until the Participant or transferee is the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights for which the record date is prior to the date the Participant is the holder of record.

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Article VII.
Stock Appreciation Rights
7.01    Power to Grant Stock Appreciation Rights. The Administrator is authorized to grant to any Participant a Stock Appreciation Right that entitles the Participant to receive, upon exercise thereof, a payment from the Company, payable as provided in Section 7.04, of an amount equal to the Incremental Value of the Stock Appreciation Rights. The Incremental Value of a single share of Company Common Stock is an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Company Common Stock on the date of exercise. The terms of any Stock Appreciation Right granted under the Plan, including the Exercise Price which may never be less than the Fair Market Value of the underlying share of Company Common Stock on the Date of Grant, will be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Stock Appreciation Right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.
7.02    Tandem Stock Appreciation Rights. The Administrator may grant to any Participant a Stock Appreciation Right covering any share of Company Common Stock which is, at the Date of Grant, also covered by an Option granted to the same Participant, either prior to or simultaneously with the grant to such Participant of the Stock Appreciation Rights, provided: (i) any Option covering any share of Company Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Rights with respect to the same share; (ii) any Stock Appreciation Rights covering any share of Company Common Stock shall not be exercisable upon the exercise of any related Option with respect to the same share; and (iii) an Option and Stock Appreciation Rights covering the same share of Company Common Stock may not be exercised simultaneously.
7.03    Exercise Price. In the case of a tandem Stock Appreciation Right, the Exercise Price established under any Stock Appreciation Right, as determined by the Administrator and set forth in the Award Agreement, may not be less than the Purchase Price of the related Option. Upon exercise of a tandem Stock Appreciation Right, the number of shares subject to exercise under a related Option will automatically be reduced by the number of shares of Company Common Stock represented by the Option or portion thereof which is surrendered as a result of the exercise of such Stock Appreciation Right.
7.04    Payment of Incremental Value. Any payment which may become due from the Company by reason of Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Administrator (i) all in cash, (ii) all in Company Common Stock, or (iii) in any combination of cash and Company Common Stock. In the event that all or a portion of the payment is made in Company Common Stock, the number of shares of the Company Common Stock delivered in satisfaction of such payment will be determined by dividing the amount of the payment by the Fair Market Value on the date of exercise. The Administrator may determine whether payment upon exercise of a Stock Appreciation Right will be made in cash or in stock, or a combination thereof, upon or at any time prior to the exercise of such Stock Appreciation Right. No fractional share of Company Common Stock will be issued to make any payment; if any fractional shares would be issuable, the mix of cash and Company Common Stock payable to the Participant will be adjusted as directed by the Administrator to avoid the issuance of any fractional share.
Article VIII.
Terms of Options and Stock Appreciation Rights
8.01    Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:
(a)    Expiration Date of the Award as provided in the Award Agreement; or
(b)    Termination of the Award as provided in Section 8.02; or
(c)    In the case of an Incentive Stock Option, the tenth (10th) anniversary of the Date of Grant, unless the Participant is a 10% Stockholder in which case on the fifth (5th) anniversary of the Date of Grant; or
(d)    Solely in the case of tandem Stock Appreciation Rights, upon the Expiration Date of the related Option.
8.02    Exercise on Death or Separation from Service.
(a)    Unless otherwise provided in the Award Agreement, in the event of the death, disability or retirement of a Participant while an employee of the Company or a Subsidiary of the Company, the right to exercise all unexpired Awards shall be accelerated and shall vest as of the date of death, disability or retirement (as applicable), and, except as provided in Section 8.02(c) below, the Participant’s Awards may be exercised by the Participant or his Beneficiary at any time within one year after the date of the Participant’s death, disability or retirement, as applicable.
(b)    Unless otherwise provided in the Award Agreement, in the event of Participant’s Separation from Service at any time for any reason other than death, disability, retirement or for Cause, an Award may be exercised, but only to the extent it was otherwise exercisable, on the date of Separation from Service, within ninety days after the date of Separation from Service. In the event of the death of the Participant within the ninety-day period following Separation from Service, his Award may be exercised by his Beneficiary within the one-year period provided in subparagraph 8.02(a) above.
(c)    With respect to an Award which is intended to constitute an Incentive Stock Option, upon Separation from Service, such Award shall be exercisable as provided in Section 422 of the Code.

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(d)    In the event that a Participant’s Separation from Service is for Cause, the Participant’s Award Agreements and underlying Awards will terminate immediately upon Separation from Service.
8.03    Acceleration of Exercise Time. The Administrator, in its sole discretion shall have the right (but shall not in any case be obligated) to permit purchase of shares of Company Common Stock under any Award prior to the time such Award would otherwise become exercisable under the terms of the Award Agreement; provided, however, that an Award shall not be exercisable prior to the first anniversary of the Date of Grant except in the case of the Participant’s death, disability or retirement or in connection with a Change of Control Event.
8.04    Extension of Exercise Time. The Administrator, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Award granted under this Plan to be exercised after its Expiration Date or after the period set forth in Section 8.02, subject, however, to the limitations described in Section 8.01 (c) and (d).
8.05    Prohibited Modification or Extension of Options. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, no Option may be modified, extended or renewed if such modification, extension or renewal would be considered as the granting of a new Option. Thus, an Option that is designated as an Incentive Stock Option may only be modified, extended, or renewed in compliance with section 424(h) of the Code and the related Treasury regulations under section 1.424-1(e), and an Option that is designated as a Non-Qualified Stock Option or a Performance-Based Option may only be modified, extended, or substituted in compliance with Treasury regulations under section 1.409A-1(b)(5)(v).
8.06    Conditions for Exercise. An Award Agreement may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments which may be cumulative) as may be determined by the Administrator at the Date of Grant.
8.07    Change of Control Event. Unless otherwise provided in the Award Agreement, and subject to such other terms and conditions as the Administrator may establish in the Award Agreement, upon the occurrence of a Change of Control Event, irrespective of whether or not an Award is then exercisable, all outstanding Options shall automatically become fully vested and exercisable and all restrictions applicable to any other Award shall lapse and be of no further force or effect.
8.08    Exercise Procedures.
(a)    An Option that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. Such notice must specify the number of shares with respect to which the Option is being exercised and must be accompanied by payment in full of the Purchase Price of the shares of Company Common Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the Option (or portion thereof) being exercised.
(b)    Notwithstanding the prior provision, the Administrator may (but need not) permit payment to be made by delivery to the Company of either (i) shares of Company Common Stock (including shares issuable to the Participant pursuant to the exercise of the Option), (ii) any combination of cash and shares of Company Common Stock, or (iii) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Company Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer.) In the event that any Company Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares transferred. The Participant may not transfer to the Company in satisfaction of the Purchase Price (y) a number of shares which when multiplied times the Fair Market Value as of the date of exercise would result in a product greater than the Purchase Price or (z) any fractional share of Company Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and used for any proper corporate purpose. Unless the Administrator shall otherwise determine, any Company Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.
(c)    A Stock Appreciation Right that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. The Administrator will determine whether the appreciation in a Stock Appreciation Right will be paid in the form of cash, shares of Company Common Stock or a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Company Common Stock to be issued to the Participant, shares of Company Common Stock will be valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right. If shares of Company Common Stock are issued to a Participant, cash will be paid in lieu of any fractional share.
(d)    In the event that an Option or Stock Appreciation Right is being exercised by a Beneficiary, or any other person pursuant to Section 11.05, appropriate proof of the right of such person to exercise the Option or Stock Appreciation Right must be provided to the Company.

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Article IX.
Restricted Share Awards
9.01    Power to Grant Restricted Share Right. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such Participant to receive shares of Company Common Stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant. The terms of any Award of Restricted Stock granted under the Plan shall be set forth in an Award Agreement.
9.02    Duration of Restricted Share Rights. During a period established by the Administrator and set forth in a Participant’s Award Agreement, (the “Restriction Period”) the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares Restricted Stock. Subject to Section 8.07, a Restriction Period will commence on the Date of Grant and will not expire prior to the first (1st) anniversary of the Date of Grant. Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in the Plan or an Award Agreement will be ineffective.
9.03    Forfeiture of Restricted Share Rights. Subject to Section 9.05, an Award of a Restricted Share Right will terminate and any unvested shares will be forfeited unless the Participant (a) remains employed by the Company or a Subsidiary until the expiration of the Restriction Period, and (b) satisfies any other conditions set forth in the Award Agreement. If the Award Agreement so provides, in the case of the Participant’s death, disability or retirement prior to the expiration of the Restriction Period, any Restricted Stock will immediately vest and any restrictions will lapse as of the date of the Participant’s death, disability or retirement.
9.04    Delivery of Shares upon Vesting. Upon the lapse of the restrictions established in the Award Agreement, the Participant shall be entitled to receive, without payment of any cash or other consideration, certificates for the number of shares of Company Common Stock covered by the Award.
9.05    Waiver or Modification of Forfeiture Provisions. The Administrator has full power and authority to modify or waive any or all terms, conditions or restrictions (other than the minimum Restriction Period set forth in Section 9.02) applicable to any Restricted Share Right granted to a Participant under the Plan; provided, that, no modification shall, without consent of the Participant, adversely affect the Participant’s rights thereunder and no modification shall reduce the employment requirement to less than one (1) year, except in the case of the Participant’s death, disability or retirement or a Change of Control Event.
9.06    Rights as a Stockholder. Unless otherwise provided in the Award Agreement, no person shall have any rights as a stockholder with respect to any shares subject to Restricted Share Rights until such time as the person shall have been issued a certificate for such shares.
Article X.
Other Stock Based Awards
10.01    Grant of Other Awards. Other Awards of shares of Company Common Stock or other securities of the Company and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Company Common Stock (“Other Awards”) may be granted either alone or in addition to or in conjunction with Options or Stock Appreciation Rights under the Plan. Subject to the provisions of the Plan, the Administrator shall have the sole and complete authority to determine the persons to whom and the time or times at which Other Awards shall be made, the number of shares of Company Common Stock or other securities, if any, to be granted pursuant to such Other Awards, and all other conditions of such Other Awards. Any Other Award shall be confirmed by an Award Agreement executed by the Administrator and the Participant, which agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of this Plan with respect to the Other Award.
10.02    Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Other Awards made pursuant to this Article X shall be subject to the following:
(a)    Any shares of Company Common Stock subject to such Other Awards may not be sold, assigned, transferred or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and
(b)    If specified by the Administrator and the Award Agreement, the recipient of an Other Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Company Common Stock or other securities covered by the Other Award; and
(c)    The Award Agreement with respect to any Other Award shall contain provisions providing for the disposition of such Other Award in the event of Separation from Service prior to the exercise, realization or payment of such Other Award, with such provisions to take account of the specific nature and purpose of the Other Award.
Article XI.
Terms Applicable to All Awards
11.01    Award Agreement. The grant and the terms and conditions of the Award shall be set forth in an Award Agreement between the Company and the Participant. No person shall have any rights under any Award granted under the Plan unless and until the Administrator and the Participant to whom the Award is granted have executed and delivered an Award Agreement expressly granting the Award to such person and setting forth the terms of the Award.

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11.02    Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Administrator have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.
11.03    Modification of Award After Grant. Except as provided in Section 4.03, the terms of any Award granted under the Plan may not be changed after the granting of such Award without the express written approval of the Participant and the Administrator. No modification may be made to an Award granted to an Officer except in compliance with Rule 16b‑3. No modification to the terms of an Award may result in the direct or indirect reduction in the Purchase Price or the Exercise Price of the stock right below the Fair Market Value of the shares on the Date of Grant.
11.04    Taxes. The Company is entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to any amount payable and/or shares issuable under a Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or stock upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for such tax. The amount of such withholding or tax payment shall be determined by the Administrator (the Participant shall provide to the Company such information as the Company may require to determine the amounts) and, unless otherwise provided by the Administrator, will be payable by the Participant at the time of issuance or payment in accordance with the following rules:
(a)    A Participant shall have the right to elect to meet his or her withholding requirement by: (1) having the Company withhold from such Award the appropriate number of shares of Company Common Stock, rounded out to the next whole number, the Fair Market Value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements; or (2) direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award.
(b)    In the event that an Award or property received upon exercise of an Award has already been transferred to the Participant on the date upon which withholding requirements apply, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding requirements.
(c)    If permitted under applicable federal income tax laws, a Participant may elect to be taxed in the year in which an Award is exercised or received, even if it would not otherwise have become taxable to the Participant. If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service no later than thirty days from the date of exercise or receipt of Restricted Stock. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.
11.05    Limitations on Transfer. Except as otherwise provided in this Section 11.05, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution. During the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative or attorney-in-fact) may exercise the Participant’s rights under the Plan. The Participant’s Beneficiary may exercise a Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 11.05. Options which are transferred pursuant to this Section 11.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.
11.06    General Restriction. Notwithstanding anything to the contrary herein, the Company shall have no obligation or liability to deliver any shares of Company Common Stock under the Plan or to make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations of the New York Stock Exchange and Section 409A of the Code.
11.07    Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve; provided, however, that the Administrator may not, without stockholder approval, permit the exchange or surrender of Awards, whether for cash or other Awards, that would directly or indirectly reprice the surrendered Award. Notwithstanding anything to the contrary contained in the Plan, the Administrator may not, without stockholder approval, grant new Awards to a Participant with Exercise Prices or Purchase Prices, as the case may be, lower than the Exercise Prices or Purchase Prices, as the case may be, of current Awards held by such Participant on the condition that such Participant surrender such current Awards to the Company.
11.08    Maximum Awards. The maximum number of shares of Company Common Stock granted to any employee that is a “covered employee” (within the meaning of Section 162(m) of the Code) under the Plan each year is 200,000 shares of Company Common Stock (subject to adjustment as provided in Section 4.03) or $5,000,000 in the case of Awards settled in cash.

2022 Proxy Statement	123

Appendix D - 2015 Equity Incentive Plan
Article XII.
General Provisions
12.01    Amendment and Termination of Plan.
(a)    Amendment. The Board shall have complete power and authority to amend the Plan at any time and to add any other stock based Award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company: (i) make any amendment which requires stockholder approval under any applicable law, including Rule 16b‑3 or the Code or which, unless approved by the requisite affirmative approval of stockholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any Performance-Based Option; (ii) reduce the Purchase Price or Exercise Price of any outstanding Option or Stock Appreciation Right; (iii) except as otherwise provided in Section 4.03, cancel any outstanding Option or Stock Appreciation Right in exchange for, or replace any outstanding Option or Stock Appreciation Right with, cash, another Award or any other consideration from the Company; and/or (iv) take any other action that is treated as a repricing under generally accepted accounting principles. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company’s bylaws.
(b)    Termination. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable if the Plan had not been terminated.
12.02    No Right To Employment. No employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary of the Company.
12.03    Compliance with Rule 16b‑3. It is intended that the Plan be applied and administered in compliance with Rule 16b‑3. If any provision of the Plan would be in violation of Rule 16b‑3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b‑3, as determined by the Administrator. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b‑3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b‑3.
12.04    Securities Law Restrictions. The shares of Company Common Stock issuable pursuant to the terms of any Awards granted under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock upon exercise of an Award unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Administrator in its sole discretion. The Administrator may require any person who is granted an Award hereunder to represent and agree with the Company in writing that if such shares are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares issued upon exercise of the Award for investment, and not with the view toward distribution.
12.05    Captions. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.
12.06    Severability. Whenever possible, each provision in the Plan and every Award Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award Agreement is held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.
12.07    No Strict Construction. No rule of strict construction shall be implied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Administrator.

124	Sun Communities, Inc.

Appendix D - 2015 Equity Incentive Plan
12.08    Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith except to the extent such law is preempted by federal law.
12.09    Section 409A of the Code.
(a)    Awards granted under the Plan are intended to be exempt from Section 409A of the Code. To the extent that the Plan or any Award is not exempt from the requirements of Section 409A, the Plan or such Award is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non−exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change of Control Event or the Participant's disability or Separation from Service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control Event, disability or Separation from Service meet the description or definition of “change in control event,” “disability” or “separation from service,” as applicable, set forth in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change of Control Event, disability or Separation from Service. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change of Control Event, disability or Separation from Service, as applicable.
(c)    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A−1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Administrator shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant's Separation from Service during a period in which the Participant is a “Specified Employee”, then, subject to any permissible acceleration of payment by the Administrator under Treas. Reg. Section 1.409A−3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's Separation from Service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s Separation from Service (or, if the Participant dies during such period, within 30 days after the Participant’s death); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of such delay period.

2022 Proxy Statement	125

27777 Franklin Road, Suite 200 • Southfield, Michigan 48034
www.suncommunities.com • NYSE: SUI

SUN COMMUNITIES, INC.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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D77991-P65821

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SUN COMMUNITIES, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Gary A. Shiffman	☐	☐	☐
1b. Tonya Allen	☐	☐	☐
1c. Meghan G. Baivier	☐	☐	☐
1d. Stephanie W. Bergeron	☐	☐	☐
1e. Brian M. Hermelin	☐	☐	☐
1f. Ronald A. Klein	☐	☐	☐
1g. Clunet R. Lewis	☐	☐	☐
1h. Arthur A. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐
3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
4. To approve the first amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan.	☐	☐	☐

NOTE: The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and 10-K Wrap are available at www.proxyvote.com.

D77992-P65821

SUN COMMUNITIES, INC.
Annual Meeting of Shareholders
May 17, 2022 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as attorneys and proxies of the undersigned shareholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held live via webcast at www.virtualshareholdermeeting.com/SUI2022 on Tuesday, May 17, 2022 at 11:00 a.m. EDT, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side